               AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 2009
COMMISSION FILE NO.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
_____________________

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________

IMAGING DIAGNOSTIC SYSTEMS, INC.

(Exact Name of Registrant As Specified In Its Charter)

Florida	3845	22-2671269
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer I.D. Number)
	Classification Code Number)

5307 NW 35TH TERRACE
FORT LAUDERDALE, FLORIDA 33309
(954) 581-9800
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
__________________________________

Linda B. Grable, Chief Executive Officer
IMAGING DIAGNOSTIC SYSTEMS, INC.
5307 NW 35TH TERRACE
FORT LAUDERDALE, FLORIDA 33309
(954) 581-9800
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copy to:
Robert B. Macaulay, Esquire
CARLTON FIELDS, P.A.
4000 INTERNATIONAL PLACE
100 S.E. SECOND STREET
MIAMI, FLORIDA 33131
Tel: (305) 530-0050
Fax: (305) 530-0055

Approximate date of commencement of proposed sale to the public: From time to time, at the discretion of the selling shareholder after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non- accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.
☐ Large accelerated filer	☒ Accelerated filer
☐ Non Accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

Calculation Of Registration Fee

Title OF Each Class Of Securities To Be Registered	Amount to be registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)
Common Stock, no par value (2)	150,000,000	$0.022	$3,300,000.00	$129.69
TOTAL	150,000,000	$0.022	$3,300,000.00	$129.69

(1) Estimated solely for purposes of calculating the registration fee according to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average bid and ask price of our common stock on the NASDAQ Electronic Bulletin Board on January 7, 2009.
(2) In the event that the shares registered in this prospectus are insufficient to meet the delivery requirement at the actual time of the put date settlement, we will file a new registration statement to register the additional shares.
(3) All of the shares of common stock registered in this registration statement will be sold by the selling security holder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January__, 2009

PROSPECTUS

IMAGING DIAGNOSTIC SYSTEMS, INC.

150,000,000 shares of common stock

This prospectus is part of the registration statement we filed with the Securities and Exchange Commission using a “shelf” registration process.  This means:

•
We may issue up to 150,000,000 shares of our common stock pursuant to our $15 million Sixth Private Equity Credit Agreement dated April 21, 2008 (the “Sixth Private Equity Credit Agreement”) between us and the selling stockholder, Charlton Avenue LLC (“Charlton”), for which we would receive gross proceeds of approximately $3.3 million upon the exercise of our put options.  See “Financing/Equity Line of Credit”.

•
Proceeds from our exercise of the put options would be used for general corporate purposes.  Charlton is an “underwriter” within the meaning of the Securities Act of 1933 in connection with its sales of our common stock acquired under the Sixth Private Equity Credit Agreement.

•	Our common stock is traded on the OTC Bulletin Board under the symbol "IMDS".
•	On January 7, 2009 the closing bid price of our common stock on the OTC Bulletin Board was $0.021.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

__________________________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________________________________________

The date of this prospectus is January__, 2009

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements include, among others, statements relating to our business strategy, which is based upon our interpretation and analysis of trends in the healthcare industry, especially those related to the diagnosis and treatment of breast cancer, and upon management’s ability to successfully develop and commercialize its principal product, the CTLM®.  This strategy assumes that the CTLM® will prove useful, from both medical and economic perspectives, for assisting in the diagnosis of breast cancer and in managing the course of breast cancer treatment.  This strategy also assumes that we will be able to obtain Food and Drug Administration (“FDA”) and the relevant foreign approvals which are needed to market the CTLM®.  It assumes that we will be able to raise the capital necessary to finance the further development and commercialization of the CTLM®.  Many known and unknown risks, uncertainties and other factors, including, but not limited to, technological changes and competition from new diagnostic techniques, changes in general economic conditions, healthcare reform initiatives, legal claims, regulatory changes and risk factors detailed from time to time in our Securities and Exchange Commission filings may cause these assumptions to prove incorrect and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information in this document and the documents incorporated by reference in this document.  You should carefully review the more detailed information and financial statements included in this document or incorporated by reference in this document.  The summary is not complete and may not contain all of the information you may need to consider before investing in our common stock.  We urge you to carefully read this document and the documents incorporated by reference, including the "Risk Factors" and the financial statements and their accompanying notes.

The Company

Imaging Diagnostic Systems, Inc. (“IDSI”) is a development stage medical technology company.  Since its inception in December 1993, we have been engaged in the development and testing of a Computed Tomography Laser Breast Imaging System for detecting breast cancer (CT Laser Mammography or, "CTLM®").  We are currently in the process of commercializing the CTLM® in certain international markets where approvals to market have been secured although CTLM® is not yet approved for sale in the US.  CTLM® is a Class III medical device and we are continuing efforts to secure the Food and Drug Administration’s PreMarket Approval based upon clinical studies.  CTLM® studies have been declared a Non-Significant risk (NSR) study when used for our intended use.

The CTLM® system is a CT-like scanner, but its energy source is a laser beam and not ionizing x-radiation such as is used in conventional x-ray mammography or CT scanners.  The advantages of imaging without ionizing radiation may be significant in our markets.  CTLM® is an emerging new imaging modality offering the potential of molecular functional imaging, which can visualize the process of angiogenesis which may be used to distinguish between benign and malignant tissue.  X-ray mammography is a well-established method of imaging the breast but has limitations especially in dense breast cases.  Ultrasound is often used as an adjunct to mammography to help differentiate tumors from cysts or to localize a biopsy site.  The CTLM® is being marketed as an adjunct to mammography not a replacement for it, to provide the radiologist with additional information to manage the clinical case.  We believe that the adjunctive use of CT Laser Mammography may help diagnose breast cancer earlier, reduce diagnostic uncertainty especially in mammographically dense breast cases, and may help decrease the number of biopsies performed on benign lesions.  The CTLM® technology is unique and patented.  We intend to develop our technology into a family of related products.  We believe these technologies and clinical benefits constitute substantial markets for our products well into the future.

As of the date of this prospectus, we have had no substantial revenues from our operations and have incurred net losses applicable to common shareholders since inception through September 30, 2008 of approximately $103,376,120 after discounts and dividends on preferred stock.  We anticipate that losses from operations will continue for at least the next 12 months, primarily due to an anticipated increase in marketing and manufacturing expenses associated with the international commercialization of the CTLM®, expenses associated with our FDA Pre-Market Approval (“PMA”) process, and the costs associated with advanced product development activities.  We had planned on submitting our PMA application to the FDA in December 2008; however, due to unforeseen delays in data collection, our expected filing date has been pushed out into the first quarter of 2009.  Since we rely on outside experts in data management, monitoring, biostatistics and FDA matters, there can be no assurance that we will be able to timely submit the application.  Further, there can be no assurance that we will obtain the PMA; that the CTLM® will achieve market acceptance or that sufficient revenues will be generated from sales of the CTLM® to allow us to operate profitably.

Corporate Information

Our executive offices are located at 5307 NW 35th Terrace, Fort Lauderdale, Florida 33309, and our telephone number is (954) 581-9800.  Our website is www.imds.com; however, information on our website is not, and should not be considered, part of this prospectus.  Our SEC filings are available on www.sec.gov.

CTLM® DEVELOPMENT HISTORY, REGULATORY AND CLINICAL STATUS

Since inception, the entire mission of IDSI was to further develop and refine the CT Laser Mammography system which was invented in 1989 by our late co-founder, Richard J. Grable.  The 1994 prototype was built on a platform using then state-of-the-art computer processors which were slow and lasers which were very sensitive to temperature changes and required frequent calibration and servicing.

In order to market and sell the CTLM® in the United States, we must obtain marketing clearance from the Food and Drug Administration.  A Pre-Market Approval (PMA) application must be supported by extensive data, including pre-clinical and clinical trial data, as well as evidence to prove the safety and effectiveness of the device.  Under the Food, Drug, and Cosmetic Act, the FDA has 180 days to review a submitted PMA application, although in certain cases the FDA may increase that time period through requests for additional information or clarification of existing information.

We received FDA approval to begin our non-pivotal clinical study in February 1999.  The first CTLM® was installed at Nassau County (NY) Medical Center in July 1999 and a second CTLM® was installed at the University of Virginia Health System.  We submitted the non-pivotal clinical data to the FDA in May 2001.  In spite of our efforts to control operating temperatures with thermal cooling cabinets for the lasers and voltage stabilizers to control power, our engineering team led by Mr. Grable decided that they would re-design the CTLM® system into a compact, robust system using surface-mount technology for the electronics and a solid state diode laser that did not require a separate chiller to control its operating temperature.  It was a case where technology had to catch up with the invention.  Unfortunately, Mr. Grable passed away unexpectedly in 2001.   It took several years to re-design and test, but our efforts were successful, and we began to collect the clinical data necessary to file the PMA application. The application was filed in April 2003.

In August 2003, we received a letter from the FDA citing some deficiencies in the PMA application.  Initially we planned on submitting an amendment to make the PMA approvable and received an extension of time in March 2004 to respond with the amendment.  In October 2004, we made a decision to withdraw our current PMA application and resubmit the entire package in a simpler and more clinically and technically robust filing.  The new PMA application would contain a rephrased intended use statement better supported by our data, the inclusion of new clinical cases to improve the biometrics, and with a new clinical protocol to fully support the adjunctive use of CTLM® in clinical mammography settings.

In November 2004, we received a letter from the FDA stating that it had determined that the CTLM® proposed clinical investigation was a non-significant risk (NSR) device study. We believed this new classification would be helpful in securing new research and development collaborative agreements.

In January 2005 we determined that the clinical study we intended to submit to the FDA did not, in our opinion, adequately reflect the capabilities of CTLM® as an adjunctive mammography tool.  The clinical cases were collected on CTLM® systems dating back to 2001.  Since that time we had developed significant improvements in the scanning subsystems, image reconstruction and image display software.  We had also improved quality assurance routines to ensure better operator and physician training, and improved image quality control.  We therefore announced our intention to collect data using our latest systems because we believed the results would yield a stronger study to support our PMA application.  Consequently, we decided to install updated CTLM® systems in the U.S. which extended the time to actual PMA submission from what we were earlier anticipating, but we believed this approach would better support the application.

We reported in our Prospectus dated December 27, 2005 that we experienced further delays because of difficulties in designing a revised clinical protocol and in enlisting hospitals and imaging centers to participate in acquiring new clinical cases.  In spite of the delays we experienced in obtaining the necessary approvals from the hospitals and their respective Institutional Review Boards (“IRB”), we made good progress in advancing PMA activities.  We further reported on March 23, 2006 that changes would be incorporated to bring the CTLM® system to its most current design level.  Those changes were made and do, we believe, improve the device’s image quality and reliability.  Upgraded CTLM® systems were installed at our U.S. clinical sites and data collection is proceeding in accordance with our clinical protocol.  We are continuing to research and develop CTLM® technologies to advance the state-of-art of this new imaging modality.  As of December 2008, 10 clinical sites have participated in the clinical trials and we are concluding the data collection and plan to submit the PMA application in its entirety to the FDA in the first quarter of 2009.

The development chronology stated above details how complicated the process is to develop a brand new medical imaging technology.  We believe that we have a strong patent portfolio and are the world leader in optical tomography.  We have received marketing approval in China and Canada, the CE Mark for the European Union, ISO 9001:2000 registration, ISO 13485:2003 registration, UL Electrical Test Certificate, and Product registrations in Brazil and Argentina.  Worldwide our end users have completed more than 14,000 patient scans and we have sold 13 CTLM® systems.  Our decision to fund the Company through the sale of equity has enabled us to reach this important milestone.  We plan on using the proceeds from our sale of Secured Senior Convertible Debentures to Whalehaven Capital LLC and Alpha Capital Anstalt, from those investors’ exercise of warrants, and from our exercise of put options under the Sixth Private Equity Credit Agreement to finance some or all of our funding needs through completion and filing of the PMA application.  Additional financing may be required before and after the filing of the PMA application, which we expect to occur in the first quarter of 2009.

Clinical Collaboration Sites Update

CTLM® Systems have been installed and patients are being scanned under clinical collaboration agreements as follows:

1)	Humboldt University of Berlin, Charité Hospital, Berlin, Germany
2)	The Comprehensive Cancer Centre, Gliwice, Poland (Two Systems)
3)	Catholic University Hospital, Rome, Italy
4)	Friendship Hospital, Beijing, Peoples Republic of China
5)	Tianjin Medical University’s Cancer Institute and Hospital, Tianjin, China

We are in discussions with other hospitals and clinics wishing to participate in our clinical collaboration program. We have been commercializing the CTLM® in many global markets and we previously announced our plans to set up this network to foster research and to promote the technology in local markets.  We will continue to support similar programs outside of the United States.  These investments may accelerate CTLM® market acceptance while providing valuable clinical experiences.

Other Recent Events

In December 2007, we announced that Tim Hansen would retire as Chief Executive Officer (“CEO”) and Director effective January 1, 2008.  Mr. Hansen became our CEO and Director in July 2004.  He agreed to a limited term consulting agreement to aid in our transition process.  That agreement was terminated by the Board of Directors on March 7, 2008.  Pending appointment of a new CEO, the Board formed an Executive Committee comprised of Allan

Schwartz, Executive Vice President & CFO, Deborah O’Brien, Senior Vice President, Co-Chairman Patrick Gorman and Co-Chairman Jay Bendis to manage the Company.

In January 2008, we announced that we exhibited CTLM® clinical images at Arab Health 2008 in Dubai, United Arab Emirates, from January 28-31.  CTLM® technology was featured during the Molecular Imaging Conference, one of 17 conferences on specialized areas featured at Arab Health.  Professor Eric Milne detailed the principles of imaging the breast with CTLM® in his presentation, “Optical Imaging: Computed Tomographic Laser Mammography of the Breast.”  A second presentation was made by Professor Paolo Belli from Catholic University in Rome, Italy titled, “Clinical Experience with Computed Tomography Laser Mammography Breast Scanning System.”  Approximately 50,000 medical professionals attended Arab Health, the world’s largest multi-track healthcare Congress.

On February 27, 2008 Edward Rolquin retired from our Board of Directors.

In March 2008, we announced that we exhibited our CTLM® technology at the European Congress of Radiology (ECR) in Vienna, Austria from March 7th to the 11th at Expo E #566.  ECR is one of the largest medical meetings in Europe and the second largest radiology meeting in the world and was expected to attract an estimated 17,000 participants from 94 countries.

In March 2008, we closed the sale of our commercial building for $4.4 million to Bright Investments, LLC (“Bright”) who is an unaffiliated third-party.  In connection with the sale, we entered into a lease of the property with Bright.

In April 2008, we received and accepted the resignations of our three outside directors: Jay Bendis; Patrick Gorman; and Sherman Lazrus.  These resignations were tendered as a condition of funding by outside funding sources.  In connection with their resignations, these directors received full vesting on the options for 200,000 shares each, which we granted in late 2007 and early 2008.  Linda B. Grable, a co-founder of IDSI and former Chairman of the Board and CEO, who retired in April 2004, agreed to come out of retirement to serve as the Company’s Chairman of the Board and Interim CEO.  On April 28, 2008, we entered into a two-year employment agreement (the “Agreement”) and an accompanying stock option agreement with Linda B. Grable, Chairman of the Board and Interim Chief Executive Officer.  The Agreement is for a two-year term commencing April 16, 2008, and provides an annual base salary of $144,000 per annum.  The option agreement provides an option to purchase 1,000,000 shares of the Company’s common stock which shall vest and become exercisable in one year from the date of the grant.  The option exercise price per share is $.045.

We also announced that we entered into a new “Sixth Private Equity Credit Agreement” dated April 21, 2008 with Charlton Avenue, LLC which replaced our Fifth Private Equity Credit Agreement that expired on March 21, 2008.

The terms of the Sixth Private Equity Credit Agreement are substantially similar to the terms of the prior Fifth Private Equity Credit Agreement and include the following:

•
The put option price is 93% of the three lowest closing bid prices in the 10-day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche (the “Valuation Period”);

•	The commitment period is three years from the effective date of a registration statement covering the Sixth Private Equity Credit Agreement shares;
•	The maximum commitment is $15,000,000; and
•	There is no minimum commitment amount.

Since July 2000, Charlton Avenue LLC (“Charlton”) has provided substantially all of our necessary funding through the private placement sale of convertible preferred stock and common stock through various private equity credit agreements.

On April 29, 2008, we gave six months prior written notice of termination of our lease of our Plantation, Florida facility.  On June 2, 2008, we executed a Business Lease Agreement with Ft. Lauderdale Business Plaza Associates, an unaffiliated third-party, for 9,870 square feet of commercial office and manufacturing space at 5307 NW 35th Terrace, Ft. Lauderdale, Florida.  The term of the lease is five years and one month, with the first monthly rent payment due September 1, 2008, with an option to renew for one additional period of three years.  The monthly base rent for the initial year is $6,580 plus applicable sales tax.  During the term and any renewal term of the lease, the base annual rent shall be increased each year.  Commencing with the first day of August 2009 and each year thereafter, the base annual rent shall be cumulatively increased by 3.5% each lease year plus applicable sales tax.  IDSI will also be obligated to pay as additional rent its pro-rata share of all common area maintenance expenses, which is estimated to be $3,084.37 per month for the first 12 months of the lease.  The total monthly rent including Florida sales tax for the first 12 months is $10,244.23.  Upon the execution of the lease, we paid the first month's rent of $10,244.23 and a security deposit of $13,160.00.  In August 2008, we moved into our new headquarters facility.  We believe that our new facility is adequate for our current and reasonably foreseeable future needs and provides us with a monthly cost savings of $23,196 per month.  We intend to assemble the CTLM® at our facility from hardware components that will be made by vendors to our specifications.

Laser Imager for Lab Animals

Our Laser Imager for Lab Animals “LILA™” program is an optical helical micro-CT scanner in a third-generation configuration.  The system was designed to image numerous compounds, especially green fluorescent protein, derived from the DNA of jellyfish.  The LILA scanner is targeted at pharmaceutical developers and researchers who monitor cancer growth and who use multimodality small animal imaging in their clinical research.

IDSI’s strategic thrust for the LILA project changed, as we decided to focus on women’s health business markets with a family of CTLM® systems and related devices and services.  The animal imager did not fit our business model although the fundamental technology is related to the human breast imager.  Consequently, we sought to align the project with a company already in the animal imaging market that might complete the LILA and commercialize it.

On August 30, 2006 we announced an exclusive license agreement under which Bioscan, Inc. would integrate LILA technology into their animal imaging portfolio.  Under the agreement we would transfer technology to Bioscan by December 2006 upon receipt of the technology transfer fee.  We have received full payment of $250,000 for the technology transfer fee.  The agreement also provides for royalties on future sales.  Bioscan has commenced its work on the LILA project; however, there can be no assurance that it will be successful or that we will receive any royalties from Bioscan.

THE OFFERING

Securities Offered by Selling Security Holders

Common Stock	150,000,000

Equity Securities Outstanding(1)

Common Stock(1),(2)	405,723,338
Debenture Shares(2)	45,708,962
Warrants(2)	17,888,888
Options(3)	24,921,232

(1)	The total number of equity shares outstanding as of January 7, 2009. Our authorized common stock is 950,000,000 shares.

(2)
The total number of shares of common stock does not include (i) 12,478,193 shares of common stock issuable upon conversion of the $225,000 remaining principal balance of our senior secured convertible debentures dated August 1, 2008, or upon payment of interest on the debentures; (ii) 33,230,770 shares of common stock covered by this prospectus and issuable upon the conversion of our outstanding $400,000 senior secured convertible debentures dated November 20, 2008, or upon payment of interest on the debentures; (iii) 17,888,888 shares issuable upon exercise of our outstanding warrants; and (iv) 24,921,232 shares of common stock subject to outstanding options.

(3)
The options were issued in connection with our stock option plans and/or in connection with some of our employment agreements and the sale of our commercial property in Plantation, Florida.  The exercise prices of the options range from $.035 to $2.77 per share.

RISK FACTORS

An investment in the common stock offered is highly speculative and involves a high degree of risk.  Accordingly, you should consider all of the risk factors discussed below, as well as the other information contained in this document.  You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risks associated with our financial results

We have incurred and are incurring significant losses and we may not be able to continue our business in the future.

At September 30, 2008, we had an accumulated deficit of $103,376,120 after discounts and dividends on preferred stock.  These losses have resulted principally from costs associated with research and development, clinical trials and from general and administrative costs associated with our operations.  We expect operating losses will continue for at least the next 12 months due primarily to the anticipated expenses associated with:

•	demonstrator sites
•	clinical collaboration sites
•	pre-market approval process,
•	anticipated commercialization of the CTLM®, and
•	other research and development programs

We have a limited history of operations.  Since our inception in December 1993, we have been engaged principally in the development of the CTLM®, which has not been approved for sale in the United States.  While we have received FDA export approval for foreign sales, we have made only 13 foreign sales.  Consequently, we have limited experience in manufacturing, marketing and selling our products.  We currently have no source of material operating revenues and have incurred substantial net operating losses since inception.

Our auditors have raised substantial doubts as to our ability to continue as a going concern as we have not been and may not be able to be profitable.

We have received an opinion from our auditors stating that the fact that we have suffered substantial losses and have yet to generate an internal cash flow raises substantial doubt about our ability to continue as a going concern.  Our ability to achieve profitability will depend on our ability to obtain regulatory approvals for the CTLM®, develop the capacity to manufacture and market the CTLM® and achieve market acceptance of the CTLM®.  There can be no assurance we will achieve profitability if and when we receive regulatory approvals for the development, commercial manufacturing and marketing of the CTLM®.

Risks associated with our lack of capital

We require additional capital which we may be unable to raise which may cause us to stop or cut back our operations.

Through September 30, 2008 we have spent approximately $103 million.  Our currently estimated annual expenses are approximately $7.2 million.  In the year following receipt of marketing clearance for our CTLM® from the FDA, we anticipate that we will need approximately $5 million to complete all necessary stages in order to manufacture and market the CTLM® in the United States and foreign countries.  We plan on using the net proceeds raised from the sale of common stock through our Sixth Private Equity Credit Agreement and additional financings to develop and market this product family, including funds for:

•	research, engineering and development programs,
•	pre-clinical and clinical testing of the family of products,
•	regulatory processes,

•	inventory,
•	marketing programs, and
•	operating expenses (including general and administrative expenses).

Our future capital requirements depend on many factors, including the following:

•	the progress of our research and development projects,
•	the progress of pre-clinical and clinical testing on other proposed products,
•	the time and cost involved in obtaining regulatory approvals,
•
the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in our existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that we may establish, and

•	the development of commercialization activities and arrangements.

In addition, our fixed commitments are substantial and would increase if additional agreements were entered into and additional personnel were retained.  We do not expect to generate a positive internal cash flow for at least 12 months due to an anticipated increase in marketing and manufacturing expenses associated with the international commercialization of the CTLM®, expenses associated with our FDA PMA process, and the costs associated with advanced product development activities.

Although we have from time to time reviewed opportunities provided to us by investment bankers or potential investors in regard to additional equity financings, there can be no assurance that additional financing will be available when needed, or if available, will be available on acceptable terms.  Insufficient funds may prevent us from implementing our business strategy and will require us to further delay, scale back or eliminate our research, product development and marketing programs; and may require us to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves, or to scale back or eliminate our other operations.  See “Financing/Equity Line of Credit/Debentures.”

We have had and may have to issue securities, sometimes at prices substantially below market price, for services which may further depress our stock price and dilute the holdings of our shareholders.

Since we have generated no material revenues to date, our ability to obtain and retain consultants may be dependent on our ability to issue stock for services.  Since July 1, 1996, we have issued an aggregate of 2,306,500 shares of common stock covered by registration statements on Form S-8.  The aggregate fair market value of those shares when issued was $2,437,151.  The issuance of large amounts of our common stock, sometimes at prices well below market price, for services rendered or to be rendered and the subsequent sale of these shares may further depress the price of our common stock and dilute the holdings of our shareholders.  In addition, because of the possible dilution to existing shareholders, the issuance of substantial additional shares may cause a change-in-control.  On July 15, 2008, we entered into a Financial Services Consulting Agreement with R.H. Barsom Company, Inc. of New York, NY, an unaffiliated third-party, to provide us with investor relations services and guidance and assistance in available alternatives to maximize shareholder value.  The aggregate fair market value of the 5,000,000 restricted shares when issued was $55,000. (See Item 5  Market for Registrant's Common Equity and Related Stockholder Matters - Private Placement of Common Stock - Issuance of Stock for Services).

We have in the past and may have to in the future sell additional unregistered convertible securities, possibly without limitations on the number of common shares the securities are convertible into, which could dilute the value of the holdings of current shareholders.

We have relied on the private placement of convertible preferred stock and convertible debentures to obtain working capital and may continue to do so in the future.  As of the date of this registration statement, we have issued 82,901,632 shares of common stock which were converted from privately placed preferred stock and debentures.

This number of shares of common stock represents approximately 20% of the currently outstanding number of shares of common stock.

In deciding to issue preferred stock and debentures through private placements, we took into account:

•	the number of common shares authorized and outstanding,
•	the market price of the common stock at the time of each preferred stock or debenture sale, and
•	number of common shares the preferred stock or debentures would have been convertible into at the time of the sale

At the time of each private placement there were enough shares, based on the price of our common stock at the time of the sale of the preferred stock or debentures, to satisfy the conversion requirements.  Although our board of directors attempted to negotiate a floor on the conversion price of each series of preferred stock and debentures prior to their sale, it was unable to do so.

In order to obtain working capital we will continue to:

•	draw on our Sixth Private Equity Agreement pursuant to a prior registration statement and this registration statement, once it is declared effective
•
seek capital through debt or equity financing which may include the issuance of convertible debentures or convertible preferred stock whose rights and preferences are superior to those of the common stockholders, and

•	attempt to negotiate the best transactions possible taking into account the impact on our shareholders, dilution, loss of voting power and the possibility of a change-in-control.

Nonetheless, in order to satisfy our working capital needs, it may become necessary to issue convertible securities without a floor on the conversion price.

In the event that we issue convertible preferred stock or convertible debentures without a limit on the number of shares that can be issued upon conversion and if the price of our common stock decreases:

•	the percentage of shares outstanding that will be held by these holders upon conversion will increase accordingly,
•
the lower the market price the greater the number of shares to be issued to these holders upon conversion, thus increasing the potential profits to the holder when the price per share later increases and the holder sells the common shares,

•
the preferred stockholders' and debenture holders’ potential for increased share issuance and profit, including profits derived from short sales of our common stock, in addition to a stock overhang of an indeterminable amount, may depress the price of our common stock,

•	the sale of a substantial amount of preferred stock or debentures to relatively few holders could effectuate a possible change-in-control, and
•
in the event of our voluntary or involuntary liquidation while the preferred stock or debentures are outstanding, the holders of those securities will be entitled to a preference in distribution of our property.

We may draw on our equity credit line which may cause the value of our common stock to decline and dilute the holdings of our shareholders.

Since January 2001 we have raised $41,729,451 and issued 248,676,012 common shares through a series of five Private Equity Credit Agreements with Charlton Avenue LLC (“Charlton”).  On April 21, 2008 we executed a new Sixth Private Equity Credit Agreement with Charlton, which replaced our Fifth Private Equity Credit Agreement that expired on March 21, 2008.  Pursuant to our Sixth Private Equity Credit Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Charlton at a price equal to 93% of the market price, based on the formula set forth in our agreement with Charlton.  We may need capital in excess of the amounts available under the Sixth Private Equity Credit Agreement, and we may seek additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners.  As we utilize the Sixth Private Equity Credit Agreement, or additional funds are raised by issuing equity securities, especially convertible preferred stock, dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders.  See “Financing/Equity Line of Credit/Debentures.”

We increased our authorized shares of common stock to have sufficient shares available to raise capital for continuing operations and strategic initiatives which may cause the value of our common stock to decline and dilute the holdings of our shareholders.

We now have issued and outstanding 405,723,338 shares of common stock out of 950,000,000 authorized shares.  In addition, we have reserved 45,708,962 shares to cover potential issuances pursuant to Secured Senior Convertible Debentures (the "Debentures") issued to Whalehaven Capital Fund Limited ("Whalehaven"), and Alpha Capital Anstalt (“Alpha”) 17,888,888 shares to cover outstanding warrants issued in connection with the Debentures, and 24,921,232 shares to cover outstanding options.  Therefore, given our ongoing need to issue substantial amounts of new shares to raise capital to continue operations under our Sixth Private Equity Credit Agreement with Charlton and to fulfill our obligation to register shares underlying the Debentures and related interest and to have the ability to engage in strategic initiatives, such issuances may cause the value of our common stock to decline and dilute the holdings of our shareholders.

The Sixth Private Equity Credit Line may not be available when we need it, thus limiting our ability to bring our CTLM® to market.

The Sixth Private Equity Credit Line contains various conditions to our being able to use it, including effectiveness of the required registration statement and the absence of any material adverse change in our business or financial condition.  Further, Charlton is an offshore investment company and if it were unable or unwilling to fulfill its obligations, our legal remedies would be limited.  Thus, we may be unable to draw down on the Sixth Private Equity Credit Line when we need the funds, and that could severely harm our business and financial condition and our ability to bring the CTLM® to market.  In the last six years, we have been almost exclusively dependent on Charlton for working capital.  Since April 1999, we have issued to Charlton a total of 292,304,895 shares of common stock through conversion of $13,410,000 face amount of our preferred stock and debentures purchased by Charlton and through $41,729,451 in purchases under all of our private equity lines.  See “Financing/Equity Line of Credit/Debentures.”

We have had and may have to issue securities, sometimes at substantially below market price, in order to pay off our debts which may further depress our stock price and dilute the holdings of our shareholders.

Since we have generated no material revenues to date, we have had difficulty in paying off some of our debts which have become due.  In order to pay these debts, we have issued shares and/or warrants to purchase shares of common stock.  We have also entered into agreements whereby the lender, sometimes at its option, may be issued other equity securities, such as warrants, to pay off debt.  On some occasions, we have converted debt into equity at prices that were well below the market price.  We have also induced lenders holding warrants to exercise those warrants by reducing the exercise price well below the market price.  In addition, as we have no material revenues, we may have to issue more shares of common stock or other equity securities, sometimes at prices well below market price, in order to pay off current or future debts that become due.  These types of issuances of common stock and other equity securities to pay off debt may further depress the price of our common stock and would dilute the holdings of our shareholders, and if substantial dilution does occur, could also cause a change-in-control.

Conversions of our convertible preferred stock and exercise of our convertible debentures and warrants may cause a change of control and other detrimental effects to the value of our shareholders’ holdings.

If we issue substantial amounts of convertible securities and the market price of our common stock declines significantly, we could be required to issue a number of shares of common stock sufficient to result in our current stockholders not having an effective vote in the election of directors and other corporate matters.  In the event of a change-in-control, it is possible that the new majority stockholders may take actions that may not be consistent with the objectives or desires of our current stockholders.

We would most likely be required to convert any convertible preferred stock and convertible debentures which we choose to issue based on a formula that varies with the market price of our common stock.  As a result, if the market price of our common stock increases after the issuance of our convertible preferred stock and convertible debentures, it is possible that, upon conversion of the convertible preferred stock and convertible debentures, we will issue shares of common stock at a price that is far less than the then-current market price of the common stock.

If the market price of our common stock decreases after we issue the convertible preferred stock or convertible debentures, upon conversion, we will have to issue an increased number of shares to the preferred stock and convertible debenture holders.  The sale of convertible preferred stock and debentures may result in a very large conversion at one time.  As of the date of this Prospectus, we have $625,000 of Debentures outstanding and no convertible preferred stock outstanding.  In the event that we issue convertible preferred stock or additional convertible debentures we do not have sufficient authorized shares to cover any conversion of these issuances and would have to increase the number of authorized shares.

In addition, if we issue warrants they will likely be exercisable at a fixed price.  If the market price of our common stock exceeds the warrant exercise price, exercise of the warrants may pose a risk to investors because these issuances may drive down the market price of our common stock.  Most of our warrants outstanding at January 7, 2009, have an exercise price below the market price of our common stock.

Risks associated with our industry

We depend on market acceptance to sell our products, which have not been proven, and a lack of acceptance would depress our sales.

There can be no assurance that physicians or the medical community in general will accept and utilize the CTLM® or any other products that we develop.  The extent and rate the CTLM® achieves market acceptance and penetration will depend on many variables, including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the CTLM® and the advantages of the CTLM® over existing technology and cancer detection methods.

There can be no assurance that the medical community and third-party payers will accept our unique technology.  Similar risks will confront any other products we develop in the future.  Failure of our products to gain market acceptance would hinder our sales efforts resulting in a loss of revenues and potential profit and, ultimately, could cause our business to fail.

Lack of third-party reimbursement may have a negative impact on the sales of our products, which would negatively impact our revenues.

In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs.  Third-party payers (Medicare, Medicaid, private health insurance companies, and other organizations) may affect the pricing or relative attractiveness of our products by regulating the level of reimbursement provided by these payers to the physicians, clinics and imaging centers utilizing the CTLM® or any other products that we may develop, by refusing reimbursement.  The level of reimbursement, if any, may impact the market acceptance and pricing of our products, including the CTLM®.  Failure to obtain favorable rates of third-party reimbursement could discourage the purchase and use of the CTLM® as a diagnostic device.

In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers, varies from country to country.  In addition, such third-party medical insurance providers may require additional information or clinical data prior to providing reimbursement for a product.  In some countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement.  Revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the cost of health care through various means.

There are uncertainties regarding healthcare reform including possible legislation, whereby our customers may not receive medical reimbursement for the use of our product on their patients, which may cause our customers to use other services and products.

Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system.  These reform efforts include proposals to limit and further reduce and control health care spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products, respectively.  If adopted and implemented, these reforms could cause our healthcare providers to limit or not use the CTLM® systems.

Competition in the medical imaging industry may result in competing products, superior marketing and lower revenues and profits for us.

The market in which we intend to participate is highly competitive.  Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, manufacturing, human and marketing resources and experience than we do.  These companies may succeed in developing, manufacturing and marketing products that are more effective or less costly than our products.  The competition for developing a commercial device utilizing computed tomography techniques and laser technology is difficult to ascertain given the proprietary nature of the technology.

To IDSI’s knowledge, no other company has a functioning optical imaging device designed for use as an adjunct to mammography.  CTLM® Laser Mammography Systems are in clinical settings in Italy, Germany, Poland, the Czech Republic, Peoples Republic of China, and the United Arab Emirates.  Over 14,000 breast exams have been completed on CTLM® systems.  Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that future technical changes will not render our CTLM® obsolete.  There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, and results of operations.

Risks associated with our securities

Our common stock is considered "a penny stock" and may be difficult to sell.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions.  Presently, the market price of our common stock is substantially less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.  In addition, since our common stock is traded on the NASDAQ OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock.

The volatility of our stock price could adversely affect your investment in our common stock.

The price of our common stock has fluctuated substantially since it began trading on the OTC Bulletin Board in September 1994.  For example, in the current fiscal year which began July 1, 2008, the bid price ranged from a low of $0.012 in the first quarter to a high of $0.055 in the second quarter, and in our last fiscal year which ended June 30, 2008, the bid price ranged from a low of $0.02 in the fourth quarter to a high of $0.088 in the first quarter.  The market price of our shares, like that of the common stock of many other medical device companies, is likely to continue to be highly volatile.  Factors that may have an impact on the price of our common stock include:

•	the timing and results of our clinical trials or those of our competitors,
•	governmental regulation,
•	healthcare legislation,
•	geopolitical events,
•	equity or debt financing, and
•
developments in patent or other proprietary rights pertaining to our competitors or us, including litigation, fluctuations in our operating results, and market conditions for medical device company stocks and life science stocks in general.

We may issue preferred stock at any time to prevent a takeover or acquisition, any of which issuance could dilute the price of our common stock.

Our articles of incorporation authorize the issuance of preferred stock with designations, rights, and preferences that may be determined from time to time by the board of directors.  Our board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting and other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock.  This could substantially dilute the common shareholders’ interest and depress the price of our common stock.  In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change-in-control.  The substantial number of issued and outstanding convertible preferred stock and the convertible debentures, and their terms of conversion may discourage or prevent an acquisition of our company.

Our dependence on our Equity Credit Line for financing our operations could dilute the price of our common stock.

Until the time when we are able to generate material revenues, we are dependent on equity or other financing to continue operations.  We will require substantial additional funds for our operations and the costs associated with the resubmission of our PMA application.  In the event that we are unable to utilize our Equity Credit Line, our common shares may be used for the conversion of new preferred stock or debentures or to accommodate other future issuances of equity securities.

Based on the closing bid price of our common stock on January 7, 2009, of $0.021 per share, approximately 663,943,191 shares would be required to be issued to draw the entire $13,942,807 available under the Sixth Private Equity Credit Agreement.

As of January 7, 2009, we would be required to issue approximately 753 million authorized shares apportioned as follows:

•	663,943,191 shares for complete utilization of the Sixth Private Equity Credit Agreement
•	24,921,232 shares required for the exercise of all outstanding options
•	45,708,962 shares required for the full conversion of the remaining $625,000 Debentures
•	15,222,222 shares required for the full exercise of the warrants issued to the holders of the initial Debenture.

•	2,666,666 shares required for the full exercise of the warrants issued to the placement agent in connection with the initial Debenture.

We now have issued and outstanding 405,723,338 shares of common stock out of 950,000,000 authorized shares.  In addition, we have reserved 24,921,232 shares to cover outstanding options.

We currently are controlled by our executive officers and directors; however, a change-in-control may occur.

Our management beneficially owns 28,352,794 shares of our common stock or 6.99% (assuming exercise of their currently exercisable options) of our common stock.  Although management owns a minority of the outstanding common stock, since we do not have cumulative voting, and since, in all likelihood the officers and directors will be voting as a block and will be able to obtain proxies of other shareholders, management may remain in a position to elect all of our directors and control our policies and 663,943,191 shares to draw the balance of $13,942,807 million available under the Sixth Private Equity Credit Agreement.  The amounts of shares issuable under the Sixth Private Equity Credit Agreement or any subsequent Private Equity Credit Agreement could increase substantially if our common stock price declines.  Dilution to management's ownership percentage as a result of share issuances under the Sixth Private Equity Credit Agreement and subsequent financings could cause a change in control.

We have not paid and do not currently intend to pay dividends, which may limit the current return you may receive on your investment in our common stock.

Since inception, we have not paid a dividend on our common stock and do not intend to pay dividends on our common stock in the foreseeable future.

Risks associated with our technology

We depend on third-party licensing agreements for patents and software without which our operations may be curtailed.

We hold the rights, through an exclusive patent licensing agreement, for the use of the patent for the CTLM® technology.  In addition, we own 20 patents and have 4 additional United States patents pending with regard to optical tomography.  We also have patent rights through a non-exclusive licensing agreement from a third-party as well as three non-exclusive licensing agreements for software from third-parties. If any of these agreements were terminated, our operations may be curtailed until alternative solutions were found.

Our business would lose its primary competitive advantage if we are unable to protect our proprietary technology, or if substantially the same technology is developed by others.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws, and confidentiality procedures to protect our technology.  Our ability to compete effectively in the medical imaging products industry will depend on our success in protecting our proprietary technology, both in the United States and abroad.  There can be no assurances that any patent that we apply for will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, that we will have the financial resources to enforce them, or that the rights granted will provide any competitive advantage.  We hold 16 foreign patents; however, we have applied for 6 patents in various foreign countries.  We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, the expenditure of which we might not be able to afford.  Although we have entered into confidentiality and invention agreements with our employees and consultants, there can be no assurance that these agreements will be honored or that we will be able to protect our rights to our non-patented trade secrets and know-how effectively.  There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.  In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties.  If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring these licenses could be foreclosed.

Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations.  There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs that we conducted in conjunction with these organizations.

It may be necessary to enter into unfavorable agreements or defend lawsuits which would be costly if we infringe upon the intellectual property rights of others.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device and related industries.  We have been, and may be in the future, notified that we may be infringing on intellectual property rights possessed by other third parties.  If any claims are asserted against our intellectual property rights, we may seek to enter into royalty or licensing arrangements.  There is a risk in situations that no license will be available or that a license will not be available on reasonable terms.  Alternatively, we may decide to litigate these claims or design around the patented technology.  These actions could be costly and would divert the efforts and attention of our management and technical personnel.  Consequently, any infringement claims by third parties or other claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may be costly to defend and may further limit the use of our technology.

We may not be able to keep up with the rapid technological change in the medical imaging industry which could make the CTLM® obsolete.

Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that technical changes will not render our proposed products obsolete.  Although we believe that the CTLM® can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make our existing system technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, our CTLM®.  There can be no assurance that the development and commercial availability of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, and results of operations.  Although we are aware of no substantial technological changes pending, should a change occur, there can be no assurance that we will be able to acquire the new or improved technology which may be required to update the CTLM®.

Risks associated with our business

We must comply with extensive governmental regulations and have no assurance of regulatory approvals or clearances which could cause us to cut back or cease operations.

A delay or inability to obtain any necessary United States, state or foreign regulatory clearances or approvals for our products would prevent us from selling the CTLM® system in the U.S. and other countries.

In the United States, the CTLM® is regulated as a medical device and is subject to the FDA's pre-market clearance or approval requirements.  To obtain FDA approval of an application for pre-market approval of a diagnostic tool such as the CTLM®, the pre-market approval application must demonstrate based on statistically significant results from extensive clinical studies, that the subject device is safe and has clinical utility, meaning that as a diagnostic tool it provides information that measurably contributes to a diagnosis or management of a disease or condition.  We rely on outside FDA consultants to assist us in obtaining the PMA from the FDA.

In addition, sales of medical devices outside the United States may be subject to international regulatory requirements that vary from country to country.  The time required to gain approval for international sales may be longer or shorter than required for FDA approval and the requirements may differ.

Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the CTLM® may be marketed.  In addition, to obtain these approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements which medical device manufacturers must comply with.  Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

The third-party manufacturers upon which we will depend to manufacture our products are required to adhere to applicable FDA regulations regarding quality systems regulations commonly referred to as QSRs, which include testing, control and documentation requirements.  Failure to comply with applicable regulatory requirements, including marketing and promoting products for unapproved use, could result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or approval for devices, withdrawal of approvals and criminal prosecution.  Changes in existing regulations or adoption of new government regulations or polices could prevent or delay regulatory approval of our products.  Material changes to medical devices also are subject to FDA review and clearance or approval.

There can be no assurance that we will be able to obtain or maintain the following:

•	FDA approval of a pre-market approval application for the CTLM®,
•	foreign marketing clearances for the CTLM® or regulatory approvals or clearances for other products that we may develop, on a timely basis, or at all,
•	timely receipt of approvals or clearances,
•	continued approval or clearance of previously obtained approvals and clearances, and
•	compliance with existing or future regulatory requirements.

If we do not obtain or maintain any of the above-mentioned standards, there may be material adverse effects on our business, financial condition and results of operations.

We may not be able to develop the family of products that are currently in the early stages of development due to our need for additional capital.

Due to our need for additional capital, our proposed products other than the CTLM® device are at early stages of development.  There can be no assurance that any of our proposed products, including the CTLM®, will:
•	be found to be effective,
•	meet applicable regulatory standards or receive necessary regulatory clearance,
•	be developed into commercial products, manufactured on a large scale or be economical to market, or
•	achieve or sustain market acceptance.
Therefore, there is substantial risk that our product development and commercialization efforts will prove to be unsuccessful.

We depend on market acceptance to sell our products, which have not been proven, and a lack of acceptance of the CTLM® could cause our business to fail.

There can be no assurance that physicians or the medical community in general will accept and utilize the CTLM® or any other products that we develop.  The extent and rate the CTLM® achieves market acceptance and penetration will depend on many variables, including, but not limited to the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the CTLM® and the advantages of the CTLM® over existing technology and cancer detection methods.

There can be no assurance that the medical community and third-party payers will accept our unique technology.  Similar risks will confront any other products we develop in the future.  Failure of our products to gain market acceptance would hinder our sales efforts resulting in a loss of revenues and potential profit and, ultimately, could cause our business to fail.  It would further prevent us from developing new products.

We depend upon suppliers with whom we have no contracts, which suppliers could cause production disruption if they terminated or changed their relationships with us.

We believe that there are a number of suppliers for most of the components and subassemblies required for the CTLM®; however, components for our laser system are provided by one supplier.  Although these components are provided by a limited number of other suppliers, we believe our laser supplier and their products are the most reliable.  We have no agreement with our laser supplier and purchase the laser components on an as-needed basis.

For certain services and components, we currently rely on single suppliers.  If we encounter delays or difficulties with our third-party suppliers in producing, packaging, or distributing components of the CTLM® device, market introduction and subsequent sales would be adversely affected.

We have limited experience in sales, marketing and distribution, which could negatively impact our ability to enter into collaborative arrangements or other third party relationships which are important to the successful development and commercialization of our products and potential profitability.

We have limited internal marketing and sales resources and personnel.  There can be no assurance that we will be able to establish sales and distribution capabilities or that we will be successful in gaining market acceptance for any products we may develop.  There can be no assurance that we will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to us, or at all, or that our marketing and sales efforts will be successful.

There can be no assurance that we will be able to further develop our distribution network on acceptable terms, if at all, or that any of our proposed marketing schedules or plans can or will be met.

We depend on qualified personnel to run and develop our specialized business who we may be unable to retain or hire.

Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel.  We have entered into employment agreements with some of our executive officers.  The loss of the services of existing personnel, as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to our research and development programs and could have an adverse impact upon our business affairs and finances.  Our anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel.  Competition for qualified personnel is intense and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business.

We have a limited manufacturing history that could cause delays in the production and shipment of our product.

We will have to expand our CTLM® manufacturing and assembly capabilities and contract for the manufacture of the CTLM® components in volumes that will be necessary for us to achieve significant commercial sales in the event we begin foreign sales and/or obtain regulatory approval to market our products in the United States.  We have limited experience in the manufacture of medical products for clinical trials or commercial purposes.  Should we continue to manufacture our products at our facility, our manufacturing facilities would continue to be subject to the full range of the FDA's current quality system regulations.  In addition, there can be no assurance that our manufacturing efforts will be successful or cost-effective.

We depend on third parties who may not be in compliance with the FDA's quality system regulations which may delay the approval or decrease the sales of the CTLM®.

We have used and do use third parties to manufacture and deliver the components of the CTLM® and intend to continue to use third parties to manufacture and deliver these components and other products we may develop.  There can be no assurance that the third-party manufacturers we depend on for the manufacturing of CTLM® components will be in compliance with the quality system regulations (QSR) at the time of the pre-approval inspection or will maintain compliance afterwards.  This failure could significantly delay FDA approval of the pre-market approval application for the CTLM® device.

We will rely on international sales and may be subject to risks associated with international commerce.

We have commenced international sales efforts for the CTLM® in Europe, China, South America, and the Middle East.  Until we receive pre-market approval from the FDA to market the CTLM® in the United States, our revenues, if any, will be derived from sales to international distributors.  A significant portion of our revenues may be subject to the risks associated with international sales, including:

•	economic and political instability,
•	shipping delays,
•	fluctuation of foreign currency exchange rates,
•	foreign regulatory requirements,
•	various trade restrictions, all of which could have a significant impact on our ability to deliver products on a timely basis, and
•	inability to collect outstanding receivables to the extent that irrevocable letters of credit are not used.

Significant increases in the level of customs duties, export quotas or other trade restrictions could have a material adverse effect on our business, financial condition and results of operations.  The regulation of medical devices in foreign countries continues to develop, and there can be no assurance that new laws or regulations will not have an adverse effect on us.  In order to minimize the risk of doing business with distributors in countries which are having difficult financial times, our international distribution agreements all require payment via an irrevocable letter of credit drawn on a United States bank prior to shipment of the CTLM®.

Our business has the risk of product liability claims, and adequate insurance coverage may be too expensive or unavailable, which may expose us to material liabilities.

Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, and marketing of cancer detection products.  Significant litigation, not involving us, has occurred in the past based on the allegations of false negative diagnoses of cancer.  There can be no assurance that we will not be subjected to claims and potential liability.  Although the FDA does not require product liability insurance with regard to clinical investigations, we obtained and carried product liability insurance in the amount of $3,000,000 during the U.S. Clinical trials.  While we plan to obtain insurance against product liability and defense costs in the future, there can be no assurance that claims against us arising with respect to our products will be successfully defended or that the insurance to be carried by us will be sufficient to cover liabilities arising from any claims.  A successful claim against us in excess of our insurance coverage could have a material adverse effect on us.  Furthermore, there can be no assurance that we will be able to continue to obtain or maintain product liability insurance on acceptable terms.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form S-1 with all amendments and exhibits under the Securities Act of 1933, as amended, concerning the common stock offered in this prospectus.  This prospectus does not contain all of the information contained in the registration statement.  We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC.  For further information with respect to us and our securities, you should refer to the registration statement, including its schedules and exhibits.  Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, you should refer to the copy of the filed contract or document which is qualified in all respects by such reference.  You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described below.

We file annual, quarterly and special reports, proxy statements, and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further filing information and locations of public reference rooms.  Our SEC filings and those of other issuers that file electronically are also available to the public on the SEC’s website at http://www.sec.gov.

Incorporation Of Certain Documents By Reference

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents:

Our Annual Report on Form 10-K for the year ended June 30, 2008, filed on September 12, 2008.
Our Current Report on Form 8-K filed on October 23, 2008.
Our Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed on November 12, 2008.
Our Current Report on Form 8-K filed on November 26, 2008.
Our Current Report on Form 8-K filed on December 12, 2008.
Our Current Report on Form 8-K filed on December 29, 2008.
Our Current Report on Form 8-K filed on January 5, 2009, as amended on January 7, 2009.

We will provide to you a copy of any of these filings, at no cost, upon your request made by writing, calling us, or emailing as follows:

Imaging Diagnostic Systems, Inc.
5370 NW 35th Terrace
Fort Lauderdale, Florida 33309
Telephone number (954) 581-9800
Attn:  Investor Relations
Email:  info@imds.com

In addition, you may access these reports incorporated by reference through our website www.imds.com.

Information With Respect To The Registrant

A substantial portion of the information required to be disclosed in the registration statement of which this prospectus is a part is incorporated by reference to our latest report on Form 10-K.  See “Incorporation of Certain Documents by Reference”, “Prospectus Summary”, and “Risk Factors”.

Financing/Equity Line of Credit/Debentures

We will require substantial additional funds for working capital, including operating expenses, clinical testing, regulatory processes and manufacturing and marketing programs and our continuing product development programs.  Our capital requirements will depend on numerous factors, including the progress of our product development programs, results of pre-clinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments and changes in our existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that we may establish.  Moreover, our fixed commitments, including salaries and fees for current employees and consultants, and other contractual agreements are likely to increase as additional agreements are entered into and additional personnel are retained.

From July 2000 until August 2007, when we entered into an agreement for the sale/lease-back of our headquarters facility, Charlton Avenue LLC (“Charlton”) provided all of our necessary funding through the private placement sale of convertible preferred stock with a 9% dividend and common stock through various private equity credit agreements. See “Item 2, Results of Operations, Liquidity and Capital Resources, Sale/Lease-Back”  We initially sold Charlton 400 shares of our Series K convertible preferred stock for $4 million and subsequently issued an additional 95 Series K shares to Charlton for $950,000 on November 7, 2000.  We paid Spinneret Financial Systems Ltd. (“Spinneret”), an independent financial consulting firm unaffiliated with the Company and, according to Spinneret and Charlton, unaffiliated with Charlton, $200,000 as a consulting fee for the first tranche of Series K shares and five Series K shares as a consulting fee for the second tranche.  The total of $4,950,000 was designed to serve as bridge financing pending draws on the Charlton private equity line provided through the various private equity credit agreements described in the following paragraphs.

From November 2000 to April 2001, Charlton converted 445 shares of Series K convertible preferred stock into 5,600,071 common shares and we redeemed 50 Series K shares for $550,000 using proceeds from the Charlton private equity line.  Spinneret converted 5 Series K shares for $63,996.  All Series K convertible preferred stock has been converted or redeemed and there are no convertible preferred shares outstanding.

Prior Equity Agreements
From August 2000 to February 2004, we obtained funding through three Private Equity Agreements with Charlton.  Each equity agreement provided that the timing and amounts of the purchase by the investor were at our sole discretion.  The purchase price of the shares of common stock was set at 91% of the market price.  The market price, as defined in each agreement, was the average of the three lowest closing bid prices of the common stock over the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche.  The only fee associated with the private equity financing was a 5% consulting fee payable to Spinneret.  In September 2001 Spinneret proposed to lower the consulting fee to 4% provided that we pay their consulting fees in advance.  We reached an agreement to pay Spinneret in advance as requested and paid them $250,000 out of proceeds from a put.

From the date of our first put notice, January 25, 2001 to our last put notice, February 11, 2004, under our Third Private Equity Credit Agreement, we drew a total of $20,506,000 and issued 49,311,898 shares to Charlton.  As each of the obligations under these prior agreements was satisfied, the agreements were terminated.  The Third Private

Equity Agreement was terminated on March 4, 2004 upon the effectiveness of our first Registration Statement for the Fourth Private Equity Credit Agreement.

On January 9, 2004, we and Charlton entered into a new “Fourth Private Equity Credit Agreement” which replaced our prior private equity agreements.  The terms of the Fourth Private Equity Credit Agreement were more favorable to us than the terms of the prior Third Private Equity Credit Agreement.  The new, more favorable terms were: (i) The put option price was 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche, while the prior Third Private Equity Credit Agreement provided for 91%, (ii) the commitment period was two years from the effective date of a registration statement covering the Fourth Private Equity Credit Agreement shares, while the prior Third Private Equity Credit Agreement was for three years, (iii) the maximum commitment was $15,000,000, (iv) the minimum amount we were required to draw through the end of the commitment period was $1,000,000, while the prior Third Private Equity Credit Agreement minimum amount was $2,500,000, (v) the minimum stock price requirement was controlled by us as we had the option of setting a floor price for each put transaction (the previous minimum stock price in the Third Private Equity Credit Agreement was fixed at $.10), (vi) there were no fees associated with the Fourth Private Equity Credit Agreement; the prior private equity agreements required the payment of a 5% consulting fee to Spinneret, which was subsequently lowered to 4% by mutual agreement in September 2001, and (vii) the elimination of the requirement of a minimum average daily trading volume in dollars.  The previous requirement in the Third Private Equity Credit Agreement was $20,000.

We made sales under the Fourth Private Equity Credit Agreement from time to time in order to raise working capital on an “as needed” basis.  Under the Fourth Private Equity Credit Agreement we drew down $14,198,541 and issued 66,658,342 shares of common stock.  We terminated use of the Fourth Private Equity Credit Agreement and instead began to rely on the Fifth Private Equity Credit Agreement (described below) upon the April 26, 2006, effectiveness of our S-1 Registration Statement filed March 23, 2006.

The Fifth Private Equity Credit Agreement
On March 21, 2006, we and Charlton entered into a new “Fifth Private Equity Credit Agreement” which has replaced our prior Fourth Private Equity Credit Agreement.  The terms of the Fifth Private Equity Credit Agreement were similar to the terms of the prior Fourth Private Equity Credit Agreement.  The new credit line’s terms were (i) The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche (the “Valuation Period”), (ii) the commitment period was two years from the effective date of a registration statement covering the Fifth Private Equity Credit Agreement shares, (iii) the maximum commitment was $15,000,000, (iv) the minimum amount we were required to draw through the end of the commitment period was $1,000,000,  (v)  the minimum stock price, also known as the floor price was computed as follows:  In the event that, during a Valuation Period, the Bid Price on any Trading Day fell more than 18% below the closing trade price on the trading day immediately prior to the date of the Company’s Put Notice (a “Low Bid Price”), for each such Trading Day the parties had no right and were under no obligation to purchase and sell one tenth of the Investment Amount specified in the Put Notice, and the Investment Amount accordingly would be deemed reduced by such amount.  In the event that during a Valuation Period there existed a Low Bid Price for any three Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to purchase and sell the Investment Amount under such Put Notice would terminate on such third Trading Day (“Termination Day”), and the Investment Amount would be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equaled or exceeded the Low Bid Price and (vi) there were no fees associated with the Fifth Private Equity Credit Agreement.

We made sales under the Fifth Private Equity Credit Agreement from time to time in order to raise working capital on an “as needed” basis.  Prior to the expiration of the Fifth Private Equity Credit Agreement on March 21, 2008, we drew down $5,967,717 and issued 82,705,772 shares of common stock.

The Sixth Private Equity Credit Agreement
On April 21, 2008, we and Charlton entered into a new “Sixth Private Equity Credit Agreement” which has replaced our prior Fifth Private Equity Credit Agreement.  The terms of the Sixth Private Equity Credit Agreement are similar to the terms of the prior Fifth Private Equity Credit Agreement.  This new credit line’s terms are (i) The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche (the “Valuation Period”), (ii) the commitment period is three years from the effective date of a registration statement covering the Sixth Private Equity Credit Agreement shares, (iii) the maximum commitment is $15,000,000, (iv) There is no minimum commitment amount,  (v)  the minimum stock price, also known as the floor price is computed as follows:  In the event that, during a Valuation Period, the Bid Price on any Trading Day falls more than 20% below the closing trade price on the trading day immediately prior to the date of the Company’s Put Notice (a “Low Bid Price”), for each such Trading Day the parties shall have no right and shall be under no obligation to purchase and sell one tenth of the Investment Amount specified in the Put Notice, and the Investment Amount shall accordingly be deemed reduced by such amount.  In the event that during a Valuation Period there exists a Low Bid Price for any three Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to purchase and sell the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Low Bid Price and (vi) there are no fees associated with the Sixth Private Equity Credit Agreement.  The conditions to our ability to draw under this private equity line, as described above, may materially limit the draws available to us.

As of the date of this prospectus, since January 2001, we have drawn an aggregate of $41,729,451 in gross proceeds from our equity credit lines with Charlton and have issued 248,676,012 shares as a result of those draws.

In March 2008, we completed the sale of our Plantation, Florida building for $4.4 million, which was paid for in the following installments:

First Installment	8/02/2007	$1,100,000.00
Second Installment	9/21/2007	$1,100,000.00
Third Installment	12/14/2007	$550,000.00
Fourth Installment	1/04/2008	$550,000.00
Fifth Installment	1/18/2008	$1,056,000.00
Final Payment	3/26/2008	$44,027.00

These funds were used to finance our operations on terms more favorable than those which were available under the Fifth Private Equity Credit Agreement.

Debenture Private Placement

On August 1, 2008, we entered into a Securities Purchase Agreement  (the “Initial Purchase Agreement”) with an unaffiliated third party, Whalehaven Capital Fund Limited (“Whalehaven”), relating to a private placement (the “Initial Private Placement”) of a total of up to $800,000 in principal amount of one-year 8% Senior Secured Convertible Debentures (the “Initial Debentures”).  We were required to file within 30 days an S-1 Registration Statement (the “Registration Statement”) covering the shares of common stock underlying the Initial Debentures and related Warrants pursuant to the terms of a Registration Rights Agreement dated August 1, 2008, between IDSI and Whalehaven; however, with Whalehaven’s consent, we were permitted to file the Registration Statement promptly after the filing of our Annual Report on Form 10-K.

The Initial Purchase Agreement provided for the sale of the Initial Debentures in two closings.  The first closing, which occurred on August 4, 2008, was for a principal amount of $400,000.  The second closing would be for up to $400,000 and would occur within the earlier of five business days following the effective date of the Registration Statement and December 1, 2008, provided that the closing conditions in the Initial Purchase Agreement have been met.  We retained the option to use our existing equity credit line until the Registration Statement is declared effective.  Sales under the Initial Purchase Agreement were subject to an 8% placement agent fee.  Thus, the first closing generated proceeds to IDSI of $368,000, before normal transaction costs.  Prior to maturity, the Initial Debentures bear interest at the rate of 8% per annum, payable quarterly in cash or, at our option, in shares of common stock based on the then-existing market price provided that we are in compliance with the Initial Purchase Agreement.

The Initial Debentures may be converted in whole or in part at the option of the holder any time after the closing date into our Common Stock at the lesser of (i) $.019 per share, which was the closing price of our shares on the closing date (“fixed conversion price”) or (ii) 80% of the 3 lowest bid prices during the 10 consecutive trading days immediately preceding a conversion date; however, the terms of each Initial Debenture prevent the holder from converting the Debenture to the extent that the conversion would result in the holder and its affiliates beneficially owning more than 4.99% of the outstanding shares of our common stock; however, the limit may be increased to 9.99% on 61 days prior written notice from the holder.

At any time after closing, we may redeem for cash, upon written notice, any and all of the outstanding Initial Debentures at a 25% premium of the principal amount plus accrued and unpaid interest on the Initial Debentures to be redeemed.

The Initial Debentures are secured by a pledge of substantially all of our assets pursuant to a Security Agreement dated August 1, 2008, between IDSI and Whalehaven.

Pursuant to the first closing of the Initial Private Placement, we issued to Whalehaven five-year Warrants to purchase 22,222,222 shares of our common stock.  The exercise price of these Warrants was $0.0228, i.e., 120% of the market price on the closing date.  The Warrants are subject to cashless exercise at Whalehaven’s option.

The placement agent was entitled to receive a Warrant to purchase common stock equal to 12% of Whalehaven’s Warrants with an exercise price equal to Whalehaven’s exercise price.  Consequently, a Warrant to purchase 2,666,666 shares was issued to the placement agent based on the first closing.

On October 23, 2008, we entered into an Amendment Agreement (the “Amendment”) with Whalehaven relating to the Initial Purchase Agreement, and the Initial Debenture due August 1, 2009, in the principal amount of $400,000 issued by us to Whalehaven pursuant to the Initial Purchase Agreement.

The Amendment provides that the minimum conversion price shall be $.013 per share and that the contemplated second closing for another $400,000 debenture has been abandoned.  Consequently, no debenture or warrants shall be issued beyond the securities issued in connection with the first closing, as the total facility amount is limited to $400,000.

On November 12, 2008, our Registration Statement relating to the Initial Debenture was declared effective.  On November 20, 2008, we entered into a Securities Purchase Agreement with two unaffiliated third parties, Whalehaven and Alpha Capital Anstalt (“Alpha”), relating to a private placement (the “New Private Placement”) of $400,000 in principal amount of one-year 8% Senior Secured Convertible Debentures (the “New Debentures”).  We were required to file a Registration Statement covering the shares of common stock underlying the New Debentures, including any shares payable as interest, pursuant to the terms of a Registration Rights Agreement dated November 20, 2008, between IDSI and Whalehaven and Alpha promptly following our annual meeting of shareholders, which was held on December 29, 2008.  At the meeting the shareholders’ voted to approve an amendment to our articles of incorporation to increase the authorized shares from 450,000,000 to 950,000,000 (the “Share Amendment”).  We filed the required Registration Statement on December 30, 2008.  We must use commercially reasonable efforts to cause a Registration Statement to be declared effective as promptly as practicable and no later than 75 days after filing.  In the case of a review by the Securities and Exchange Commission the effectiveness date deadline is 120 days.  In the absence of timely filing or effectiveness, we would be subject to customary liquidated damages.

The New Private Placement generated gross proceeds of $368,000 after payment of an 8% placement agent fee but before other expenses associated with the transaction.

Prior to maturity, the New Debentures will bear interest at the rate of 8% per annum, payable quarterly in cash or, at the Company’s option, in shares of common stock based on the then-existing market price.

The New Debentures may be converted in whole or in part at the option of the holder any time after the shareholders have voted to approve the Share Amendment at the lesser of (i) $.033 (the closing price of the shares on the closing date) or (ii) 80% of the 3 lowest bid prices during the 10 consecutive trading days immediately preceding a conversion date; provided, however, that the Conversion Price shall in no event be less than $0.013, and provided further however, that the terms of each Initial Debenture prevent the holder from converting the Debenture to the extent that the conversion would result in the holder and its affiliates beneficially owning more than 4.99% of the outstanding shares of our common stock; however, the limit may be increased to 9.99% on 61 days prior written notice from the holder.

After the effectiveness of the Registration Statement, we may redeem for cash, upon written notice, any and all of the outstanding Debentures at a 25% premium of the principal amount plus accrued and unpaid interest on the Debentures to be redeemed.

The New Debentures are secured by a pledge of substantially all of our assets pursuant to a Security Agreement dated November 20, 2008 between IDSI and Whalehaven and Alpha.  This security interest is pari passu with the security interest granted to Whalehaven on August 1, 2008, in connection with the Company’s sale of the $400,000 Initial Debenture to Whalehaven..

In November 2008, Whalehaven converted $160,000 principal amount of the Initial Debenture and received 9,206,065 shares of our common stock as a result.  On November 26, 2008, Whalehaven sold to Alpha $50,000 principal amount of the Initial Debenture and the right to purchase 5,555,555 shares underlying the Warrant.  As a result of this transaction, the Warrant for 22,222,222 shares was replaced by a warrant held by Whalehaven covering 16,666,667 shares (the "Whalehaven Warrant") and a warrant held by Alpha covering 5,555,555 shares (the "Alpha Warrant") (collectively, the "Warrants").

On December 10, 2008, we entered into an Amendment Agreement with Whalehaven and Alpha relating to Warrants under the Amendment Agreement.  We agreed to reduce the exercise price of the Warrants to $.015 per share in exchange for the Purchasers' agreement to immediately exercise the Warrants as to 7,000,000 shares (5,000,000 covered by the Whalehaven Warrant and 2,000,000 covered by the Alpha Warrant).  We used the $105,000 proceeds from the warrant exercise for working capital.

On December 15, 2008, Alpha converted $15,000 principal amount of its Initial Debenture and received 1,052,628 shares of our common stock as a result.

We entered into a second Amendment Agreement dated as of December 31, 2008, with Whalehaven and Alpha under terms and conditions similar to those of the December 10, 2008 Amendment Agreement, except that, under the second Amendment Agreement, the Company agreed (i) to reduce the exercise price of the Warrants to $.005 per share in exchange for Whalehaven’s agreement to immediately exercise its Warrant as to 11,200,000 shares and Alpha’s agreement to immediately exercise its Warrant as to 3,555,555 shares, and (ii) to issue new Warrants to purchase at $.005 per share up to a number of shares of Common Stock equal to the number of shares underlying the existing Warrants being exercised by Whalehaven and Alpha.  The Company intends to use the $73,778 proceeds from the Warrant exercises for working capital.

After the issuance of shares pursuant to Whalehaven’s Notice of Exercise of its Warrant and subsequent issuance of new Warrants, it will have a balance of 11,666,667 shares available for exercise.  After the issuance of shares pursuant to Alpha’s Notice of Exercise of its Warrant and subsequent issuance of new Warrants, it will have a balance of 3,555,555 shares available for exercise.

There can be no assurance that adequate financing will be available to us when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent us from implementing our business plan or may require us to delay, scale back, or eliminate certain of our research and product development programs or to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves.  To the extent that we utilize our Private Equity Credit Agreements, or additional funds are raised by issuing equity securities, especially convertible preferred stock and convertible debentures, dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders.  Moreover, substantial dilution may result in a change in our control.

Selling Security Holder

The selling security holder, Charlton Avenue LLC, is the potential purchaser of stock under the Sixth Private Equity Credit Agreement.  The shares offered in this prospectus are based on the Sixth Private Equity Credit Agreement between the selling security holder and us.  We are unable to determine the exact number of shares that will actually be sold according to this prospectus due to:

•	the ability of the selling security holder to determine when and whether it will sell any shares under this prospectus; and
•	the uncertainty as to the number of shares of common stock, which will be issued upon exercise of our put options under the Sixth Private Equity Credit Agreement.

The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche.

Since the purchase price under the Sixth Private Equity Credit Agreement is based on the market price of our common stock after exercise of our put option, the number of shares subject to registration rights will increase if the market price of our common stock decreases, and will decrease if the market price increases.  See “Financing/Equity Line of Credit”.

Neither Charlton nor any of its affiliates has held any position, office, or other material relationship with us in the past five years except that, since April 1999, Charlton has acquired a total of 242,304,895 shares of common stock through conversion of $13,410,000 of our preferred stock and debentures that it purchased and through $40,672,258 in purchases under the Private Equity Agreements.  See “Financing/Equity Line of Credit.”

The following table identifies the selling security holder based upon information provided to us by Charlton as of January 7, 2009, with respect to the shares beneficially held by or acquirable by, the selling security holder, and the shares of common stock beneficially owned by the selling security holder which are not covered by this prospectus.

Selling Security Holders' Table

Name and Address Of Security Holder	Registrant’s Relationship With Selling Security Holder Within The Past Three Years	Common Shares Owned Prior To Offering	Total Number Of Shares To Be Registered	Total Number Of Shares Owned by Security Holder After Offering	Percentage Owned (if more than 1%) by Security Holder After Offering
Charlton Avenue LLC* c/o Citco Trustees (Cayman Limited) P.O. Box 31106 SMB Grand Cayman Cayman Island, British West Indies	Investor	-0-	150,000,000	-0-	-0-

* Navigator Management, Ltd. is the director of and has sole voting and investment control over Charlton Avenue LLC.  Arlene DeCastro and Gayle Lettsome are Directors of Navigator and control Navigator’s voting and investment decisions on behalf of Charlton.

Use of Proceeds

The selling security holder is selling all of the shares covered by this prospectus for its own account.  Accordingly, we will not receive any proceeds from the resale of the shares.  We will receive proceeds from any sales of common stock under the Sixth Private Equity Credit Agreement to Charlton.  We intend to use the net proceeds received under the Sixth Private Equity Credit Agreement as working capital to cover our general corporate needs until such time, if ever, as we are able to generate a positive cash flow from operations.  Based on the $.022 market price of our common stock on January 7, 2009, we estimate that we will require the shelf registration of 150 million shares of our common stock in order to receive net proceeds of approximately $3.3 million from sales to Charlton of the shares covered by this prospectus.  We expect to use these net proceeds over the next six months in the following approximate amounts: $1,655,000 for general and administrative expenses, $555,000 for clinical and regulatory expenses; $250,000 for research and development expenses, $595,000 for the purchase of components and parts to manufacture CTLM® systems and $245,000 for sales and marketing expenses.  We will bear all expenses relating to the registration statement of which this prospectus is a part.

We have used the funds previously raised from Charlton to provide working capital, primarily for general and administrative, engineering, research and development, clinical and regulatory expenses

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have not sold any securities which were not registered under the Securities Act of 1933, except for the Debentures sold to Whalehaven and Alpha and the shares of common stock sold to Charlton under our Private Equity Credit Agreements, which were resold by Charlton pursuant to registration statements under the Securities Act of 1933, all as described in "Financing/Equity Line of Credit/Debentures" above.  These sales to Charlton, Whalehaven, and Alpha were private placements exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

PLAN OF DISTRIBUTION

Each selling security holder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock  on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holder may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling security holder may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling security holder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.  Upon our being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon our being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

A selling security holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Each selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling security holder and/or the purchasers.  Each selling security holder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder's business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling security holder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.  If the selling security holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling security holder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holder in connection with the resales of its shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.  We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 952,000,000 shares of capital stock of which 950,000,000 shares are common stock, no par value, and 2,000,000 shares are preferred stock, no par value.  As of January 7, 2009, there were issued and outstanding 405,723,338 shares of common stock, warrants to purchase 17,688,888 shares of common stock and options to purchase 24,921,232 shares of common stock.

Common Stock
Holders of the common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by shareholders.  There is no cumulative voting in the election of directors.  Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up, holders of common stock are to share in all assets remaining after the payment of liabilities and any preferential distributions payable to preferred stockholders.  The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments.  There are no redemption or sinking fund provisions applicable to the common stock.  The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock.  All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock
Our articles of incorporation authorize the issuance of preferred stock with designations, rights, and preferences as may be determined from time to time by the board of directors.  The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common shareholder’s interest and depress the price of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES AND LIABILITIES

Section 607.0850 of the Florida General Corporation Act allows companies to indemnify their directors, officers and agent against expenses, judgments, fines and amounts paid in settlement under that conditions and limitations described in that law.

Article VII of our Articles of Incorporation authorizes us to indemnify our directors and officers in the following manner:

•
To the extent permitted by law, none of our directors or officers will be personally liable to us or our shareholders for damages for breach of any duty owed by the directors and officers to us or our shareholders; provided, that, to the extent required by law, the directors and officers will not be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to us or our shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by a director or an officer of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any of our directors or officers for or with respect to any acts or omissions of the directors or officers occurring prior to amendment, repeal or termination of effectiveness.

•
To the extent that any of our directors, officers or other corporate agents have been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, any director, officer or corporate agent will be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by the director, officer or corporate agent in connection therewith.

•
Expenses incurred by a director, officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of the action, suit, or proceeding as authorized by our board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay the amount if it shall ultimately be determined that the director, officer or corporate agent is not entitled to be indemnified.  The officers and directors have indemnification agreements and are covered by Directors and Officers Liability Insurance in the amount of two million dollars.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

EXPERTS

Our audited financial statements incorporated by reference have been examined by Sherb & Co., LLP, independent certified public accountants, for the periods and to the extent set forth in their report and are used in reliance upon their authority as experts in accounting and auditing.

LEGAL MATTERS

In April 2008, we were served with a lawsuit filed against us in Venice, Italy, by Gio Marco S.p.A. and Gio IDH S.p.A., related Italian companies which, between them, had purchased three CTLM® systems in 2005.  One system was purchased directly from us, and the other two were purchased from our former Italian distributor and an affiliate of the distributor.

The plaintiffs allege that they purchased the CTLM® systems for experimental purposes based on alleged oral assurances by our sales representative to the effect that we would promptly receive PMA approval for the CTLM® and that we would give them exclusive distribution rights in Italy.  The plaintiffs are seeking to recover a total of €628,595, representing the aggregate purchase price of the systems plus related expenses.

Based on our preliminary investigation of this matter, we believe that this claim is completely without merit, and we intend to vigorously defend the case.  Our Italian counsel filed our initial response to the lawsuit in November 2008 and requested and was granted an extension to June 17, 2009, to file a further response.

In December 2008, we were served with a lawsuit against us in Cuyahoga County, Ohio, by Plexar Associates, Inc. (“Plexar”), a company that provides software and algorithm development for medical imaging companies.  On January 23, 2008, we engaged the services of Plexar to provide work over a three-month period relating to artifact reduction.  The initial purchase order was limited to $48,700.  A second purchase order for another three-month period was signed on July 8, 2008, with a limit of $61,000.  Thus, our total commitment was $109,700.  As of the date of this prospectus, we have paid Plexar the sum of $93,911 and have not received any useful work product.  In its complaint, Plexar is seeking the sum of $65,076.  Our counsel is reviewing this complaint and will file a response by January 9, 2009.  We intend to vigorously dispute this case and are contemplating filing a counter-claim for non-performance.

The validity of the common stock offered in this prospectus will be passed upon for the Company by Carlton Fields, P.A., Miami, Florida.

FINANCIAL INFORMATION

The following financial statements should be read in conjunction with the financial statement information contained in and incorporated by reference from our annual report on Form 10-K for the year ended June 30, 2008, and our report on Form 10-Q for the quarter ending September 30, 2008.

The financial statements, which are incorporated from our Form 10-K filed on September 12, 2008, begin with page 42 and end with page 100.  The financial statements, which are incorporated from our Form 10-Q filed on November 12, 2008, begin with page 6 and end with page 10.

ANNUAL MEETING

We held our 2008 annual meeting of shareholders on December 29, 2008 in Fort Lauderdale, Florida.  At the meeting, our shareholders elected Linda B. Grable and Allan L. Schwartz as directors; approved an amendment to our Articles of Incorporation increasing our authorized common stock to 950,000,000 shares; adopted our 2007 Non-Statutory Stock Option Plan; and ratified Sherb & Co., LLP as our independent auditors.

item 8.  Financial Statements

10-K Financial Table of Contents

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

To the Board of Directors and
Stockholders of Imaging Diagnostic Systems, Inc.

We have audited the accompanying balance sheets of Imaging Diagnostic Systems, Inc. (A Development Stage Enterprise) as of June 30, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ended June 30, 2008, 2007, 2006 and for the period December 10, 1993 (date of inception) to June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the period December 10, 1993 (date of inception) to June 30, 2008 reflect total revenues and a net loss $2,072,875 and $96,116,977, respectively of the cumulative totals. The other auditors’ report has been furnished to us and our opinion, insofar as it relates to amounts included for such period, is based solely on the report of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2008 and 2007, and the results of its operations and cash flows for each of the years then ended June 30, 2008, 2007 and 2006 and for the period December 10, 1993 (date of inception) to June 30, 2008 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that Imaging Diagnostic Systems, Inc. will continue as a going concern.  As more fully described in Note 5, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 5.  The accompanying financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Imaging Diagnostic Systems, Inc.’s internal control over financial reporting as of June 30, 2008 and 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 11, 2008 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/  SHERB & CO, LLP

Certified Public Accountants

Boca Raton, Florida
September 12, 2008

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Balance Sheets

June 30, 2008 and 2007

ASSETS
	2008	2007
Current assets:
Cash and cash equivalents	$49,433	$477,812
Accounts receivable, net of allowances for doubtful accounts
of $67,000 and $29,967, respectively	39,718	119,866
Loans receivable	57,357	63,602
Inventories, net of reserve of $408,000 and $408,000, respectively	647,169	1,363,156
Prepaid expenses	55,368	36,784

Total current assets	849,045	2,061,220

Property and equipment, net	495,076	2,030,795
Intangible assets, net	239,235	273,412

Total assets	$1,583,356	$4,365,427

LIABILITIES AND STOCKHOLDERS' EQUITY (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$800,068	$585,991
Customer deposits	126,114	88,114
Short term debt	-	250,000

Total current liabilities	926,182	924,105

Long-Term Liabilities:
Commitments and contingencies	-	-
Deferred Rent Liability	85,935	-
Deferred Gain - Sale of Building	1,040,000	-

Total Long-Term liabilities	1,125,935	-

Total liabilities	2,052,117	924,105

Stockholders equity (Deficit):
Common stock, no par value; authorized 450,000,000 shares,
issued 325,517,468 and 311,538,038 shares, respectively	99,651,145	99,120,731
Additional paid-in capital	2,844,832	2,661,650
Deficit accumulated during the development stage	(102,964,738)	(98,341,059)

Total stockholders' equity (Deficit)	(468,761)	3,441,322

Total assets & stockholders' equity (Deficit)	$1,583,356	$4,365,427

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Operations
				From Inception
				(December 10,
	Year Ended	Year Ended	Year Ended	1993) to
	June 30, 2008	June 30, 2007	June 30, 2006	June 30, 2008

Net Sales	$39,647	$65,136	$675,844	$2,072,875
Cost of Sales	20,944	17,870	316,189	885,559

Gross Profit	18,703	47,266	359,655	1,187,316

Operating Expenses:
General and administrative	2,644,556	3,012,575	3,366,426	52,610,301
Research and development	2,080,265	2,089,497	2,046,688	20,467,297
Sales and marketing	1,067,655	1,351,521	1,210,917	8,157,373
Inventory valuation adjustments	258,375	493,596	184,219	4,670,385
Depreciation and amortization	181,812	176,158	175,807	2,954,885
Amortization of deferred compensation	-	-	-	4,064,250

Total Operating Expenses	6,232,663	7,123,347	6,984,057	92,924,491

Operating Loss	(6,213,960)	(7,076,081)	(6,624,402)	(91,737,175)

Gain (Loss) on sale of fixed assets	1,609,525	-	(2,439)	1,612,671
Interest income	13,377	11,455	8,416	307,765
Other income	76,954	250,001	21,500	758,417
Other income - LILA Inventory	(69,127)	-	-	(69,127)
Interest expense	(40,447)	(387,697)	(565,797)	(6,989,528)

Net Loss	(4,623,678)	(7,202,322)	(7,162,722)	(96,116,977)

Dividends on cumulative preferred stock:
From discount at issuance	-	-	-	(5,402,713)
Earned	-	-	-	(1,445,047)

Net loss applicable to
common shareholders	$(4,623,678)	$(7,202,322)	$(7,162,722)	$(102,964,737)

Net Loss per common share:
Basic and diluted	$(0.01)	$(0.03)	$(0.03)	$(0.97)

Weighted average number of
common shares outstanding:
Basic and diluted	318,673,749	271,667,256	218,846,738	106,483,084

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at December 10, 1993 (date of inception)	0	$-	0	$-	$-	$-	$-	$-	$-

Issuance of common stock, restated for reverse
stock split	-	-	510,000	50,000	-	-	-	-	50,000

Acquisition of public shell	-	-	178,752	-	-	-		-	-

Net issuance of additional shares of stock	-	-	15,342,520	16,451	-	-		-	16,451

Common stock sold	-	-	36,500	36,500	-	-		-	36,500

Net loss	-		-	-	-	(66,951)		-	(66,951)

Balance at June 30, 1994	-	-	16,067,772	102,951	-	(66,951)	-	-	36,000

Common stock sold	-	-	1,980,791	1,566,595	-	-	(523,118)	-	1,043,477

Common stock issued in exchange for services	-	-	115,650	102,942	-	-	-	-	102,942

Common stock issued with employment agreements	-	-	75,000	78,750	-	-	-	-	78,750

Common stock issued for compensation	-	-	377,500	151,000	-	-	-	-	151,000

Stock options granted	-	-	-	-	622,500	-	-	(622,500)	-

Amortization of deferred compentsation	-	-	-	-	-	-	-	114,375	114,375

Forgiveness of officers' compensation	-	-	-	-	50,333	-	-	-	50,333

Net loss	-	-	-	-	-	(1,086,436)	-	-	(1,086,436)

Balance at June 30, 1995	-	-	18,616,713	2,002,238	672,833	(1,153,387)	(523,118)	(508,125)	490,441

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 1995	-	-	18,616,713	2,002,238	672,833	(1,153,387)	(523,118)	(508,125)	490,441

Preferred stock sold, including dividends	4,000	3,600,000	-	-	1,335,474	(1,335,474)	-	-	3,600,000

Common stock sold	-	-	700,471	1,561,110	-	-	-	-	1,561,110

Cancellation of stock subscription	-	-	(410,500)	(405,130)	-	-	405,130	-	-

Common stock issued in exchange for services	-	-	2,503,789	4,257,320	-	-	-	-	4,257,320

Common stock issued with exercise of stock options	-	-	191,500	104,375	-	-	(4,375)	-	100,000

Common stock issued with exercise of options
for compensation	-	-	996,400	567,164	-	-	-	-	567,164

Conversion of preferred stock to common stock	(1,600)	(1,440,000)	420,662	1,974,190	(534,190)	-	-	-	-

Common stock issued as payment of preferred
stock dividends	-	-	4,754	14,629	-	(14,629)	-	-	-

Dividends accrued on preferred stock not
yet converted	-	-	-	-	-	(33,216)	-	-	(33,216)

Collection of stock subscriptions	-	-	-	-	-	-	103,679	-	103,679

Amortization of deferred compentsation	-	-	-	-	-	-	-	232,500	232,500

Forgiveness of officers' compensation	-	-	-	-	100,667	-	-	-	100,667

Net loss (restated)	-	-	-	-	-	(6,933,310)	-	-	(6,933,310)

Balance at June 30, 1996 (restated)	2,400	2,160,000	23,023,789	10,075,896	1,574,784	(9,470,016)	(18,684)	(275,625)	4,046,355
See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 1996 (restated)	2,400	2,160,000	23,023,789	10,075,896	1,574,784	(9,470,016)	(18,684)	(275,625)	4,046,355

Preferred stock sold, including dividends	450	4,500,000	-	-	998,120	(998,120)	-	-	4,500,000

Conversion of preferred stock to common stock	(2,400)	(2,160,000)	1,061,202	2,961,284	(801,284)	-	-	-	-

Common stock issued in exchange for services	-	-	234,200	650,129	-	-	-	-	650,129

Common stock issued for compensation	-	-	353,200	918,364	-	-	-	-	918,364

Common stock issued with exercise of stock options	-	-	361,933	1,136,953	-	-	(33,750)	-	1,103,203

Common stock issued to employee	-	-	(150,000)	(52,500)	-	-	-	-	(52,500)

Common stock issued as payment of preferred
stock dividends	-	-	20,760	49,603	-	(16,387)	-	-	33,216

Dividends accrued on preferred stock not
yet converted	-	-	-	-	-	(168,288)	-	-	(168,288)

Stock options granted	-	-	-	-	1,891,500	-	-	(1,891,500)	-

Collection of stock subscriptions	-	-	-	-	-	-	16,875	-	16,875

Amortization of deferred compentsation	-	-	-	-	-	-	-	788,000	788,000

Net loss (restated)	-	-	-	-	-	(7,646,119)	-	-	(7,646,119)

Balance at June 30, 1997 (restated)	450	4,500,000	24,905,084	15,739,729	3,663,120	(18,298,930)	(35,559)	(1,379,125)	4,189,235

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 1997 (restated)	450	4,500,000	24,905,084	15,739,729	3,663,120	(18,298,930)	(35,559)	(1,379,125)	4,189,235

Preferred stock sold, including dividends
and placement fees	501	5,010,000	-	-	1,290,515	(1,741,015)	-	-	4,559,500

Conversion of preferred stock to common stock	(340)	(3,400,000)	6,502,448	4,644,307	(1,210,414)	-	-	-	33,893

Common stock sold	-	-	500,000	200,000	-	-	-	-	200,000

Common stock issued in exchange for services	-	-	956,000	1,419,130	-	-	-	-	1,419,130

Common stock issued for compensation	-	-	64,300	54,408	-	-	-	-	54,408

Common stock issued with exercise of stock options	-	-	65,712	22,999	-	-	-	-	22,999

Common stock issued in exchange for
licensing agreement	-	-	3,500,000	1,890,000	(3,199,000)	-	-	-	(1,309,000)

Dividends accrued on preferred stock not
yet converted	-	-	-	-	-	(315,000)	-	-	(315,000)

Stock options granted	-	-	-	-	1,340,625	-	-	(1,340,625)	-

Collection of stock subscriptions	-	-	-	12,500	-	-	21,250	-	33,750

Amortization of deferred compentsation	-	-	-	-	-	-	-	1,418,938	1,418,938

Net loss (restated)	-	-	-	-	-	(6,715,732)	-	-	(6,715,732)

Balance at June 30, 1998 (restated)	611	6,110,000	36,493,544	23,983,073	1,884,846	(27,070,677)	(14,309)	(1,300,812)	3,592,121

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 1998 (restated)	611	6,110,000	36,493,544	23,983,073	1,884,846	(27,070,677)	(14,309)	(1,300,812)	3,592,121	*

Preferred stock issued - satisfaction of debt	138	1,380,000	-	-	(161,348)	(492,857)	-	-	725,795

Conversion of preferred stock to common stock	(153)	(1,530,000)	4,865,034	1,972,296	(442,296)	-	-	-	-

Common stock sold	-	-	200,000	60,000	-	-	-	-	60,000

Common stock issued - exchange for services
and compensation	-	-	719,442	301,210	-	-	-	-	301,210

Common stock issued - repayment of debt	-	-	2,974,043	1,196,992	-	-	-	-	1,196,992

Common stock issued in exchange for loan fees	-	-	480,000	292,694	-	-	-	-	292,694

Common stock issued with exercise of stock options	-	-	65,612	124,464	-	-	-	-	124,464

Common stock issued in satisfaction of
licensing agreement payable	-	-	3,500,000	1,890,000	-	-	-	-	1,890,000

Redeemable preferred stock sold, deemed dividend	-	-	-	-	-	(127,117)	-	-	(127,117)

Dividends accrued-preferred stock not yet converted	-	-	-	-	-	(329,176)	-	-	(329,176)

Stock options granted	-	-	-	-	209,625	-	-	(209,625)	-

Amortization of deferred compentsation	-	-	-	-	-	-	-	1,510,437	1,510,437

Net loss (restated)	-	-	-	-	-	(6,543,292)	-	-	(6,543,292)

Balance at June 30, 1999 (restated)	596	5,960,000	49,297,675	29,820,729	1,490,827	(34,563,119)	(14,309)	-	2,694,128

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 1999 (restated)	596	5,960,000	49,297,675	29,820,729	1,490,827	(34,563,119)	(14,309)	-	2,694,128

Conversion of convertible debentures	-	-	4,060,398	3,958,223	-	-	-	-	3,958,223

Conversion of preferred stock to common, net	(596)	(5,960,000)	45,415,734	7,313,334	(648,885)	-	-	-	704,449

Common stock sold	-	-	100,000	157,000	-	-	-	-	157,000

Common stock issued - exchange for services
and compensation, net of cancelled shares	-	-	137,000	(18,675)	-	-	-	-	(18,675)

Common stock issued - repayment of debt
and accrued interest	-	-	5,061,294	1,067,665	-	-	-	-	1,067,665

Common stock issued in exchange for
interest and loan fees	-	-	7,297	2,408	-	-	-	-	2,408

Common stock issued with exercise of stock options	-	-	1,281,628	395,810	157,988	-	(13,599)	-	540,199

Common stock issued with exercise of warrants	-	-	150,652	121,563	97,850	-	-	-	219,413

Issuance of note payable with warrants at a discount	-	-	-	-	500,000	-	-	-	500,000

Dividends accrued-preferred stock not yet converted	-	-	-	-	-	(145,950)	-	-	(145,950)

Net loss (restated)	-	-	-	-	-	(6,531,662)	-	-	(6,531,662)

Balance at June 30, 2000 (restated)	-	-	105,511,678	42,818,057	1,597,780	(41,240,731)	(27,908)	-	3,147,198

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 2000 (restated)	-	-	105,511,678	42,818,057	1,597,780	(41,240,731)	(27,908)	-	3,147,198

Preferred stock sold, including dividends	500	5,000,000	-	-	708,130	(708,130)	-	-	5,000,000

Conversion of preferred stock to common, net	(500)	(5,000,000)	5,664,067	5,580,531	(708,130)	-	-	-	(127,599)

Common stock issued - line of equity transactions	-	-	3,407,613	3,143,666	-	-	-	-	3,143,666

Common stock issued - exchange for services
and compensation	-	-	153,500	227,855	-	-	-	-	227,855

Common stock issued - repayment of debt
and accrued interest	-	-	810,000	1,393,200	-	-	-	-	1,393,200

Common stock issued with exercise of stock options	-	-	3,781,614	1,868,585	-	-	13,599	-	1,882,184

Common stock issued with exercise of warrants	-	-	99,375	119,887	-	-	-	-	119,887

Dividends accrued-preferred stock	-	-	-	-	-	(422,401)	-	-	(422,401)

Net loss (restated)	-	-	-	-	-	(9,532,450)	-	-	(9,532,450)

Balance at June 30, 2001 (restated)	-	-	119,427,847	55,151,781	1,597,780	(51,903,712)	(14,309)	-	4,831,540

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 2001 (restated)	-	-	119,427,847	55,151,781	1,597,780	(51,903,712)	(14,309)	-	4,831,540

Common stock issued - line of equity transactions	-	-	11,607,866	6,213,805	-	-	-	-	6,213,805

Common stock issued - exchange for services
and compensation	-	-	560,000	294,350	-	-	-	(117,600)	176,750

Net loss (restated)	-	-	-	-	-	(7,997,652)	-	-	(7,997,652)

Balance at June 30, 2002 (restated)	-	-	131,595,713	61,659,936	1,597,780	(59,901,364)	(14,309)	(117,600)	3,224,443

Common stock issued - line of equity transactions	-	-	29,390,708	8,737,772	-	-	-	-	8,737,772

Common stock issued - exchange for services
and compensation	-	-	2,007,618	970,653	-	-	-	117,600	1,088,253

Payment of subscriptions receivable	-	-	-	-	-	-	14,309	-	14,309

Net loss (restated)	-	-	-	-	-	(8,358,774)	-	-	(8,358,774)

Balance at June 30, 2003 (restated)	-	-	162,994,039	71,368,361	1,597,780	(68,260,138)	-	-	4,706,003

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 2003 (restated)	-	-	162,994,039	71,368,361	1,597,780	(68,260,138)	-	-	4,706,003

Common stock issued - line of equity transactions	-	-	8,630,819	6,541,700	-	-	-	-	6,541,700

Common stock issued - exchange for services
and compensation	-	-	734,785	832,950	-	-	-	-	832,950

Common stock issued - exercise of stock options	-	-	967,769	492,701	-	-	-	-	492,701

Net loss	-	-	-	-	-	(8,402,959)	-	-	(8,402,959)

Balance at June 30, 2004 (Restated)	-	-	173,327,412	79,235,712	1,597,780	(76,663,097)	-	-	4,170,395

Common stock issued - line of equity transactions	-	-	26,274,893	7,797,807	-	-	-	-	7,797,807

Common stock issued - exchange for services
and compensation	-	-	285,000	113,850	-	-	-	-	113,850

Common stock issued - exercise of stock options	-	-	13,264	3,404	-	-	-	-	3,404

Net loss	-	-	-	-	-	(7,312,918)	-	-	(7,312,918)

Balance at June 30, 2005	-	$-	199,900,569	$87,150,773	$1,597,780	$(83,976,015)	$-	$-	4,772,538

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 2005	-	-	199,900,569	87,150,773	1,597,780	(83,976,015)	-	-	4,772,538

Common stock issued - line of equity transactions	-	-	47,776,064	7,409,543	-	-	-	-	7,409,543

Fair Value of Stock Option Expenses	-	-	-	-	632,557	-	-	-	632,557

Net loss	-	-	-	-	-	(7,162,722)	-	-	(7,162,722)

Balance at June 30, 2006	-	-	247,676,633	94,560,316	2,230,337	(91,138,737)	-	-	5,651,916

Common stock issued - line of equity transactions	-	-	63,861,405	4,560,415	-	-	-	-	4,560,415

Fair Value of Stock Option Expenses	-	-	-	-	431,313	-	-	-	431,313

Net loss	-	-	-	-	-	(7,202,322)	-	-	(7,202,322)

Balance at June 30, 2007	-	-	311,538,038	99,120,731	2,661,650	(98,341,059)	-	-	3,441,322

** See Note 16 for a detailed breakdown by Series.
See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Statements of Stockhoders' Equity (Deficit) (Continued)

From December 10, 1993 (date of inception) to June 30, 2008
						Deficit
						Accumulated
	Preferred Stock (**)		Common Stock		Additional	During the
	Number of		Number of		Paid-in	Development	Subscriptions	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at June 30, 2007	-	-	311,538,038	99,120,731	2,661,650	(98,341,059)	-	-	3,441,322

Common stock issued - line of equity transactions	-	-	13,979,430	530,414	-	-	-	-	7,409,543

Fair Value of Stock Option Expenses	-	-	-	-	183,182	-	-	-	183,182

Net loss	-	-	-	-	-	(4,623,679)	-	-	(4,623,679)

Balance at June 30, 2008	-	-	325,517,468	99,651,145	2,844,832	(102,964,738)	-	-	(468,761)

** See Note 16 for a detailed breakdown by Series.
See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(A Development Stage Company)

Statement of Cash Flows

				From Inception
				(December 10,
	Year Ended	Year Ended	Year Ended	1993) to
	June 30, 2008	June 30, 2007	June 30, 2006	June 30, 2008

Net loss	$(4,623,679)	$(7,202,322)	$(7,162,722)	$(96,116,978)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation and amortization	181,812	176,158	183,450	2,962,528
(Gain) Loss on sale of fixed assets	(1,609,525)	-	2,439	(1,612,671)
Extinguishment of debt	-	-	(21,500)	(431,462)
Inventory valuation adjustment	258,375	493,596	184,219	4,670,385
Amoritization of deferred compensation	-	-	-	4,064,250
Noncash interest, compensation and consulting services	40,414	367,698	565,373	18,979,983
Fair Value of Stock Option Expenses	183,182	431,313	632,557	1,247,052
(Increase) decrease in accounts and
loans receivable - employees, net	49,360	332,267	(266,590)	(202,760)
Increase (decrease) in allowance for
doubful account	37,033	(10,033)	40,000	67,000
(Increase) decrease in inventories, net	457,612	(85,942)	(55,625)	(2,380,385)
(Increase) decrease in prepaid expenses	(18,584)	6,062	(8,659)	(55,368)
(Increase) decrease in other assets	-	-	-	(306,618)
Increase (decrease) in accounts payable and
accrued expenses	214,077	26,997	(224,974)	965,502
Increase (decrease) in other current liabilities	38,000	48,114	10,000	126,114
Increase in deferred rent liability	85,935	-	-	85,935

Total adjustments	(82,309)	1,786,230	1,040,690	28,179,485

Net cash used for operating activities	(4,705,988)	(5,416,092)	(6,122,032)	(67,937,493)

Cash flows from investing activities:
Proceeds from sale of property & equipment	4,357,654	-	104	4,387,615
Prototype equipment	-	-	-	(2,799,031)
Capital expenditures	(320,045)	(16,500)	(20,079)	(4,786,765)

Net cash used for investing activities	4,037,609	(16,500)	(19,975)	(3,198,181)

Cash flows from financing activities:
Repayment of capital lease obligation	-	-	-	(50,289)
Proceeds from convertible debenture	-	-	-	3,240,000
Proceeds from (repayments) loan payable, net	(250,000)	250,000	-	2,595,029
Proceeds from issuance of preferred stock	-	-	-	18,039,500
Proceeds from exercise of stock options	-	-	-	903,989
Net proceeds from issuance of common stock	490,000	4,192,717	6,844,171	46,456,878

Net cash provided by financing activities	240,000	4,442,717	6,844,171	71,185,107

Net increase (decrease) in cash and cash equivalents	(428,379)	(989,875)	702,164	49,433

Cash and cash equivalents at beginning of period	477,812	1,467,687	765,523	-

Cash and cash equivalents at end of period	$49,433	$477,812	$1,467,687	$49,433

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(A Development Stage Company)

Statement of Cash Flows (Continued)

				From Inception
				(December 10,
	Year Ended	Year Ended	Year Ended	1993) to
	June 30, 2008	June 30, 2007	June 30, 2006	June 30, 2008
Supplemental disclosures of cash
flow information:

Cash paid for interest	$-	$-	$-	$215,962

Supplemental disclosures of noncash
investing and financing activities:

Issuance of common stock and options
in exchange for services	$-	$-	$-	$6,306,350

Issuance of common stock as loan fees in
connection with loans to the Company	$-	$-	$-	$293,694

Issuance of common stock as satisfaction of
loans payable and accrued interest	$-	$-	$-	$3,398,965

Issuance of common stock as satisfaction of
certain accounts payable	$-	$-	$-	$257,892

Issuance of common stock in
exchange for property and equipment	$-	$-	$-	$89,650

Issuance of common stock and other current liability
in exchange for patent liceensing agreement	$-	$-	$-	$581,000

Issuance of common stock for
compensation	$-	$-	$-	$2,691,788

Issuance of common stock through
exercise of incentive stock options	$-	$-	$-	$3,117,702

Issuance of common stock as
payment for preferred stock dividends	$-	$-	$-	$507,645

Acquisition of property and equipment
through the issuance of a capital
lease payable	$-	$-	$-	$50,289

See accompanying notes to the financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements

(1)           BACKGROUND

The Company, ("Imaging Diagnostic Systems, Inc.") was organized in the state of New Jersey on November 8, 1985, under its original name of Alkan Corp.  On April 14, 1994, a reverse merger was effected between Alkan Corp. and the Florida corporation of Imaging Diagnostic Systems, Inc. ("IDSI-Fl.").  IDSI-Fl. was formed on December 10, 1993. (See Note 4)  Effective July 1, 1995 the Company changed its corporate status to a Florida corporation.

The Company is a development stage enterprise and during fiscal year ending June 30, 2008, utilized the proceeds of $4.4 million from the sale and lease-back of it’s property in Plantation, FL (See Note 22).  As additional working capital will be required, the Company will obtain such capital through the use of its Sixth Private Equity Credit Agreement and other sources of financing.  Since January 2003, the Company has had revenues of $2,072,875 from the sale of its CTLM® Breast Imaging System.  There is no assurance that once the development of the CTLM® device is completed and finally receives Federal Drug Administration marketing clearance, that the Company will achieve a profitable level of operations.

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(b) Revenue Recognition

We recognize revenue in accordance with the guidance presented in the SEC’s Staff Accounting Bulletin No. 104.  We sell our medical imaging products, parts, and services to independent distributors and in certain unrepresented territories directly to end-users.  Revenue is recognized when persuasive evidence of a sales arrangement exists, delivery has occurred such that title and risk of loss have passed to the buyer or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonable assured.  Unless agreed otherwise, our terms with international distributors provide that title and risk of loss passes F.O.B. origin.

To be reasonably assured of collectibility, our policy is to minimize the risk of doing business with distributors in countries which are having difficult financial times by requesting payment via an irrevocable letter of credit (“L/C”) drawn on a United States bank prior to shipment of the CTLM®.  It is not always possible to obtain an L/C from our distributors so in these cases we must seek alternative payment arrangements which include third-party financing, leasing or extending payment terms to our distributors.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c) Allowance for Doubtful Accounts

In the event that management determines that a receivable becomes uncollectible, or events or circumstances change, which result in a temporary cessation of payments from the distributor, we will make our best estimate of probable or potential losses in our accounts receivable balance using the allowance method for each quarterly period.  Management will periodically review the receivables at the end of each quarterly reporting period and the appropriate accrual will be made based on current available evidence and historical experience.

Our allowance for doubtful accounts increased to $67,000 as of June 30, 2008 from $29,967 in the prior fiscal year.

(d) Cash and cash equivalents

Holdings of highly liquid investments with original maturities of three months or less and investment in money market funds are considered to be cash equivalents by the Company.

(e) Inventory

Inventories, consisting principally of raw materials, work-in-process (including completed units under testing), finished goods and units placed on consignment, are carried at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method.  Raw materials consist of purchased parts, components and supplies.  Work-in-process includes completed units undergoing final inspection and testing.

We have used and will continue to use CTLM® systems from finished goods as demonstrators or for clinical collaboration.  At the conclusion of the demonstration or clinical collaboration period, the CTLM® may be sold at reduced prices.  On a quarterly basis, using the guidance of ARB 43, Chapter 4, Statement 5, our ability to realize the value of our inventory is based on a combination of factors including the following: how long a consigned system has been used for demonstration or clinical collaboration purpose; the utility of the goods as compared to their cost; physical obsolescence; historical usage rates; forecasted sales or usage; product end of life dates; estimated current and future market values; and new product introductions.

Due to recent technological advances resulting in overall lower costs for certain inventory components; the Company has reduced these components of its inventory to their net realizable value.  The inventory valuation adjustments are reflected in the statement of operations and amounted to $258,375, $493,596, $184,219, and $4,670,385, for the years ended June 30, 2008, 2007 and 2006, and for the period December 10, 1993 (date of inception) to June 30, 2008, respectively.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f) Property, equipment and software development costs

Property and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the related assets.  Expenditures for renewals and betterments which increase the estimated useful life or capacity of the asset are capitalized; expenditures for repairs and maintenance are expensed when incurred.

Under the criteria set forth in Statement of Financial Accounting Standards No. 86, capitalization of software development costs begins upon the establishment of technological feasibility for the product.  The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology.  After considering the above factors, the Company has determined that software development costs, incurred subsequent to the initial acquisition of the basic software technology, should be properly expensed.  Such costs are included in research and development expense in the accompanying statements of operations.

(g) Research and development

Research and development expenses consist principally of expenditures for equipment and outside third-party consultants, raw materials which are used in testing and the development of the Company's CTLM® device or other products, product software and compensation to specific company personnel.  The non-payroll related expenses include testing at outside laboratories, parts associated with the design of initial components and tooling costs, and other costs which do not remain with the developed CTLM® device.  The software development costs are with outside third-party consultants involved with the implementation of final changes to the developed software.  All research and development costs are expensed as incurred.

(h) Net loss per share

In 1998, the Company adopted SFAS No. 128, (“Earnings Per Share”), which requires the reporting of both basic and diluted earnings per share.  Basic net loss per share is determined by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted loss per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock, as long as the effect of their inclusion is not anti-dilutive.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i) Patent license agreement

The patent license agreement will be amortized over the seventeen-year life of the patent, the term of the agreement.  See Note 2(m) Intangible Assets for disclosure on impairment policy.

(j) Stock-based compensation

The Company adopted SFAS No. 123R, “Share Based Payments.” SFAS No. 123R requires companies to expense the value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. The impact of applying SFAS No. 123R approximated $183,182, $431,313 and $632,558, respectively, in additional compensation expense for the twelve months ended June 30, 2008, 2007, and 2006.

The fair value concepts were not changed significantly in SFAS 123(R); however, in adopting this Standard, companies were given the option to choose among alternative valuation models and amortization assumptions.  We elected to continue to use the Black-Scholes option pricing model and expense the options as compensation over the requisite service period of the grant.  We will reconsider use of the Black-Scholes model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

From Inception
(December 10,
1993) to
June 30, 2005
(Restated)
Net loss to common shareholders,
as reported	$ (83,976,015)

Less: stock-based employee compensation
determined under the fair value method,
net of income tax effect	5,537,149

Net loss to common shareholders,
pro forma	$ (89,513,164)

Basic and diluted loss per share -
As reported	$ (1.02)

Pro forma	$ (1.09)

For purposes of the preceding pro forma disclosures, the weighted average fair value of each option has been estimated on the date of grant using the Black-Scholes options-pricing model with the weighted average assumptions listed below used for grants in 2008, 2007 and 2006, respectively.

	Year Ended	Year Ended	Year Ended
	June 30, 2008	June 30, 2007	June 30, 2006
Volatility	63.32%	72.34%	71.11%
Risk Free Interest Rate	5%	5%	4%
Expected Term	8 yrs	8 yrs	8 yrs

Our expected term assumption of eight years for the year ended June 30, 2008, was based upon the guidance provided by SEC Staff Accounting Bulletin 107 enabling us to use the simplified method for “plain vanilla” options for this calculation.  This provision was allowed to be used for grants made on or before December 31, 2007.  On December 21, 2007, the SEC issued Staff Accounting Bulletin 110 which extended the timeframe we will have to use the simplified method on an interim basis.  The SEC will suspend use of this method once detailed information on exercise terms become readily available.  We then will be required to estimate the expected term of an option using historical data.

See Note 19 – Stock Options

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k) Long-lived assets

Effective July 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121. “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 121”).  This statement requires companies to write down to estimated fair value long-lived assets that are impaired.  The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  In performing the review of recoverability the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition.  If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized.

The Company has determined that no impairment losses need to be recognized through the fiscal year ended June 30, 2008.

In August of 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), which addresses accounting and financial reporting for the impairment and disposal of long-lived assets. This statement is effective for the Company beginning July 1, 2002. The Company does not believe that the adoption of SFAS 144 will have a significant impact on its financial position and results of operations.

(l) Income taxes

The Company provides for income taxes using the asset and liability method as required by Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”).  This method recognizes the amount of federal and state taxes payable or refundable for the current year as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the financial statements and income tax returns.  Deferred income tax assets and liabilities are adjusted to recognize the change in tax laws or tax rates. These changes are recognized in income in the year that includes the enactment date.

(m) Intangible assets

Intangible assets, consisting of the patent license agreement and certain initial UL and CE costs are reflected in “Intangible Assets” on the balance sheet, net of accumulated amortization (Note 8).  The patent license agreement has a fixed life of seventeen years and will continue to be amortized over its remaining useful life.  During the fiscal year ending June 30, 1999, we incurred costs of $8,225 related to the process of obtaining UL and CE approvals and determined that these costs should be amortized based on their useful life of three years on a straight-line basis.

Long-lived assets, including patents, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The impairment analysis for patents can be very subjective as we rely upon signed distribution, dealer or license agreements with variable cash flows to substantiate the recoverability of these long-lived assets.  In our analysis we also take into account our position as a world-wide market leader in CT optical tomography; net sales of CTLM® systems of $2,072,875 since January 2003; the growing acceptance of our technology with over 14,000 scans performed world-wide; approvals or product registration in the following countries: CE Mark for the European Union, Canada, Peoples Republic of China, Argentina, Brazil and Colombia.  We believe the fair value of our patent license clearly exceeds the carrying amount of $239,235.

We have recorded accumulated amortization of $341,765 with a balance remaining of $239,235, which will be amortized over the next seven years at $8,544 per quarter.  We will continue to test for impairment on an annual basis or more frequently if events and circumstances change using the guidance provided in FAS-142.  Examples of such events and circumstances are:

•	A significant adverse change in legal factors or in the business climate
•	An adverse action or assessment by a regulator
•	Unanticipated competition
•	Loss of key personnel
•	An expectation that all or a significant portion of a reporting unit will be sold or otherwise disposed of.

Based on our analysis, we determined that there was no impairment as of June 30, 2008.

(n) Warranty Reserve

The Company established a warranty reserve effective for the fiscal year ending June 30, 2005.  The table below reflects the Warranty Reserve established for the last three fiscal years.  Although the Company tests its product in accordance with its quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Should actual product failure rates or service costs differ from the Company’s estimates, which are based on limited historical data, where applicable, revisions to the estimated warranty liability would be required.

	Year Ended	Year Ended	Year Ended
	June 30, 2008	June 30, 2007	June 30, 2006
Warranty Reserve	$8,502	$14,952	$24,799

    (o) Deemed preferred stock dividend

The accretion resulting from the incremental yield embedded in the conversion terms of the convertible preferred stock is computed based upon the discount from market of the common stock at the date the preferred stock was issued.  The resulting deemed preferred stock dividend subsequently increases the value of the common shares upon conversion.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p) Discount on convertible debt

The discount which arises as a result of the allocation of proceeds to the beneficial conversion feature upon the issuance of the convertible debt increases the effective interest rate of the convertible debt and will be reflected as a charge to interest expense.  The amortization period will be from the date of the convertible debt to the date the debt first becomes convertible.

(q) Comprehensive income

SFAS 130, “Reporting Comprehensive Income”, requires a full set of general-purpose financial statements to be expanded to include the reporting of “comprehensive income”.  Comprehensive income is comprised of two components, net income and other comprehensive income.  For the period from December 10, 1993 (date of inception) to June 30, 2008, the Company had no items qualifying as other comprehensive income.

(r) Impact of recently issued accounting standards

All other issued but not yet effective accounting pronouncements have been deemed to be not applicable hence when adopted these new accounting pronouncements are not expected to have any impact on the financial position of the company.

In April 2008, the Financial Accounting Standards Board (FASB) Staff Position (FSP) No. 142-3, Determination of the Useful Life of Intangible Assets, was finalized.  FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  The Position applies to intangible assets that are acquired individually or with a group of other assets and both intangible assets acquired in business combinations and asset acquisitions.  The Company is currently evaluating the provisions of FSP No. 142-3 and the resulting impact of adoption on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141R establishes the principles and requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, the goodwill acquired and any noncontrolling interest in the acquiree.  SFAS No. 141R also establishes the disclosure requirements for a business combination.  The provisions of SFAS No. 141R are effective for the Company’s 2010 fiscal year, beginning on July 1, 2009.  The Company is currently evaluating the provisions of SFAS No.141R and the resulting impact of adoption on its financial statements.
Also in December 2007, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) on Issue No. 07-1, Accounting for Collaborative Arrangements. EITF 07-1 defines collaborative arrangements and establishes reporting and disclosure requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties.  The provisions of EITF 07-1 are effective for the Company’s 2010 fiscal year, beginning on July 1, 2009. The Company is currently evaluating the provisions of EITF 07-1 and the resulting impact of adoption on its financial statements.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact this adoption will have on our financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, rather it applies under existing accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, which will be our fiscal year 2009.  We are currently evaluating the impact of SFAS No. 157 on our financial statements.

In June 2006, the FASB issued Interpretation (FIN) No. 48 Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 Accounting for Income Taxes.  This Interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition, measurement and disclosure of tax positions that a company has taken or expects to be taken on a tax return.  Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and transition.  FIN 48 is effective for fiscal years beginning after December15, 2006, with early adoption permitted.  The Company currently expects that adoption of FIN 48 will not have a material effect on the Company’s consolidated financial position and results of operations.

(s) Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform with the current period presentation.

(3)           OTHER INCOME

During the fiscal year ending June 30, 2008 the Company recorded $7,827 as Other Income which represents the monthly rent expense and fees we charged Bioscan Inc.  During the fiscal year ending June 30, 2007, the Company sold its LILA technology to Bioscan Inc. for the sum of $250,001 which we received and recorded as Other Income.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

 (4)           MERGER

On April 14, 1994, IDSI-Fl. acquired substantially all of the issued and outstanding shares of Alkan Corp.  The transaction was accounted for as a reverse merger in accordance with Accounting Principles Board Opinion No. 16, wherein the shareholders of IDSI-Fl. retained the majority of the outstanding stock of Alkan Corp. after the merger. (see Note 17)

As reflected in the Statement of Stockholders’ Equity, the Company recorded the merger with the public shell at its cost, which was zero, since at that time the public shell did not have any assets or equity.  There was no basis adjustment necessary for any portion of the merger transaction as the assets of IDSI-Fl. were recorded at their net book value at the date of merger.  The 178,752 shares represent the exchange of shares between the companies at the time of merger.

As part of the transaction, the certificate of incorporation of Alkan was amended to change its name to Imaging Diagnostic Systems, Inc.

(5)           GOING CONCERN

The Company is currently a development stage enterprise and our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt and/or equity financing.  We have yet to generate a positive internal cash flow, and until significant sales of our product occur, we are mostly dependent upon debt and equity funding.  See Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

In the event that we are unable to obtain debt or equity financing or we are unable to obtain such financing on terms and conditions acceptable to us, we may have to cease or severely curtail our operations.  This would materially impact our ability to continue as a going concern.  In the event that we are unable to draw on our private equity line, alternative financing would be required to continue operations.  Management has been able to raise the capital necessary to reach this stage of product development and has been able to obtain funding for capital requirements to date. There is no assurance that, if and when Food and Drug Administration (“FDA”) marketing clearance is obtained, the CTLM® will achieve market acceptance or that we will achieve a profitable level of operations.

We have commenced our planned principal operations of the manufacture and sale of our sole product, the CTLM®, CT Laser Mammography System. We are continuing to appoint distributors and are installing systems under our clinical collaboration program as part of our global commercialization program.  We have sold a total of 13 systems as of June 30, 2008; however, we continue to operate as a development stage enterprise because we have yet to produce significant revenues.  Should additional working capital be required, the Company will obtain such capital through the use of its Sixth Private Equity Credit Agreement and other sources of financing (See Note 22).  We have to create product awareness as a foundation to developing our markets through our existing distributor network and through the appointment of additional distributors and the training of their field service engineers.  We would be able to exit SFAS 7 Development Stage Enterprise reporting upon having sufficient revenues for two successive quarters such that we would not have to utilize our Sixth Private Equity Credit Agreement or alternative funding sources for capital to cover our quarterly operating expenses.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(6)           INVENTORIES

Inventories consisted of the following:

	June 30,
	2008	2007
Raw materials consisting of purchased parts, components and supplies	$578,144	$848,254
Work-in process including units undergoing final inspection and testing	28,939	44,058
Finished goods	448,086	878,844

Sub-Total Inventories	$1,055,169	$1,771,156

Less Inventory Reserve	(408,000)	(408,000)

Total Inventory - Net	$647,169	$1,363,156

We review our Inventory for parts that have become obsolete or in excess of our manufacturing requirements and our Finished Goods for valuation pursuant to our Critical Accounting Policy for Inventory.  For the fiscal year ending June 30, 2008 since such finished goods are being utilized for collecting data for the PMA, we reclassified the net realizable value of $311,252 of CTLM® systems in Inventory to Clinical equipment.  For the fiscal year ending June 30, 2007 we had identified $408,000 of Inventory that we deem impaired due to the lack of inventory turnover.

(7)           PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, less accumulated depreciation:

	June 30,
	2008	2007
Furniture and fixtures	$262,264	$262,264
Building and land (See Note 8)	-	2,092,529
Computers, equipment and software	425,642	416,849
CTLM® software costs	352,932	352,932
Trade show equipment	298,400	298,400
Clinical equipment	432,346	121,094
Laboratory equipment	212,560	212,560

Total Property & Equipment	1,984,144	3,756,628
Less: accumulated depreciation	(1,489,068)	(1,725,833)

Total Property & Equipment - Net	$495,076	$2,030,795

For the fiscal year ending June 30, 2008, we reclassified the net realizable value of $311,252 of CTLM® systems in Inventory to Clinical equipment as these CTLM® systems continue to be used as clinical systems associated with the data collection for our PMA application with the FDA which we plan to submit to the FDA in December 2008.

For the fiscal year ending June 30, 2007, we reclassified the net realizable value of $121,094 of CTLM® systems in Inventory to Clinical equipment as these CTLM® systems continue to be used as product demonstrators and for international clinical collaboration.

The estimated useful lives of property and equipment for purposes of computing depreciation and amortization are:

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(7)           PROPERTY AND EQUIPMENT (Continued)

Furniture, fixtures, clinical, computers, laboratory
equipment and trade show equipment	5-7 years
Building	40 years
CTLM® software costs	5 years

Telephone equipment, acquired under a long-term capital lease at a cost of $50,289, is included in furniture and fixtures.  The CTLM® software is fully amortized.

(8)           SALE/LEASE-BACK OF BUILDING

On March 31, 2008, we closed the sale of our commercial building at 6531 NW 18th Court, Plantation, Florida for $4.4 million to Bright Investments LLC (“Bright”), an unaffiliated third-party and a sister company to Superfun B.V.  Pursuant to FAS-98, we recorded the sale, removed the sold property and its related liabilities from the Balance Sheet and deferred the gain over the five year term of the operating lease in accordance with the provisions of FAS-13 amended by FAS-28.  We computed the amount of gain on the sale portion of the sale/lease-back in accordance with the provisions of FAS-66.  In this regard, we recorded a gain of $1,609,525 and recorded a deferred gain of $1,040,000, which is the present value of the lease payments over the five year term of the lease.  We will amortize the deferred gain in proportion to the gross rental charged to expense over the lease term.  The lease provided a six-month rent holiday with rent payments commencing on September 14, 2008.  To account for the rent holiday, we recorded $13,935 for Rent Expense and accrued that amount as a deferred rent liability.  From April 1st to September 14th, we will continue to record rent expense of $24,000 per month and accrue that amount as a deferred rent liability. The $144,000 deferred rent liability will be amortized on a straight-line basis over the lease term.

On April 29, 2008, as part of our cost saving initiatives, we gave six months prior written notice of termination of our lease of our Plantation, Florida facility.  On June 2, 2008, we executed a Business Lease Agreement with Ft. Lauderdale Business Plaza Associates, an unaffiliated third-party, for 9,870 square feet of commercial office and manufacturing space at 5307 NW 35th Terrace, Ft. Lauderdale, Florida. (See Note 14 - Leases)

(9)           INTANGIBLE ASSETS

Intangible assets consist of the following:

	June 30,
	2008	2007

Patent license agreement, net of accumulated
amortization of $341,765 and $307,588 respectively	$239,235	$273,412
UL & CE approvals, net of accumulated amortization of $8,225
and $8,225 respectively	-	-

Totals	$239,235	$273,412

During June 1998, the Company signed an exclusive Patent License Agreement with its former chief executive officer. (See Note 22)  The officer was the originator of patents issued on December 2, 1997 which covers some of the technology of the CTLM®.  Pursuant to the terms of the agreement, the Company was granted the exclusive right to modify, customize, maintain, incorporate, manufacture, sell, and otherwise utilize and practice the Patent, all improvements thereto and all technology related to the process, throughout the world.  The license shall apply to any extension or re-issue of the Patent.  The term of license is for the life of the Patent and any renewal thereof, subject

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(9)           INTANGIBLE ASSETS (Continued)

to termination, under certain conditions.  As consideration for the License, the Company issued to the officer 7,000,000 shares of common stock (See Note 18). The License agreement has been recorded at the historical cost basis of the chief executive officer, who owned the patent.  The amortization expense for the year ended June 30, 2008 for the patent license agreement is $34,176, with a balance to be amortized over the remaining life of the patent which is seven (7) years.  We will review the value of this patent and test it for impairment on an annual basis.  No impairment of this intangible asset was identified for the fiscal year ending June 30, 2008.

The core costs of obtaining the initial UL and CE approvals have an indefinite life, and intangible assets having an indefinite life are not amortized at the point of acquisition or subsequent to point of acquisition in accordance with the guidance of SFAS 142.  We recorded the initial costs of these systems and protocols as an intangible asset with an indefinite life because we believed that the costs of obtaining them applied to our Company’s entire functional process including manufacturing, labeling and compliance.  We followed the guidance provided in a paradigm, Figure 23-1: Summary of Accounting for Intangible Assets by SFAS 142, in which questions are asked relative to indefinite life, asset impairment and whether assumption of indefinite life is still valid.

(10)           ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30,
	2008	2007

Accounts payable - trade	$658,524	$329,391
Accrued property taxes payable	30,819	30,819
Accrued compensated absences	47,409	138,868
Accrued wages payable	21,855	-
Other accrued expenses	41,461	86,913

Totals	$800,068	$585,991

(11)           CUSTOMER DEPOSITS

Customer deposits consisted of the following:

	June 30,
	2008	2007

Customer deposits	$126,114	$88,114

Total	$126,114	$88,114

Deposits received from customers are identified and accounted for as customer deposits and are presented as both a current asset and an offsetting current liability on our balance sheet.  In the event of a cancellation or termination of a customers’ order, the deposit is refunded less any fees previously agreed to.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(12)           SHORT-TERM DEBT

Short-term debt consisted of the following:

	June 30,
	2008	2007

Loan payable	$-	$250,000

Total	$-	$250,000

The Company executed a promissory note dated June 27, 2007 for $250,000 from Charlton Avenue. LLC., which was repaid in full on August 2, 2007.  The Company has no other short-term debt.

(13)           EQUITY LINE OF CREDIT

On August 17, 2000 the Company finalized a financing agreement with a private institutional equity investor, which contained two component parts, a $25 million Private Equity Agreement and a private placement of 500 shares of Series K convertible preferred stock as bridge financing in the amount of $5,000,000 (See Note 15). The Private Equity Agreement committed the investor to purchase up to $25 million of common stock subject to certain conditions pursuant to Regulation D over the course of 12 months after an effective registration of the shares.  The timing and amounts of the purchase by the investor were at the sole discretion of the Company.  However, they were required to draw down a minimum of $10 million from the credit line over the twelve-month period.  The purchase price of the shares of common stock was set at 91% of the market price.  The market price, as defined in the agreement, was the average of the three lowest closing bid prices of the common stock over the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche.

On May 15, 2002, the Company entered into a second private equity agreement, which replaced the original Private Equity Agreement.  The terms of the second Private Equity Agreement were substantially equivalent to the terms of the original agreement, except that (i) the commitment period was three years from the effective date of a registration statement covering the second Private Equity Agreement shares, (ii) the minimum amount required to be drawn through the end of the commitment period was $2,500,000, (iii) the minimum stock price requirement was reduced to $.20, and (iv) the minimum average trading volume was reduced to $40,000.

On October 29, 2002, the Company entered into a new “Third Private Equity Credit Agreement” which the Company intended to supplement the second Private Equity Agreement.  The terms of the Third Private Equity Credit Agreement were substantially equivalent to the terms of the prior agreement, in that (i) the commitment period was three years from the effective date of a registration statement covering the Third Private Equity Credit Agreement shares, (ii) the maximum commitment was $15,000,000, (iii) the minimum amount required to be drawn through the end of the commitment period was $2,500,000, (iv) the minimum stock price requirement was reduced to $.10, and (v) the minimum average trading volume in dollars was reduced to $20,000.

On January 9, 2004, the Company entered into a new “Fourth Private Equity Credit Agreement” which replaced the prior private equity agreements.  The terms of the Fourth Private Equity Credit Agreement were more favorable to the Company than the terms of the prior Third Private Equity Credit Agreement.  The new, more favorable terms were: (i) The put option price was 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche, while the prior Third Private Equity Credit Agreement provided for 91%, ii) the commitment period was two years from the effective date of a registration statement covering the Fourth Private Equity Credit Agreement shares, while the prior Third Private Equity Credit Agreement was for three years, (iii) the maximum commitment was $15,000,000, (iv) the minimum amount the Company was required to draw through the end of the commitment period was $1,000,000, while the prior Third Private Equity Credit Agreement minimum amount was  $2,500,000, (v) the minimum stock price requirement was controlled by the Company as it had the option of setting a floor price for

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(13)           EQUITY LINE OF CREDIT (Continued)

each put transaction (the previous minimum stock price in the Third Private Equity Credit Agreement was fixed at $.10), (vi) there were no fees associated with the Fourth Private Equity Credit Agreement; the prior private equity agreements required the payment of a 5% consulting fee, which was subsequently lowered to 4% by mutual agreement in September 2001, and (vii) the elimination of the requirement of a minimum average daily trading volume in dollars.  The previous trading volume requirement in the Third Private Equity Credit Agreement was $20,000.

On March 21, 2006, the Company and Charlton entered into a new “Fifth Private Equity Credit Agreement,” which replaced the Company’s prior Fourth Private Equity Credit Agreement upon the April 25, 2006, effectiveness of our S-1 Registration Statement filed on March 23, 2006 to register shares underlying the Fifth Private Equity Credit Agreement.  The terms of the Fifth Private Equity Credit Agreement are similar to the terms of the prior Fourth Private Equity Credit Agreement.  The new credit line’s material terms are (i) The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche (the “Valuation Period”), (ii) the commitment period is two years from the effective date of a registration statement covering the Fifth Private Equity Credit Agreement shares, (iii) the maximum commitment is $15,000,000, (iv) the minimum amount the Company must draw through the end of the commitment period is $1,000,000,  (v)  the minimum stock price, also known as the floor price is computed as follows:  In the event that, during a Valuation Period, the Bid Price on any Trading Day falls more than 18% below the closing trade price on the trading day immediately prior to the date of the Company’s Put Notice (a “Low Bid Price”), for each such Trading Day the parties shall have no right and shall be under no obligation to purchase and sell one tenth of the Investment Amount specified in the Put Notice, and the Investment Amount shall accordingly be deemed reduced by such amount.  In the event that during a Valuation Period there exists a Low Bid Price for any three Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to purchase and sell the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Low Bid Price and (vi) there are no fees associated with the Fifth Private Equity Credit Agreement.  The conditions to the Company’s ability to draw under this private equity line, as described above, may materially limit the draws available to the Company.

These financing agreements have had no warrants attached to either the bridge financing or the private equity line.  Furthermore, the Company was not required to pay the investor’s legal fees, but the Company previously paid a 5% consulting fee for the money funded in all prior transactions up until the approval of the Fourth Private Equity Credit Agreement.  The Company sold $2,840,000 of common stock under the terms of the initial private equity agreement during the year ended June 30, 2001.  The total shares issued by the Company amounted to 3,407,613.  The Company incurred $139,985 of consulting fees and recorded $303,666 of deemed interest expense as a result of the 9% discount off of the market price. During the year ended June 30, 2002, an additional $5,585,000 of common stock was sold under the terms of the applicable equity credit line agreement, and the Company issued a total of 11,607,866 shares of common stock.  The Company incurred $296,250 of consulting fees and recorded $628,805 of deemed interest expense as a result of the 9% discount off of the market price. During the year ended June 30, 2003, an additional $7,881,000 of common stock was sold under the terms of the applicable equity credit line agreement, and the Company issued a total of 29,390,708 shares of common stock.  The Company incurred $211,800 of consulting fees and recorded $856,772 of deemed interest expense as a result of the 9% discount off of the market price.  During the year ended June 30, 2004, an additional $5,850,000 of common stock was sold under the terms of the equity credit line agreements, and the Company issued a total of 8,630,819 shares of common stock.  The Company incurred $188,000 of consulting fees which was solely from the Third Private Equity Credit Agreement and recorded a total of $691,701 of deemed interest expense of which $555,897 is a result of the 9% discount off the market price under the Third Private Equity Credit Agreement and $135,804 is a result of the 7% discount off the market price under the Fourth Private Equity Credit Agreement.  During the year ended June 30, 2005, an additional $7,204,370 of common stock was sold under the terms of the Fourth Private Equity Credit Agreement and the Company issued a total of 26,274,893 shares of common stock.  The Company recorded a total of $593,437 of deemed interest expense as a result of the 7% discount off the market price under the Fourth Private Equity Credit Agreement.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(13)           EQUITY LINE OF CREDIT (Continued)

During the year ended June 30, 2006, an additional $6,844,171 of common stock was sold under the terms of the equity credit line agreements, and the Company issued a total of 47,776,064 shares of common stock.  The Company recorded a total of $565,372 of deemed interest expense as a result of the 7% discount off the market price under the Fourth Private Equity Credit Agreement and Fifth Private Equity Credit Agreement.

During the year ended June 30, 2007, an additional $4,192,717 of common stock was sold under the terms of the Fifth Private Equity Credit Agreement and the Company issued a total of 63,861,405 shares of common stock.  The Company recorded a total of $367,698 of deemed interest expense as a result of the 7% discount off the market price under the Fifth Private Equity Credit Agreement.

On April 21, 2008, we and Charlton entered into a new “Sixth Private Equity Credit Agreement” which has replaced our prior Fifth Private Equity Credit Agreement.  The terms of the Sixth Private Equity Credit Agreement are similar to the terms of the prior Fifth Private Equity Credit Agreement.  This new credit line’s terms are (i) The put option price is 93% of the three lowest closing bid prices in the ten day trading period beginning on the put date and ending on the trading day prior to the relevant closing date of the particular tranche (the “Valuation Period”), (ii) the commitment period is three years from the effective date of a registration statement covering the Sixth Private Equity Credit Agreement shares, (iii) the maximum commitment is $15,000,000, (iv) There is no minimum commitment amount,  (v)  the minimum stock price, also known as the floor price is computed as follows:  In the event that, during a Valuation Period, the Bid Price on any Trading Day falls more than 20% below the closing trade price on the trading day immediately prior to the date of the Company’s Put Notice (a “Low Bid Price”), for each such Trading Day the parties shall have no right and shall be under no obligation to purchase and sell one tenth of the Investment Amount specified in the Put Notice, and the Investment Amount shall accordingly be deemed reduced by such amount.  In the event that during a Valuation Period there exists a Low Bid Price for any three Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to purchase and sell the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Low Bid Price and (vi) there are no fees associated with the Sixth Private Equity Credit Agreement.  The conditions to our ability to draw under this private equity line, as described above, may materially limit the draws available to us.

During the year ended June 30, 2008, an additional $275,000 of common stock was sold under the terms of the Fifth Private Equity Credit Agreement and the Company issued a total of 7,726,647 shares of common stock.  The Company recorded a total of $23,782 of deemed interest expense as a result of the 7% discount off the market price under the Fifth Private Equity Credit Agreement.

During the year ended June 30, 2008, an additional $215,000 of common stock was sold under the terms of the Sixth Private Equity Credit Agreement and the Company issued a total of 6,252,783 shares of common stock.  The Company recorded a total of $16,665 of deemed interest expense as a result of the 7% discount off the market price under the Fifth Private Equity Credit Agreement.

(14)           LEASES

The Company leases certain office equipment under capital leases expiring in future years.  Minimum future lease payments under the non-cancelable operating lease having a remaining term in excess of one year as of June 30, 2008 are as follows:

Total rent expense for capital leases amounted to $5,239, $7,749, and $9,090 for the years ended June 30, 2008, 2007 and 2006, respectively, and $371,726 from inception (December 10, 1993) to June 30, 2008.

Total rent expense for operating leases amounted to $85,935, $0 and $0 for the years ended June 30, 2008, 2007 and 2006, respectively, and $85,935 from inception (December 10, 1993) to June 30, 2008.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(14)           LEASES (Continued)

	Payments Due by Fiscal Year

	Total	2009	2010	2011	2012	2013
Capital Lease Obligations	$14,485	$3,888	$3,888	$3,888	$2,821	$-

Operating Lease -	$38,160	$38,160	$-	$-	$-	$-
Bright Investments, LLC

Operating Lease –	$643,392	$102,442	$127,414	$132,489	$137,773	$143,273
Fort Lauderdale Business
Plaza Associates

Operating Lease – Bright Investments, LLC
On September 13, 2007, we entered into an agreement with an unaffiliated third-party for the sale and lease-back of our property at 6531 N.W. 18th Court, Plantation, Florida.  On March 31, 2008, we closed the sale of our commercial building for $4.4 million to Bright Investments LLC, an unaffiliated third-party and a sister company to Superfun B.V.  Terms of the triple net lease were five years with the first monthly rent payment due six months from the commencement date of the lease.  The monthly rent for the base year is $24,000 plus applicable sales tax.  During the term and any renewal term of the lease, the minimum annual rent shall be increased each year.  Commencing with the first day of the second lease year and on each lease year anniversary thereafter, the minimum annual rent shall be cumulatively increased by $24,000 per each lease year or $2,000 per month plus applicable sales tax.  Either party may cancel the lease without penalty or fault upon 180 days prior notice given to the other party. On April 29, 2008, we gave six months prior written notice of termination of our lease of our Plantation, Florida facility as part of our cost cutting initiatives.

The lease provided a six-month rent holiday with rent payments commencing on September 14, 2008.  To account for the rent holiday, we recorded $13,935 for Rent Expense and accrued that amount as a deferred rent liability.  From April 1st to September 14th, we will continue to record rent expense of $24,000 per month and accrue that amount as a deferred rent liability. The $144,000 deferred rent liability will be amortized on a straight-line basis over the lease term.

Operating Lease – Fort Lauderdale Business Plaza Associates
On June 2, 2008, the Company executed a Business Lease Agreement with Ft. Lauderdale Business Plaza Associates, an unaffiliated third-party, for 9,870 square feet of commercial office and manufacturing space at 5307 NW 35th Terrace, Ft. Lauderdale, Florida.  The term of the lease is five years and one month with the first monthly rent payment due September 1, 2008 with an option to renew for one additional period of three years.  The monthly base rent for the initial year is $6,580.00 plus applicable sales tax.  During the term and any renewal term of the lease, the base annual rent shall be increased each year.  Commencing with the first day of August 2009 and each year thereafter, the base annual rent shall be cumulatively increased by 3.5% each lease year plus applicable sales tax.  IDSI will also be obligated to pay as additional rent its pro-rata share of all common area maintenance expenses which is estimated to be $3,084.37 per month for the first 12 months of the lease.  The total monthly rent including Florida sales tax for the first 12 months is $10,244.23.  Upon the execution of the lease, we paid the first month’s rent of $10,244.23 and a security deposit of $13,160.00.  The Lease Agreement is attached as Exhibit 10.84.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(15)           INCOME TAXES

No provision for income taxes has been recorded in the accompanying financial statements as a result of the Company's net operating losses.  The Company has unused tax loss carryforwards of approximately $80,000,000 to offset future taxable income.  Such carryforwards expire in years beginning 2014 through 2028.  There would be no limitation as to the utilization of the net operating losses in future years resulting from the issuance of additional common stock during the fiscal year ended June 30, 2008.  The deferred tax asset recorded by the Company as a result of these tax loss carryforwards is approximately $30,400,000 and $28,724,000 at June 30, 2008 and 2007, respectively.  The Company has reduced the deferred tax asset resulting from its tax loss carryforwards by a valuation allowance of an equal amount as the realization of the deferred tax asset is uncertain.  The net change in the deferred tax asset and valuation allowance from July 1, 2007 to June 30, 2008 was an increase of approximately $1,676,000. The reconciliation of income tax computed at the U.S. federal statutory rate of 35% and the state rate net of federal benefit of 3%, has been offset by permanent differences relating to stock option expense and the discount recorded on the equity lines of credit in the amount of 15% per annum and by a full valuation allowance against the related net operating loss for each of the respective years then ended.

(16)           REDEEMABLE CONVERTIBLE PREFERRED STOCK

On March 17, 1999, the Company finalized the private placement to foreign investors of 35 shares of its Series G Redeemable Convertible Preferred Stock at a purchase price of $10,000 per share and two year warrants to purchase 65,625 shares of the Company’s common stock at an exercise price of $.50 per share. The agreement was executed pursuant to Regulation D as promulgated by the Securities Act of 1933, as amended.  A total of 43,125 warrants were exercised during the year ended June 30, 2000, and an additional 9,375 warrants were exercised during the year ended June 30, 2001.

The Series G Preferred Stock had no dividend provisions.  The preferred stock was convertible, at any time, for a period of two years thereafter, in whole or in part, without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”.  The conversion formula stated that the holder of the Series G Preferred Stock would receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion.  The “Conversion Price” shall be equal to the lesser of $.54 or seventy-five percent (75%) of the Average Closing Price of the Company’s common stock for the ten-day trading period ending on the day prior to the date of conversion.

In connection with the sale, the Company issued three preferred shares to an unaffiliated investment banker for placement and legal fees, providing net proceeds to the Company of $350,000.  The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

Pursuant to the Registration Rights Agreement (“RRA”) the Company was required to register 100% of the number of shares that would be required to be issued if the Preferred Stock were converted on the day before the filing of the S-2 Registration Statement.  In the event the Registration Statement was not declared effective within 120 days, the Series G Holders had the right to force the Company to redeem the Series G Preferred Stock at a redemption price of 120% of the face value of the preferred stock.  The Registration Statement was declared effective on July 29, 2000.  During the year ended June 30, 2000, the Series G Preferred Stock was converted into 3,834,492 shares of the Company’s common stock.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17)           CONVERTIBLE PREFERRED STOCK

On April 27, 1995, the Company amended the Articles of Incorporation to provide for the authorization of 2,000,000 shares of no par value preferred stock.  The shares were divided out of the original 50,000,000 shares of no par value common stock.  All Series of the convertible preferred stock are not redeemable and automatically convert into shares of common stock at the conversion rates three years after issuance.

The Company issued 4,000 shares of “Series A Convertible Preferred Stock” (“Series A Preferred Stock”) on March 21, 1996 under a Regulation S Securities Subscription Agreement.  The agreement called for a purchase price of $1,000 per share, with net proceeds to the Company, after commissions and issuance costs, amounting to $3,600,000.

The holders of the Series A Preferred Stock could have converted up to 50% prior to May 28, 1996, and may convert their remaining shares subsequent to May 28, 1996 without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”.  The conversion formula states that the holder of the Preferred Stock will receive shares determined by dividing (i) the sum of $1,000 plus the amount of all accrued but unpaid dividends on the shares of Convertible Preferred Stock being so converted by the (ii) “Conversion Price”.  The “Conversion Price” shall be equal to seventy-five percent (75%) of the Market Price of the Company’s common stock; provided, however, that in no event will the “Conversion Price” be greater than the closing bid price per share of common stock on the date of conversion.

As of June 30, 1996, 1,600 shares of the Series A Preferred Stock had been converted into a total 425,416 shares (including accumulated dividends) of the Company’s common stock.  The remaining 2,400 shares of Series A Preferred Stock were converted into 1,061,202 shares (including accumulated dividends) of the Company’s common stock during the fiscal year ended June 30, 1997.

The Company issued 450 shares of “Series B Convertible Preferred Stock” (“Series B Preferred Stock”) and warrants to purchase up to an additional 112,500 shares of common stock on December 17, 1996 pursuant to Regulation D and Section 4(2) of the Securities Act of 1933.  The agreement called for a purchase price of $10,000 per share, with proceeds to the Company amounting to $4,500,000.

The holders of the Series B Preferred Stock could have converted up to 34% of the Series B Preferred Stock 80 days from issuance (March 7, 1997), up to 67% of the Series B Preferred Stock 100 days from issuance (March 27, 1997), and may convert their remaining shares 120 days from issuance (April 19, 1997) without the payment of any additional consideration, into fully paid and nonassessable shares of the Company’s no par value common stock based upon the “conversion formula”.  The conversion formula states that the holder of the Series B Preferred Stock will receive shares determined by dividing (i) the sum of $10,000 by the (ii) “Conversion Price” in effect at the time of conversion.  The “Conversion Price” shall be equal to eighty-two percent (82%) of the Market Price of the Company’s common stock; provided, however, that in no event will the “Conversion Price” be greater than $3.85.  The warrants are exercisable at any time for an exercise price of $5.00 and will expire five years from the date of issue.

On September 4, 1998, the Company received a notice of conversion from the Series B Holders.  The Series B Holders filed a lawsuit against the Company on October 7, 1998.  The Company was served on October 19, 1998.  The lawsuit alleged that the Company has breached its contract of sale to the Series B Holders by failing to convert the Series B Holders and failure to register the common stock underlying the Preferred Stock.  The Series B Holders demanded damages in excess of $75,000, to be determined at trial, together with interest costs and legal fees.  On April 6, 1999, the Series B Holders sold their preferred stock to an unaffiliated third party (“the Purchaser”) with no prior relationship to the Company, or the Series B Holders.  As part of the purchase agreement, the Series B Holders were required to dismiss the lawsuit with prejudice and the Company and the Series B Holders exchanged mutual general releases (see Series I).

As of June 30, 2000, the Series B Preferred Stock has been converted into 30,463,164 shares of the Company’s common stock, and 60 shares were canceled at the request of the holder.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17)           CONVERTIBLE PREFERRED STOCK (Continued)

During the years ended June 30, 1999 and 1998 the Company issued a total of six Private Placements of convertible preferred stock (see schedule incorporated into Note 16).  The Private Placements are summarized as follows:

Series C Preferred Stock
On October 6, 1997, the Company finalized the private placement to foreign investors of 210 shares of its Series C Convertible Preferred Stock at a purchase price of $10,000 per share and warrants to purchase up to 160,000 shares of the Company’s common stock at an exercise price of $1.63 per share, and warrants to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.562 per share.  The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended.  As of June 30, 2001, 40,000 warrants at the $1.63 exercise price were exercised, and the remaining 140,000 warrants had expired.  The remaining 50,000 warrants ($1.562 exercise price) are outstanding as of June 30, 2001.

In connection with the sale, the Company paid an unaffiliated investment banker $220,500 for placement and legal fees, providing net proceeds to the Company of $1,879,500.

Series D Preferred Stock
On January 9, 1998, the Company finalized the private placement to foreign investors of 50 shares of its Series D Convertible Preferred Stock at a purchase price of $10,000 per share and warrants to purchase up to 25,000 shares of the Company’s common stock at an exercise price of $1.22 per share. The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended.  As of June 30, 2001 the warrants had expired.

In connection with the sale, the Company issued four preferred shares to an unaffiliated investment banker for placement fees and paid legal fees of $5,000, providing net proceeds to the Company of $495,000.  The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

Series E Preferred Stock
On February 5, 1998, the Company finalized the private placement to foreign investors of 50 shares of its Series E Convertible Preferred Stock at a purchase price of $10,000 per share and warrants to purchase up to 25,000 shares of the Company’s common stock at an exercise price of $1.093 per share. The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended.  As of June 30, 2001 the warrants had expired.

In connection with the sale, the Company issued four preferred shares to an unaffiliated investment banker for placement fees and paid legal fees of $5,000, providing net proceeds to the Company of $495,000.  The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

Series F Preferred Stock
On February 20, 1998, the Company finalized the private placement to foreign investors of 75 shares of its Series F Convertible Preferred Stock at a purchase price of $10,000 per share. The agreement was executed pursuant to Regulation S as promulgated by the Securities Act of 1933, as amended.

In connection with the sale, the Company paid an unaffiliated investment banker $50,000 for placement and legal fees, providing net proceeds to the Company of $700,000. The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17)           CONVERTIBLE PREFERRED STOCK (Continued)

Series H Preferred Stock
On June 2, 1998, the Company finalized the private placement to foreign investors of 100 shares of its Series H Convertible Preferred Stock at a purchase price of $10,000 per share and Series H-“A” warrants to purchase up to 75,000 shares of the Company’s common stock at an exercise price of $1.00 per share, and Series H-“B” warrants to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The agreement was executed pursuant to Regulation D as promulgated by the Securities Act of 1933, as amended.  As of June 30, 2001 none of the warrants had been exercised.

In connection with the sale, the Company issued eight preferred shares and paid $10,000 to an unaffiliated investment banker for placement and legal fees, providing net proceeds to the Company of $990,000.  The shares underlying the preferred shares and warrant are entitled to demand registration rights under certain conditions.

The Company was in technical default of the Registration Rights Agreement (“RRA”), which required the S-2 Registration Statement to be declared effective by October 2, 1998.  Pursuant to the RRA, the Company was required to pay the Series H holders, as liquidated damages for failure to have the Registration Statement declared effective, and not as a penalty, 2% of the principal amount of the Securities for the first thirty days, and 3% of the principal amount of the Securities for each thirty day period thereafter until the Company procures registration of the Securities. On March 25, 1999, the Company issued 424,242 shares of common stock as partial payment of the liquidated damages.  The cumulative liquidated damages expense for the years ended June 30, 2001 amounted to $140,000.

Series I Preferred Stock
On April 6, 1999, the Company entered into a Subscription Agreement with the Purchaser of the Series B Preferred Stock whereby the Company agreed to issue 138 shares of its Series I, 7% Convertible Preferred Stock ($1,380,000).  The consideration for the subscription agreement was paid as follows:

1.  Forgiveness of approximately $725,795 of accrued interest (dividends) in connection with the Series B Convertible Preferred stock.  The Company recorded the forgiveness of the accrued interest (dividends) by reducing the accrual along with a reduction in the accumulated deficit.

2. Settlement of all litigation concerning the Series B Convertible Preferred stock.
3. Cancellation of 112,500 warrants that were issued with the Series B Convertible Preferred stock.
4. A limitation on the owner(s) of the Series B Convertible Preferred stock to ownership of not more than 4.99% of the Company’s outstanding common stock at any one time.

The Series I Preferred stock pays a 7% premium, to be paid in cash or freely trading common stock at the Company’s sole discretion, upon conversion.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17)           CONVERTIBLE PREFERRED STOCK (Continued)

Series K Preferred Stock
On July 17, 2000, the Company finalized the private placement to foreign investors of 500 shares of its Series K Convertible Preferred Stock at a purchase price of $10,000 per share. The agreement was executed in accordance with and in reliance upon the exemption from securities registration by Rule 506 under Regulation D as promulgated by the Securities Act of 1933, as amended.

The entire amount of the Series K Convertible Preferred Stock was converted or redeemed by the Company during the year ended June 30, 2001 into 5,664,067 shares of common stock, including 219,225 shares as payment of the 9% accrued dividend.

The following schedule reflects the number of shares of preferred stock that have been issued, converted and are outstanding as of June 30, 2008, including certain additional information with respect to the deemed preferred stock dividends that were calculated as a result of the discount from market for the conversion price per share:

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(17) COVERTIBLE PREFERRED STOCK (Continued)

	Series A		Series B		Series C		Series D		Series E		Series F		Series H		Series I		Series K		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at June 30, 1995	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-

Sale of Series A	4,000	3,600,000																	4,000	3,600,000

Series A conversion	(1,600)	(1,440,000)																	(1,600)	(1,440,000)

Balance at June 30, 1996	2,400	2,160,000																	2,400	2,160,000

Sale of Series B			450	4,500,000															450	4,500,000

Series A conversion	(2,400)	(2,160,000)																	(2,400)	(2,160,000)

Balance at June 30, 1997	-	-	450	4,500,000															450	4,500,000

Sale of preferred stock
(Series C - H)					210	2,100,000	54	540,000	54	540,000	75	750,000	108	1,080,000					501	5,010,000

Conversion of preferred stock					(210)	(2,100,000)	(25)	(250,000)	(30)	(300,000)	(75)	(750,000)							(340)	(3,400,000)

Balance at June 30, 1998	-	-	450	4,500,000	-	-	29	290,000	24	240,000	-	-	108	1,080,000					611	6,110,000

Sale of Series I															138	1,380,000			138	1,380,000

Conversion of preferred stock			(60)	(600,000)			(29)	(290,000)	(24)	(240,000)			(40)	(400,000)					(153)	(1,530,000)

Balance at June 30, 1999	-	-	390	3,900,000	-	-	-	-	-	-	-	-	68	680,000	138	1,380,000	-	-	596	5,960,000

Conversion of preferred stock, net			(390)	(3,900,000)									(68)	(680,000)	(138)	(1,380,000)			(596)	(5,960,000)

Balance at June 30, 2000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Sale of Series K																	50	5,000,000	50	5,000,000

Conversion of preferred stock																	(50)	(5,000,000)	(50)	(5,000,000)

Balance at June 30, 2001	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-

Additional information:
Discount off market price		25%		18%		25%		25%		25%		30%		25%		25%		12.5%
Fair market value-issue rate		$8.31		$3.25		$1.63		$0.99		$1.07		$1.24		$0.57		$0.38		$1.13
Deemed preferred stock dividend		$1,335,474		$998,120		$705,738		$182,433		$182,250		$318,966		$351,628		$492,857		$708,130

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)           COMMON STOCK

On June 8, 1994, at a special meeting of shareholders of the Company, a one for one hundred reverse stock split was approved reducing the number of issued and outstanding shares of common stock from 68,875,200 shares to 688,752 shares (510,000 shares of original stock, for $50,000, and the 178,752 shares acquired in the merger).  In addition, the board of directors approved the issuance of an additional 27,490,000 shares of common stock that had been provided for in the original merger documents.  However, during April, 1995 the four major shareholders agreed to permanently return 12,147,480 of these additional shares.  Therefore, the net additional shares of common stock issued amounts to 15,342,520 shares, and the net additional shares issued as a result of this transaction have been reflected in the financial statements of the Company (See Statement of Stockholders’ Equity).

The Company has sold 1,290,069 shares of its common stock through Private Placement Memorandums dated April 20, 1994 and December 7, 1994, as subsequently amended.  The net proceeds to the Company under these Private Placement Memorandums were approximately $1,000,000.  In addition, the Company has sold 690,722 shares of "restricted common stock" during the year ended June 30, 1995.  These shares are restricted in terms of a required holding period before they become eligible for free trading status.  As of June 30, 1995, receivables from the sale of common stock during the year amounted to $523,118.  During the year ended June 30, 1996, 410,500 shares of the common stock related to these receivables were canceled and $103,679 was collected on the receivable.  The unpaid balance on these original sales and other subsequent sales of common stock, in the amount of $35,559, as of June 30, 1997, is reflected as a reduction to stockholder’s equity on the Company’s balance sheet.

During the year ended June 30, 1995, 115,650 shares of common stock were issued to satisfy obligations of the Company amounting to $102,942, approximately $.89 per share. The stock was recorded at the fair market value at the date of issuance.

In addition, during the year ended June 30, 1995, wages accrued to the officers of the Company in the amount of $151,000, were satisfied with the issuance of 377,500 shares of restricted common stock.  Compensation expense has been recorded during the fiscal year pursuant to the employment agreements with the officers.  In addition, during the year ended June 30, 1995, 75,000 shares of restricted common stock were issued to a company executive pursuant to an employment agreement. Compensation expense of $78,750 was recorded in conjunction with this transaction.

During the year ended June 30, 1996, the Company sold, under the provisions of Regulation S, a total of 700,471 shares of common stock.  The proceeds from the sale of these shares of common stock amounted to $1,561,110.  The Company issued an additional 2,503,789 shares ($4,257,320) of its common stock as a result of the exercise of stock options issued in exchange for services rendered during the year.  Cash proceeds associated with the exercise of these options and the issuance of these shares amounted to $1,860,062, with the remaining $2,397,258 reflected as noncash compensation.  These 2,503,789 shares were issued at various times throughout the fiscal year.  The stock has been recorded at the fair market value at the various grant dates for the transactions.  Compensation, aggregating $2,298,907, has been recorded at the excess of the fair market value of the transaction over the exercise price for each of the transactions.

As of June 30, 1996, there were a total of 425,416 shares of common stock issued as a result of the conversion of the Series A Convertible Preferred Stock and the related accumulated dividends (See Note 16).

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)           COMMON STOCK (Continued)

Common stock issued to employees as a result of the exercise of their incentive stock options and their non-qualified stock options during the fiscal year ended June 30, 1996 amounted to 1,187,900, of which 996,400 shares were issued pursuant to the provisions of the non-qualified stock option plan and were exercised in a “cash-less” transaction, resulting in compensation to the officers of $567,164.  Compensation cost was measured as the excess of fair market value of the shares received over the value of the stock options tendered in the transaction.  The excess of fair market value at July 15, 1995 approximated $.57 per share on the 996,400 shares issued.

During the year ended June 30, 1997, the Company issued a total of 1,881,295 shares ($5,461,589) of its common stock.  The conversion of Series A Convertible Preferred Stock, including accrued dividends (See Note 16), accounted for the issuance of 1,081,962 shares ($2,808,643).  The remaining 799,333 shares were issued as follows:

1. Services rendered by independent consultants in exchange for 31,200 shares.  Research and development expenses of $90,480 were charged as the fair market value at November 20, 1996 was $2.90 per share.

2. On December 20, 1996, bonus stock was issued to Company employees, 3,200 shares.  Compensation expense of $10,463 was charged as the fair market value at that date was $3.27 per share.

3. On January 3, 1997 bonus stock was issued to the officers of the Company, 350,000 shares.  Compensation expense of $907,900 was charged, as the fair market value at that date was $2.59 per share.

4. On February 13, 1997, 4,000 shares were issued to an outside consultant in exchange for services performed.  Consulting services of $11,500 were recorded, representing the fair market value ($2.88 per share) on that date.

5. Services rendered by an independent consultant during June 1997 in exchange for 199,000 shares.  Consulting expenses of $548,149 were charged, as the fair market value on the date of the transaction was approximately $2.75 per share.

6. Exercise of incentive stock options comprised of 27,000 shares ($33,750) exercised and paid for at $1.25 per share, and 334,933 shares ($1,103,203) acquired in the exchange for options tendered in a cash-less transaction.

7. The Company repurchased 150,000 shares ($52,500), which had been previously acquired by one of its employees.

During the year ended June 30, 1998, the Company issued a total of 11,588,460 shares ($8,583,721) of its common stock.  The conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 6,502,448 shares ($4,984,684).  The remaining 5,056,012 shares were issued as follows:

1. Services rendered by independent consultants in exchange for 100,000 shares.  Consulting expenses of $221,900 were charged as the fair market value at July 10, 1997 was $2.22 per share.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)           COMMON STOCK (Continued)

2. Services rendered by an independent consultant in exchange for 200,000 shares.  Consulting expenses of $400,000 were charged as the fair market value at August 20, 1997 was $2.00 per share.

3. Services rendered by an independent consultant in exchange for 40,000 shares.  Consulting expenses of $67,480 were charged as the fair market value at September 4, 1997 was $1.69 per share.

4. Services rendered by a public relations company in exchange for 166,000 shares.  Public relations expenses of $269,750 were charged as the fair market value at October 24, 1997 was $1.63 per share.

5. On December 15, 1997, bonus stock was issued to Company employees, for 39,300 shares.  Compensation expense of $41,658 was charged as the fair market value at that date was $1.06 per share.

6. Services rendered by an independent consultant in exchange for 250,000 shares.  Consulting expenses of $320,000 were charged as the fair market value at January 7, 1998 was $1.28 per share.

7. Services rendered by an independent consultant during May 1998 in exchange for 200,000 shares.  Consulting expenses of $140,000 were charged, as the fair market value on that date was $.70 per share.

8. The Company sold 500,000 shares on May 15, 1998 in a Regulation D offering at $.40 per share, and received cash proceeds of $200,000.

9. On June 5, 1998, the Company issued to its chief executive officer 3,500,000 shares ($1,890,000) as consideration for an exclusive Patent License Agreement (see Note 8).  The market value of the stock on this date was $.54 per share.  The excess of the fair market value of the common stock over the historical cost basis of the patent license was recorded as a distribution to the shareholder; recorded as a reduction to additional paid-in capital of $3,199,000.

10. On June 11, 1998, the Company issued 25,000 shares to its corporate counsel as additional bonus compensation.  Legal expenses of $12,750 were recorded as the market value of the stock on that date was $.51 per share.

11.  A total of 65,712 non-qualified stock options were exercised and proceeds of $22,999 ($.35 per share) was received by the Company.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)           COMMON STOCK (Continued)

On July 10, 1998, the majority shareholders of the Company authorized, by written action, the Company’s adoption of an Amendment to the Company’s Articles of Incorporation increasing the Company’s authorized shares of common stock from 48,000,000 shares to 100,000,000 shares.  The Florida Statutes provide that any action to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the action is taken by a majority of outstanding stockholders of each voting group entitled to vote.  On August 5, 1998, the Company filed an Information Statement with the Securities and Exchange Commission with regard to the Written Action.  The Majority Shareholders consent with respect to the Amendment was effective on February 18, 1999. The number of authorized shares was further increased to 150,000,000 shares during the shareholders annual meeting held on May 10, 2000, and increased again during the 2002 annual meeting to 200,000,000 shares, effective January 3, 2003.

During the year ended June 30, 1999, the Company issued a total of 12,804,131 shares ($5,837,656) of its common stock.  The conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 4,865,034 shares ($1,972,296).  The remaining 7,939,097 shares were issued as follows:

1. The Company sold 200,000 shares on August 5, 1998 in a Regulation D offering at $.30 per share, and received cash proceeds of $60,000.

2. In June 1999, the Company issued to its chief executive officer 3,500,000 shares ($1,890,000), representing the balance of shares to be issued as consideration for the exclusive Patent License Agreement (see Note 8).

3. On November 9, 1998, the Company issued 15,000 shares to its corporate counsel as additional bonus compensation.  Legal expenses of $10,800 were recorded as the market value of the stock on that date was $.72 per share.

4. A total of 65,612 non-qualified stock options were exercised and proceeds of $22,964 ($.35 per share) was received by the Company.  An additional $101,500 was received this year for stock sold in the prior year.

5. A total of 480,000 shares were issued in connection with loans that were received by the Company.  The total loan fee expenses (based on the market value of the stock at the date of issuance) charged to the statement of operations for the year was $292,694, or an average of $.61 per share.

6. A total of 2,974,043 shares were issued as repayment of various accounts payable and loans payable during the year.  A total of $1,196,992 (average of $.40 per share) of debts were satisfied through the issuance of the stock.

7. On December 11, 1998, bonus stock was issued to Company employees, for 130,200 shares.  Compensation expense of $79,422 was charged as the fair market value at that date was $.61 per share.

8. On March 26, 1999, the Company issued 424,242 shares of stock as partial-payment ($140,000) on the liquidated damages in connection with Series H Preferred Stock.  The fair market value at that date was $.33 per share.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)           COMMON STOCK (Continued)

9. During the year a total of 150,000 shares were issued for to various independent parties for services rendered to the Company.  Expenses of $81,788 were charged, or an average price of $.50 per share.

During the year ended June 30, 2000, the Company issued a total of 56,214,003 shares ($12,997,328) of its common stock.  The conversion of Convertible Debentures accounted for the issuance of 4,060,398 shares ($3,958,223), the conversion of Redeemable Convertible Preferred Stock (see Note 15) accounted for the issuance of 3,834,492 shares ($507,115), and the conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 41,581,242 shares ($6,806,219).  The remaining 6,737,871 shares were issued as follows:

1. The Company sold 100,000 shares on April 27, 2000 in a Regulation D offering at $1.57 per share, and received cash proceeds of $157,000.

2. A total of 5,061,294 shares were issued as repayment of various loans payable during the year.  A total of $1,067,665 (average of $.21 per share) of debts were satisfied through the issuance of the stock.

3. On November 12, 1999, bonus stock was issued to Company employees, for 145,000 shares.  Compensation expense of $12,325 was charged as the fair market value at that date was $.09 per share.  The company also canceled 8,000 shares, which had been previously issued to an independent contractor for consulting services.  A reduction of $31,000 was recorded to consulting expenses for the year.

4. A total of 7,297 shares were issued in connection with a loan that was received by the Company.  The total loan fee expense and interest charged to income amounted to $2,408 during the year.

5. During the year at total of 150,652 shares were issued for the exercise of warrants.  On March 21, 2000, the Company received $100,000 for the exercise of 107,527 warrants at an exercise price of $.93 per share.  The Company recorded a charge to consulting expense, as the fair market value at the date the warrants were issued was $1.84.  The Company also received $21,563 from the exercise of 43,125 of Series G Preferred Stock warrants during the last quarter of the fiscal year.

6. Exercise of 1,281,628 incentive stock options, ($395,810) exercised and paid for at prices ranging from $.13 per share to $1.13 per share.

During the year ended June 30, 2001, the Company issued a total of 13,916,169 shares ($12,333,724) of its common stock.  The conversion of Convertible Preferred Stock (see Note 16) accounted for the issuance of 5,664,067 shares ($5,580,531), and the common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 3,407,613 shares ($3,143,666).  The remaining 4,844,489 shares were issued as follows:

1. A total of 810,000 shares were issued as repayment of a loan payable during the year.  A total of $530,000 of debt was satisfied through the issuance of the stock, and an additional $863,200 was charged as interest expense as the fair market value of the stock at the date of issuance was $1.72 per share.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)           COMMON STOCK (Continued)

2. On December 7, 2000, 143,500 shares of bonus stock were issued to Company employees.  Compensation expense of $219,555 was charged as, the fair market value of the common stock at that date was $1.53 per share.  The Company also issued 10,000 shares on May 17, 2001.  Consulting services of $8,300 was charged, as the fair market value of the stock was $.83 per share.

3. During the year a total of 99,375 shares of common stock were issued for the exercise of warrants.  The Company received $4,687 from the exercise of 99,375 Series G Preferred Stock warrants.  On August 10, 2000, the Company received $65,200 for the exercise of 40,000 Series C Preferred Stock warrants at an exercise price of $1.63 per share.

4. Common stock issued to officers as a result of the exercise of their incentive stock options and their non-qualified stock options amounted to 3,755,414 shares.  The options were exercised in a “cash-less” transaction, resulting in compensation to the officers of $1,848,566.  An additional 26,200 shares were issued to employees upon the exercise of their incentive stock options during the year, at exercise prices ranging from $.35 per share to $.60 per share.

During the year ended June 30, 2002, the Company issued a total of 12,167,866 shares ($6,508,155) of its common stock.  The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 11,607,866 shares ($6,213,805).  The remaining 560,000 shares were issued as follows:

1. On November 21, 2001, 210,000 shares of bonus stock were issued to Company employees.  Deferred compensation of $117,600 was charged as, the fair market value of the common stock at that date was $.56 per share, and the stock will not be physically delivered to the employees until January 2003.

2. A total of 350,000 shares were issued in conjunction with the settlement on March 22, 2002 of a lawsuit.  Settlement expense of $176,750 has been charged on the statement of operations, as the fair market value of the stock at the date of issuance was $.51 per share.

During the year ended June 30, 2003, the Company issued a total of 31,398,326 shares ($9,708,425) of its common stock.  The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 29,390,708 shares ($8,737,772).  The remaining 2,007,618 shares were issued as follows:

1. During December 2002, 258,500 shares of bonus stock were issued to Company employees.  Compensation of $62,425 was charged as, the fair market value of the common stock on the dates of issuance averaged $.24 per share.  In addition, the Company recorded an adjustment for deferred compensation, which resulted in a reduction to common stock for $73,500.

2. A total of 1,194,118 shares were issued in conjunction with the settlement on June 5, 2003 of a lawsuit.  Settlement expense of $841,853 has been charged on the statement of operations, as the fair market value of the stock at the date of issuance was $.70 per share.

3. During the year a total of 555,000 shares were issued to various parties for services rendered to the Company.  Expenses of $139,875 were charged, or an average price of $.25 per share.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(18)           COMMON STOCK (Continued)

During the year ended June 30, 2004, the Company issued a total of 10,333,373 shares ($7,867,351) of its common stock.  The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 8,630,819 shares ($6,541,700).  The remaining 1,702,554 shares were issued as follows:

1. During November 2003, 401,785 shares were issued in conjunction with the settlement on September 18, 2003 of a lawsuit.  Settlement expense of $450,000 has been charged on the statement of operations as the fair market value of the stock at the date of the settlement agreement was $1.12 per share.

2. During January 2004, 333,000 shares of bonus stock were issued to Company employees.  Compensation of $382,950 was charged as the fair market value of the common stock on the date of issuance was $1.15 per share.

3. Common stock issued to directors as a result of the exercise of their incentive stock options amounted to 450,000 shares during the year.  The Company received $262,500 from the exercise of 450,000 option shares.  The exercise prices range from $.55 per share to $.65 per share.

4. Common stock issued to employees as a result of the exercise of their incentive stock options amounted to 517,769 shares during the year.  The Company received $230,201 from the exercise of 517,769 option shares. The exercise prices range from $.19 per share to $.65 per share.

During the year ended June 30, 2005, the Company issued a total of 26,573,157 shares ($7,915,061) of its common stock.  The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 26,274,893 shares ($7,797,807).  The remaining 298,264 shares were issued as follows:

1. During September 2004, 100,000 restricted shares were issued to our CEO in conjunction with his employment agreement.  Compensation of $38,000 was charged as the fair market value of the common stock on the date of issuance was $.38 per share.

2. During January 2005, 185,000 shares of bonus stock were issued to Company employees.  Compensation of $75,850 was charged as the fair market value of the common stock on the date of issuance was $.41 per share.

3. Common stock issued to employees as a result of the exercise of their incentive stock options amounted to 13,264 shares during the year.  The Company received $3,404 from the exercise of 13,264 option shares.  The exercise prices range from $.20 per share to $.27 per share.

During the year ended June 30, 2006, the Company issued a total of 47,776,064 shares ($7,409,543) of its common stock.  The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 47,776,064 shares ($7,409,543).

During the year ended June 30, 2007, the Company issued a total of 63,861,405 shares ($4,560,415) of its common stock.  The common stock issued through the equity line of credit (See Note 12) accounted for the issuance of 63,861,405 shares ($4,560,415).

During the year ended June 30, 2008, the Company issued a total of 13,979,430 shares ($490,000) of its common stock.  The common stock issued through the equity line of credit (See Note 13) accounted for the issuance of 13,979,430 shares ($490,000).

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)           STOCK OPTIONS

The Company adopted SFAS No. 123R, “Share Based Payments.” SFAS No. 123R requires companies to expense the value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards.  The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.  As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future.  In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest.  The Company cannot assess its forfeiture rate at this time.

The Company continues to use an expected term of eight years as provided by Staff Accounting Bulletin 110.  Our expected term assumption of eight years for the year ended June 30, 2008, was based upon the guidance provided by SEC Staff Accounting Bulletin 107 enabling us to use the simplified method for “plain vanilla” options for this calculation.  This provision was allowed to be used for grants made on or before December 31, 2007.  On December 21, 2007, the SEC issued Staff Accounting Bulletin 110 which extended the timeframe we will have to use the simplified method on an interim basis.  The SEC will suspend use of this method once detailed information on exercise terms become readily available.  We then will be required to estimate the expected term of an option using historical data by analyzing its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding.  If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period.  The impact of applying SFAS No. 123R approximated $183,182, $431,313 and $632,558, respectively, in additional compensation expense for the twelve months ended June 30, 2008, 2007, and 2006.

During July 1994, the Company adopted a non-qualified Stock Option Plan (the "Plan"), whereby officers and employees of the Company could be granted options to purchase shares of the Company’s common stock.  Under the plan and pursuant to their employment contracts, an officer could be granted non-qualified options to purchase shares of common stock over the next five calendar years, at a minimum of 250,000 shares per calendar year.  The exercise price shall be thirty-five percent of the fair market value at the date of grant.  On July 5, 1995 the Board of Directors authorized an amendment to the Plan to provide that upon exercise of the option, the payment for the shares exercised under the option may be made in whole or in part with shares of the same class of stock.  The shares to be delivered for payment would be valued at the fair market value of the stock on the day preceding the date of exercise. The plan was terminated effective July 1, 1996, however the officers will be issued the options originally provided under the terms of their employment contracts.

On March 29, 1995, the incentive stock option plan was approved by the Board of Directors and adopted by the shareholders at the annual meeting.  This original plan was revised and on January 3, 2000 the Board of Directors adopted the Company’s “2000 Non-Statutory Plan”, and the plan was subsequently approved by the shareholders on May 10, 2000 at the annual meeting.  This plan provided for the granting, exercising and issuing of incentive stock options pursuant to Internal Revenue Code Section 422. The Company was entitled to grant incentive stock options to purchase up to 4,850,000 shares of common stock.  This Plan also allowed the Company to provide long-term incentives in the form of stock options to the Company's non-employee directors, consultants and advisors, who were not eligible to receive incentive stock options. In January 2002, the Board replaced the 1995 Plan and 2000 Plan with a new combined stock option plan, the 2002 Incentive and Non-Statutory Stock Option Plan (the "2002 Plan"), which provided for the grant of incentive and non-statutory options to purchase an aggregate of 6,340,123 shares of Common Stock.  Upon approval of the 2002 Plan, all options outstanding under the 1995 and 2000 Plans remained outstanding; however, no new options could be granted under those plans.  The Board of Directors or a company established compensation committee had direct responsibility for the administration of these plans.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)           STOCK OPTIONS (Continued)

The exercise price of the non-statutory stock options was required to be equal to no less than 50% of the fair market value of the common stock on the date such option is granted.

On February 4, 2004, the Board of Directors adopted the Company’s 2004 Non-Statutory Stock Option Plan (the “2004 Plan”), which was adopted by the shareholders on March 24, 2004 at the annual meeting, to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of the Company.  The maximum number of options that may be granted under the 2004 Plan shall be options to purchase 8,432,392 shares of Common Stock (5% of our issued and outstanding common stock as of February 4, 2004).  Options may be granted under the 2004 Plan for up to 10 years after the date of the 2004 Plan.  The 2004 Non-Statutory Stock Plan replaced the 2002 Incentive and Non-Statutory Stock Option Plan.

On August 24, 2005, the Board Of Directors resolved that the Company’s 1995, 2000, 2002 and 2004 Stock Option Plans and Stock Options Agreements that were entered into pursuant to these plans, be amended to increase the post-termination exercise period following the termination of the Optionee’s employment/directorship or in the event of change of control of the Company, to be three (3) years from the date of termination or change of control, subject to those options that were vested as of the date of termination or change of control and subject to the original term of the option, which ever time is less.

On July 26, 2007, the Board of Directors adopted the Company’s 2007 Non-Statutory Stock Option Plan (the “2007 Plan”), which must be adopted by the shareholders at the annual meeting which must occur within one year of the Board’s adoption of the 2007 Plan.  The 2007 Plan will provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of the Company.  The maximum number of options that may be granted under the 2007 Plan shall be options to purchase 15,693,358 shares of Common Stock (5% of our issued and outstanding common stock as of July 26, 2007).  Options may be granted under the 2007 Plan for up to 10 years after the date of the 2007 Plan.  The 2007 Non-Statutory Stock Plan replaced the 2004 Non-Statutory Stock Option Plan.

Transactions and other information relating to the plans are summarized as follows:

Employee Plan:
	Incentive Stock Options		Non Statutory Stock Options
	Shares	Wtd. Avg. Price	Shares	Wtd. Avg. Price

Outstanding at June 30, 1994	-0-		-0-
Granted	75,000	$ 1.40	1,500,000	$ 1.12
Exercised	-		-

Outstanding at June 30, 1995	75,000	1.40	1,500,000	1.12
Granted	770,309	1.66	750,000	1.44
Exercised	(164,956)	.92	(1,800,000)	1.50

Outstanding at June 30, 1996	680,353	1.81	450,000.13
Granted	371,377	3.27	750,000	3.88
Exercised	(395,384)	1.10	-

Outstanding at June 30, 1997	656,346	3.07	1,200,000	2.47
Granted	220,755	1.95	750,000	2.75
Exercised	-		(65,712)	.35
Canceled	(175,205)	4.25	-

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)           STOCK OPTIONS (Continued)

Employee Plan (Continued)
Outstanding at June 30, 1998	701,896	2.42	1,884,288	2.66
Granted	786,635.48		750,000.43
Exercised	-		(65,612)	.35
Canceled	(82,500)	3.37	-

Outstanding at June 30, 1999	1,406,031	.53 **	2,568,676	2.24
Granted	3,139,459.34		-
Exercised	(770,702)	.37	(318,676)	.35
Canceled	(64,334)	.47	-

Outstanding at June 30, 2000	3,710,454.42		2,250,000	2.35
Granted	1,915,700	2.59	-
Exercised	(3,030,964)	.32	(750,000)	.31
Canceled	(279,982)	.60	(1,500,000)	2.75

Outstanding at June 30, 2001	2,315,208	2.38	-
Granted	6,839,864.68		-
Exercised	-		-
Canceled	(2,695,482)	1.17	-

Outstanding at June 30, 2002	6,459,590.85		-
Granted	1,459,705.38		-
Exercised	-		-
Canceled	(56,788)	.74	-

Outstanding at June 30, 2003	7,862,507.76		-
Granted	1,576,620	1.12	31,748.69
Exercised	(517,769)	.44	-
Canceled	(97,525)	.78	-

Outstanding at June 30, 2004	8,823,833.84		31,748.69
Granted	-		4,253,159.34
Exercised	(13,264)	.26	-
Canceled	(142,891)	.68	-

Outstanding at June 30, 2005	8,667,678.98		4,284,907.34
Granted	-		532,855.18
Exercised	-		-
Canceled	(254,277)	.74	(23,100)	.26

Outstanding at June 30, 2006	8,413,401.96		4,794,662.32
Granted	-		3,927,437.10
Exercised	-		-
Canceled	(4,804)	.70	(131,684)	.16

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)           STOCK OPTIONS (Continued)

Employee Plan (Continued)
Outstanding at June 30, 2007	8,408,597.96	8,590,415.22
Granted		2,336,526.05
Exercised
Canceled	(29,750)	(2,707,852)	.14

Outstanding at June 30, 2008	8,378,847.90	8,219,089.20

** On June 25, 1999, the exercise price of 502,225 outstanding incentive stock options was restated to $.60 per share.  The Company has recorded compensation of $330,569 during the fiscal year ended June 30, 1999 as a result of this re-pricing, in accordance with the guidelines discussed in the FASB Interpretation No. 44, of APB Opinion No. 25.

Director Plan:
	Incentive Stock Options		Non Statutory Stock Options
	Shares	Wtd. Avg. Price	Shares	Wtd. Avg. Price

Outstanding at June 30, 2000	-0-
Granted	150,000	$.65
Exercised	-
Canceled	-

Outstanding at June 30, 2001	150,000.65
Granted	300,000.55
Exercised	-
Canceled	-

Outstanding at June 30, 2002	450,000.58
Granted	400,000.18
Exercised	-
Canceled	-

Outstanding at June 30, 2003	850,000.40		-
Granted	100,000	1.07	700,000.76
Exercised	(450,000)	.58	-
Canceled	-		-

Outstanding at June 30, 2004	500,000.39		700,000.76
Granted	-		800,000.35
Exercised	-		-
Canceled	-		-

Outstanding at June 30, 2005	500,000.39		1,500,000.54
Granted	-		800,000.14
Exercised	-		-
Canceled	-		-

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)           STOCK OPTIONS (Continued)

Director Plan (Continued)
Outstanding at June 30, 2006	500,000.39	2,300,000.40
Granted	-	800,000.08
Exercised	-	-
Canceled	-	-

Outstanding at June 30, 2007	500,000.39	3,100,000.32
Granted	-	600,000.05
Exercised	-	-
Canceled	-	-

Outstanding at June 30, 2008	500,000.39	3,700,000.27

A summary of the vested and exercisable stock options of the Company is presented as follows:

	June 30, 2008	June 30, 2007	June 30, 2006
Employee ISO	8,367,819	8,377,119	8,023,860
Director ISO	500,000	500,000	500,000
Employee Non-Statutory	5,723,630	3,748,584	2,261,800
Director Non-Statutory	3,600,000	2,550,000	1,750,000

Total	18,191,449	15,175,703	12,535,660

Shares of authorized common stock have been reserved for the exercise of all options outstanding.  The following summarizes the option transactions that have occurred:

On July 5, 1994 the Company issued non-qualified options to its officers and directors to purchase an aggregate of 750,000 shares of common stock at 35% of the fair market value at the date of grant.  Compensation expense of $567,164 was recorded during the year ended June 30, 1996 as a result of the discount from the market value.

On November 7, 1994, the Company granted 300,000 non-qualified options to its general counsel, then a vice-president of the Company, at an exercise price of $0.50 per share.  Deferred compensation of $150,000 was recorded on the transaction and is being amortized over the vesting period.  The options were all exercised as of June 30, 1997.

On March 30, 1995, the Company granted to the director of engineering, a non-qualified option to purchase up to 150,000 shares of common stock per year, or a total of 450,000 shares, during the period March 30, 1995 and ending March 31, 1999.  The exercise price shall be $0.35 per share.  The options did not “vest” until one year from the anniversary date.  Deferred compensation of $472,500 was recorded on the transaction and is being amortized over the vesting period.  The Company also granted the individual, incentive options to purchase 75,000 shares of common stock at an exercise price of $1.40 per share.  The options originally expired on March 30, 1998, but were reissued on March 30, 1998 for two years.

On July 5, 1995 the Company issued non-qualified options to its officers and directors to purchase an aggregate of 750,000 shares of common stock at 35% of the fair market value at the date of grant.  Compensation expense was recorded during the year ended June 30, 1996 as a result of the discount from the market value.

On September 1, 1995, the Company issued to its three officers and directors incentive options to purchase 107,527 shares, individually, at an exercise price of $0.93 per share (110% of the fair market value).  The options expired on September 1, 1999.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)	STOCK OPTIONS (Continued)

On September 1, 1995, the Company issued to an employee incentive options to purchase 119,047 shares of common stock at an exercise price of $0.84 per share.  The options expired on September 1, 1999

At various dates during the fiscal year ended June 30, 1996, the Company issued to various employees incentive options to purchase 328,681 shares of common stock at prices ranging from $0.81 to $8.18.  In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options.  In most cases, one-third of the options vested one year from the grant date, with one-third vesting each of the next two years.  The options expire in ten years from the grant date.

On July 4, 1996, the Company issued to its three officers and directors incentive options to purchase 22,883 shares, individually, at an exercise price of $4.37 per share (110% of the fair market value).  The options expired on July 4, 2001.

On July 5, 1996 the Company issued non-qualified options to its officers and directors to purchase an aggregate of 750,000 shares of common stock at 35% of the fair market value at the date of grant.  Deferred compensation of $1,891,500 was recorded on the transaction and was being amortized over the remaining term of the employment contracts (three years).

At various dates during the year ended June 30, 1997, the Company issued to various employees incentive options to purchase 264,778 shares of common stock at prices ranging from $2.56 to $3.81.  In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options.  In most cases, one-third of the options vested one year from the grant date, with one-third vesting each of the next two years.  The options expired in ten years from the grant date.

On July 4, 1997, the Company granted to its three officers and directors incentive options to purchase 34,000 shares, individually, at an exercise price of $2.94 per share (110% of the fair market value).  The options expired on July 4, 2002.

On July 5, 1997, the Company issued non-qualified options to its officers and directors to purchase 750,000 shares of common stock at 35% of the fair market value at the date of grant.  Deferred compensation of $1,340,625 was recorded on the transaction and was amortized over the remaining term of the employment contract (two years).

At various dates during the year ended June 30, 1998, the Company issued to various employees incentive options to purchase 204,905 shares of common stock at prices ranging from $.55 to $2.60.  In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options.  In most cases, one-third of the options vested one year from the grant date, with one-third vesting each of the next two years.  The options expired in ten years from the grant date.

On July 5, 1998, the Company issued non-qualified options to its officers and directors to purchase 750,000 shares of common stock at 35% of the fair market value at the date of grant.  Deferred compensation of $622,500 was recorded on the transaction and was amortized over the remaining term of the employment contract (one year).

At various dates during the year ended June 30, 1999, the Company issued to various employees incentive options to purchase 786,635 shares of common stock at prices ranging from $.46 to $.60.  In all instances, the exercise price was established as the fair market value of the common stock at the date of grant, therefore no compensation was recorded on the issuance of the options.  In most cases, one-third of the options vested one

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)	STOCK OPTIONS (Continued)

year from the grant date, with one-third vesting each of the next two years.  The options expired in ten years from the grant date.

At various dates during the year ended June 30, 2000, the Company issued to its officers and various employees incentive options to purchase 3,139,459 shares of common stock at prices ranging from $.23 to $4.38.  The exercise price was established at the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on the issuance of the options.  The officers’ options vested immediately, while the employees’ options vested one-third from the grant date, with one-third vesting each of the next two years.  The options expire in five years from the grant date.

At various dates during the year ended June 30, 2001, the Company issued to its officers and various employees incentive options to purchase 1,915,700 shares of common stock at prices ranging from $.65 to $2.85.  The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on the issuance of the options.  The officers’ options vested immediately, while the employees’ options vested one-third from the grant date, with one-third vesting each of the next two years.  The options expired in five years from the grant date.

In addition, on November 20, 2000 the Company granted to each director a stock option to purchase 50,000 shares (an aggregate of 150,000 shares) of the Company’s common stock at an exercise price of $.65 per share.  The option expires in ten years and became exercisable on a quarterly pro-rata basis (12,500 shares) from the date of grant.  The option is not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2002, the Company issued to its officers and various employees incentive options to purchase 6,839,864 shares of common stock at prices ranging from $.50 to $.93.  The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on the issuance of the options.

Vesting for certain of the officers’ options was immediately, while the other officers’ options and the employees’ options vested over varying periods up to three years from the date of grant.  The options expire from four to ten years from the grant date.

In addition, on November 20, 2001 the Company granted to each director a stock option to purchase 100,000 shares (an aggregate of 300,000 shares) of the Company’s common stock at an exercise price of $.55 per share.  The option expired in ten years and became exercisable on a quarterly pro-rata basis (25,000 shares) from the date of grant.  The option was not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2003, the Company issued to its officers and various employees incentive options to purchase 1,459,705 shares of common stock at prices ranging from $.19 to $.79.  The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for officers, therefore no compensation was recorded on the issuance of the options.  Vesting for certain of the officers’ options was immediate, while the other officers’ options and the employees’ options vested over varying periods up to three years from the date of grant.  The options expire from four to ten years from the grant date.

In addition, at various dates during the year ended June 30, 2003 the Company granted to each new director a stock option to purchase 100,000 shares (an aggregate of 400,000 shares) of the Company’s common stock at exercise price ranging from $.20 to $.25 per share.  The option expires in ten years and became exercisable on a

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)	STOCK OPTIONS (Continued)

quarterly pro-rata basis (25,000 shares) from the date of grant.  The option was not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2004, the Company issued to its officers and various employees incentive options to purchase 1,576,620 shares of common stock at prices ranging from $.81 to $1.25.  At various dates during the year ended June 30, 2004, the Company issued to various employees Non-Statutory options to purchase 31,748 shares of common stock at prices ranging from $.39 to $.78.  The exercise price was established as the fair market value of the common stock at the date of grant for employees, and 110% of the fair market value at the date of grant for an officer, therefore no compensation was recorded on the issuance of the options.  Vesting for certain of the officers’ options is immediate, while the other officers’ options and the employees’ options vested over varying periods up to five years from the date of grant.  The options expire from four to ten years from the grant date.

In addition, at various dates during the year ended June 30, 2004, the Company issued to its Directors stock options to purchase 100,000 shares of the Company’s common stock at prices ranging from $1.03 to $1.11.  At various dates during the year ended June 30, 2004, the Company issued to its Directors Non-Statutory options to purchase 700,000 shares of common stock at prices ranging from $.69 to $.88.  The options expire in ten years and became exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant.  Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2005, the Company issued to various employees and two consultants Non-Statutory options to purchase 4,253,159 shares of common stock at prices ranging from $.20 to $.44.  The exercise price was established as the fair market value of the common stock at the date of grant for employees and 110% of the fair market value at the date of grant for an officer, therefore no compensation was recorded on the issuance of the options.  Vesting for certain of the officers’ options was immediate, while the other officers’ options and the employees’ options vest over varying periods up to five years from the date of grant.  The options expire from four to ten years from the grant date.

At various dates during the year ended June 30, 2005, the Company issued to its Directors Non-Statutory options to purchase 800,000 shares of common stock at prices ranging from $.31 to $.44.  The options expire in ten years and shall become exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant.  Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

At various dates during the year ended June 30, 2006, the Company issued to various employees Non-Statutory options to purchase 532,855 shares of common stock at prices ranging from $.14 to $.30.  The exercise price was established as the fair market value of the common stock on the date of grant for employees.  Options granted during the fiscal year ended June 30, 2006 vest over varying periods from one year up to three years from the date of grant.  The options expire ten years from the grant date.

At various dates during the year ended June 30, 2006, the Company issued to its Directors Non-Statutory options to purchase 800,000 shares of common stock at prices ranging from $.13 to $.14.  The options expire in ten years and shall become exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant.  Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

For the fiscal year ending June 30, 2006, the total compensation for options recorded was $632,558.  We have $479,717 of non-cash unvested stock option compensation remaining to be expensed over the next three years.  These unvested options are being expensed each quarter over the remaining vesting periods.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)	STOCK OPTIONS (Continued)

At various dates during the year ended June 30, 2007, the Company issued to various employees Non-Statutory options to purchase 3,927,437 shares of common stock at prices ranging from $.085 to $.127.  The exercise price was established as the fair market value of the common stock on the date of grant for employees.  Options granted during the fiscal year ended June 30, 2007 vest over varying periods from six-months up to three years from the date of grant.  The options expire ten years from the grant date.

At various dates during the year ended June 30, 2007, the Company issued to its Directors Non-Statutory options to purchase 800,000 shares of common stock at prices ranging from $.069 to $.089.  The options expire in ten years and shall become exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant.  Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

For the fiscal year ending June 30, 2007, the total compensation for options recorded was $431,313.  We have $299,911 of non-cash unvested stock option compensation remaining to be expensed over the next three years.  These unvested options are being expensed each quarter over the remaining vesting periods.

At various dates during the year ended June 30, 2008, the Company issued to various employees Non-Statutory options to purchase 2,336,526 shares of common stock at prices ranging from $.042 to $.084.  The exercise price was established as the fair market value of the common stock on the date of grant for employees.  Options granted during the fiscal year ended June 30, 2008 vest over varying periods from one year up to three years from the date of grant.  The options expire ten years from the grant date.

At various dates during the year ended June 30, 2008, the Company issued to its Directors Non-Statutory options to purchase 600,000 shares of common stock at prices ranging from $.05 to $.051.  The options expire in ten years and shall become exercisable on a quarterly pro-rata basis (50,000 shares) from the date of grant.  In connection with the resignations of the three outside directors, we agreed to vest their respective options for 200,000 shares each which we granted in late 2007 and early 2008.  Options issued to the Directors are not intended to be incentive stock options pursuant to Section 422 of the Internal Revenue Code.

In connection with the sale of our commercial property to Bright Investments, LLC, we agreed to grant a two-year Non-Qualified option to purchase 3,000,000 shares of common stock at $.035 upon the receipt of the down payment which was August 2, 2007.

For the fiscal year ending June 30, 2008, the total compensation for options recorded was $183,182.  We have $79,633 of non-cash unvested stock option compensation remaining to be expensed over the next three years.  These unvested options are being expensed each quarter over the remaining vesting periods.

The following table summarizes information about all of the stock options outstanding at June 30, 2008:

	Outstanding options			Exercisable options
		Weighted
		average
Range of		remaining	Weighted		Weighted
exercise prices	Shares	life (years)	avg. price	Shares	avg. price
$.035 - 1.25	22,690,386	3.83	$.36	17,083,899	$.47
1.26 - 2.49	107,550	1.63	.56	107,550	.56
2.50 - 2.85	1,000,000	2.00	2.85	1,000,000	2.85

$.035 - 2.85	23,797,936	3.74	$.46	18,191,449	$.60

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(19)           STOCK OPTIONS (Continued)

At June 30, 2008, the Company has issued options pursuant to four different stock option plans, which have been previously described.  On July 26, 2007 the Board adopted the 2007 Non-Statutory Stock Option Plan which will be submitted to the shareholders for adoption within one year.  Options granted to our CEO and directors after January 1, 2007 were inadvertently granted pursuant to the 2004 Non-Statutory Stock Option Plan which had reached the maximum number of options that may be granted.  Therefore, the Company provided amendments to those stock option agreements changing the Plan from the 2004 Plan to the 2007 Plan.

(20)           CONCENTRATION OF CREDIT RISK

During the year, the Company has maintained cash balances in excess of the Federally insured limits.  The funds are with a major money center bank.  Consequently, the Company does not believe that there is a significant risk in having these balances in one financial institution.  The cash balance with the bank at June 30, 2008 was $49,433.

(21)           FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, receivables, accounts payable, short-term debt and accrued liabilities approximated their fair values due to the short maturity of these instruments.  After a review of our accounts receivable, the Company has recorded an allowance of $67,000 for doubtful accounts.  The fair value of the Company’s debt obligations is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.  At June 30, 2008 and 2007, the aggregate fair value of the Company’s debt obligations approximated its carrying value.

(22)           COMMITMENTS AND CONTINGENCIES

In June 1998, IDSI signed an exclusive patent license agreement with Mr. Grable, which encompasses the technology for the CTLM®.  Mr. Grable’s interests in the patent license agreement passed to his estate in August 2001.  Mrs. Grable is the principal beneficiary of Mr. Grable’s estate.  The term of the license is for the life of the Patent (17 years) and any renewals, subject to termination under specific conditions.  The license agreement provides for a royalty based upon a percentage, ranging from 6% to 10%, of the dollar amount earned from each sale before taxes minus the cost of the goods sold and commissions or discounts paid.  We are obligated to pay royalties based on the formula upon receiving PMA to market the CTLM® in the U.S.  In addition, following issuance of the PMA, Mrs. Grable would be eligible for minimum royalties of $250,000 per year based on the sales of the products and goods in which the CTLM® patent is used.

On April 28, 2008, the Company entered into a two-year employment agreement with Linda B. Grable, our Chief Executive Officer.  The Agreement is for a two-year term commencing April 16, 2008, and provides an annual base salary of $144,000.

In April 2008, we were served with a lawsuit filed against us in Venice, Italy, by Gio Marco S.p.A. and Gio IDH S.p.A., related Italian companies which, between them, had purchased three CTLM® systems in 2005.  One system was purchased directly from us, and the other two were purchased from our former Italian distributor and an affiliate of the distributor.

The plaintiffs allege that they purchased the CTLM® systems for experimental purposes based on alleged oral assurances by our sales representative to the effect that we would promptly receive PMA approval for the CTLM® and that we would give them exclusive distribution rights in Italy.  The plaintiffs are seeking to recover a total of €628,595, representing the aggregate purchase price of the systems plus related expenses.

Based on our preliminary investigation of this matter, we believe that this claim is completely without merit, and we intend to vigorously defend the case.  Our response to the lawsuit is due in November 2008.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(23)           SUBSEQUENT EVENTS - UNAUDITED

From July 1, 2008 through September 12, 2008, we raised a total of $585,000 after expenses through the sale of 27,089,381 shares of common stock to Charlton pursuant to our Sixth Private Equity Credit Agreement.

The Company has entered into agreements with various distributors located throughout Europe, Asia and South America to market the CTLM® device. The terms of these agreements range from eighteen months to three years. The Company has the right to renew the agreements, with renewal periods ranging from one to five years.

Senior Secured Convertible Debentures

On August 1, 2008, we entered into a Securities Purchase Agreement  (the “Purchase Agreement”) with an unaffiliated third party, Whalehaven Capital Fund Limited (“Whalehaven”), relating to a private placement (the “Private Placement”) of a total of up to $800,000 in principal amount of one-year 8% Senior Secured Convertible Debentures (the “Debentures”).  We are required to file within 30 days an S-1 Registration Statement (the “Registration Statement”) covering the shares of common stock underlying the Debentures and related Warrants pursuant to the terms of a Registration Rights Agreement dated August 1, 2008, between IDSI and Whalehaven;however with Whalehaven’s consent, plan to file the Registration Statement promptly after the filing of this Annual Report on Form 10-K.

The Agreement provides for the sale of the Debentures in two closings.  The first closing, which occurred on August 4, 2008, was for a principal amount of $400,000.  The second closing would be for up to $400,000 and would occur within the earlier of five business days following the effective date of the Registration Statement and December 1, 2008, provided that the closing conditions in the Purchase Agreement have been met.  We have the option to use our existing equity credit line until the Registration Statement is declared effective.  The Private Placement, after the two closings, would generate gross proceeds of $736,000 after placement agent fees but before other expenses associated with the transaction.  Whalehaven has the option to purchase an additional $1,200,000 of Debentures on substantially the same terms.

Prior to maturity, the Debentures will bear interest at the rate of 8% per annum, payable quarterly in cash or, at our option, in shares of common stock based on the then-existing market price.

The Debentures may be converted in whole or in part at the option of the holder any time after the closing date into our Common Stock at the lesser of (i) the closing price of the shares on the closing date (“fixed conversion price”) or (ii) 80% of the 3 lowest bid prices during the 10 consecutive trading days immediately preceding a conversion date.

At any time after closing, we may redeem for cash, upon written notice, any and all of the outstanding Debentures at a 25% premium of the principal amount plus accrued and unpaid interest on the Debentures to be redeemed.

Our obligations under the Agreement provide that the Debentures are secured by a pledge of substantially all of our assets pursuant to a Security Agreement dated August 1, 2008 between IDSI and Whalehaven.

Pursuant to the first closing of the Private Placement, we issued to Whalehaven five-year Warrants to purchase 22,222,222 shares of the Company’s common stock, equal to 50% of the number of shares of our common stock underlying the Debentures assuming a fixed conversion price.  The exercise price of these Warrants is $0.0228, i.e.,120% of the market price on the closing date.  The Warrants are subject to cashless exercise at Whalehaven’s option.  Comparable Warrants are issuable in connection with the second closing.

We are obligated to pay a placement agent fee equal to 8% in cash at each closing date.  The placement agent shall also receive a Warrant to purchase common stock equal to 12% of Whalehaven’s Warrants with an exercise price equal to Whalehaven’s exercise price.

10-K Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(a Development Stage Company)

Notes to Financial Statements (Continued)

(24) Selected Quarterly Financial Data (Unaudited)

Fiscal 2008
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007

Net Sales	$-	$2,695	$9,409	$27,543
Gross Profit	$-	$-	$4,876	$13,827
Operating Loss	$(1,464,692)	$(1,584,063)	$(1,683,645)	$(1,481,560)

Net loss applicable to
common shareholders	$(1,479,191)	$37,762	$(1,683,975)	$(1,498,274)

Net Loss per common share	$(0.00)	$0.00	$(0.01)	$(0.00)
Weighted avg. no. of common shares,
Basic & Diluted	318,673,749	319,185,450	318,303,887	316,602,013

Cash and Cash Equivalents	$49,433	$771,633	$428,643	$1,304,040
Total Assets	$1,583,356	$2,622,194	$4,128,400	$5,135,678
Deficit accumulated during
the development stage	$(102,964,738)	$(101,485,828)	$(101,523,588)	$(99,839,333)
Stockholders' Equity	$(468,761)	$722,018	$660,376	$2,242,352

Fiscal 2007
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

Net Sales	$16,365	$25,236	$3,673	$19,862
Gross Profit	$12,115	$18,710	$1,763	$14,678
Operating Loss	$(1,940,854)	$(1,612,451)	$(1,902,461)	$(1,620,315)

Net loss applicable to
common shareholders	$(2,047,351)	$(1,556,376)	$(1,944,629)	$(1,653,966)

Net Loss per common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted avg. no. of common shares,
Basic & Diluted	271,667,256	279,782,438	258,612,545	248,208,822

Cash and Cash Equivalents	$477,812	$598,923	$476,252	$542,322
Total Assets	$4,365,427	$4,999,963	$5,008,679	$5,242,328
Deficit accumulated during
the development stage	$(98,341,059)	$(96,293,708)	$(94,737,332)	$(92,792,703)
Stockholders' Equity	$3,441,322	$4,269,812	$4,157,688	$4,587,701

10-Q Financial Table of Contents

Financial Statements from our 10-Q for the period ending September 30, 2008

10-Q Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(A Development Stage Company)
Condensed Balance Sheet

Assets

	Sept. 30, 2008	Jun. 30, 2008
Current assets:	Unaudited	*
Cash	$6,450	$49,433
Accounts receivable, net of allowances for doubtful accounts
of $67,000 and $67,000, respectively	38,712	39,718
Loans receivable	57,357	57,357
Inventories, net of reserve of $408,000 and $408,000, respectively	652,144	647,169
Prepaid expenses	92,566	55,368

Total current assets	847,229	849,045

Property and equipment, net	447,493	495,076
Intangible assets, net	230,691	239,235

Total assets	$1,525,413	$1,583,356

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$934,452	$800,068
Customer deposits	126,114	126,114
Convertible debenture, net of debt discount of $333,333	66,667	-

Total current liabilities	1,127,233	926,182

Long-Term Liabilities:
Commitments and contingencies	-	-
Deferred Rent Liability	-	85,935
Deferred Gain - Sale of Building	-	1,040,000

Total Long-Term liabilities	-	1,125,935

Total liabilities	1,127,233	2,052,117

Stockholders equity (Deficit):
Common Stock	100,489,999	99,651,145
Additional paid-in capital	3,284,301	2,844,832
Deficit accumulated during development stage	(103,376,120)	(102,964,738)

Total stockholders' equity (Deficit)	398,180	(468,761)

Total assets and stockholders' equity (Deficit)	$1,525,413	$1,583,356

* Condensed from audited financial statements.

The accompanying notes are an integral part of these condensed financial statements.

3

10-Q Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
A Development Stage Company
(Unaudited)
Condensed Statements of Operations

	Three Months Ended		Since Inception
	September 30,		(12/10/93) to
	2008	2007	Sept. 30, 2008

Net Sales	$-	$27,543	$2,072,875
Cost of Sales	-	13,716	885,559

Gross Profit	-	13,827	1,187,316

Operating Expenses:
General and administrative	$776,171	$713,271	$53,386,473
Research and development	512,196	468,328	20,979,493
Sales and marketing	101,284	251,681	8,258,657
Inventory valuation adjustments	4,898	14,774	4,675,283
Depreciation and amortization	52,659	47,333	3,007,544
Amortization of deferred compensation	-	-	4,064,250

	1,447,208	1,495,387	94,371,700

Operating Loss	(1,447,208)	(1,481,560)	(93,184,384)

Gain on sale of fixed assets	1,181,894	-	2,794,565
Interest income	24	2,733	307,789
Other income	1,688	-	760,105
Other income - LILA Inventory	-		(69,127)
Interest expense	(147,780)	(19,447)	(7,137,308)

Net Loss	(411,382)	(1,498,274)	(96,528,360)

Dividends on cumulative Pfd. stock:
From discount at issuance	-	-	(5,402,713)
Earned	-	-	(1,445,047)

Net loss applicable to
common shareholders	$(411,382)	$(1,498,274)	$(103,376,120)

Net Loss per common share:
Basic and diluted	$(0.00)	$(0.00)	$(0.83)

Weighted average number of
common shares outstanding:
Basic and diluted	345,559,733	316,602,013	124,910,754

The accompanying notes are an integral part of these condensed financial statements.

4

10-Q Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
(A Development Stage Company)
Condensed Statement of Cash Flows

	Three Months		Since Inception
	Ended September 30,		(12/10/93) to
	2008	2007	Sept. 30, 2008

Cash flows from operations:
Net loss	$(411,382)	$(1,498,274)	$(96,528,360)
Changes in assets and liabilities	(742,770)	150,896	27,436,715
Net cash used in operations	(1,154,152)	(1,347,378)	(69,091,645)

Cash flows from investing activities:
Proceeds from sale of property & equipment	2,400	2,200,000	4,390,015
Capital expenditures	(1,231)	(1,394)	(7,587,027)
Net cash provided used for investing activities	1,169	2,198,606	(3,197,012)

Cash flows from financing activities:
Repayment of capital lease obligation	-	-	(50,289)
Other financing activities	400,000	(250,000)	6,235,029
Proceeds from issuance of preferred stock	-	-	18,039,500
Net proceeds from issuance of common stock	710,000	225,000	48,070,867

Net cash provided by (used in) financing activities	1,110,000	(25,000)	72,295,107

Net increase (decrease) in cash	(42,983)	826,228	6,450

Cash, beginning of period	49,433	477,812	-

Cash, end of period	$6,450	$1,304,040	$6,450

5

10-Q Financial Table of Contents

IMAGING DIAGNOSTIC SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

We have prepared the accompanying unaudited condensed financial statements of Imaging Diagnostic Systems, Inc. in accordance with generally accepted accounting principles for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In our opinion, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.  Operating results for the three month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending June 30, 2009.  These condensed financial statements have been prepared in accordance with Financial Accounting Standards No. 7 (FAS 7), Development Stage Enterprises, and should be read in conjunction with our condensed financial statements and related notes included in our Annual Report on Form 10-K filed on September 12, 2008.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses incurred during the reporting period. Actual results could differ from those estimates.

NOTE 2 - GOING CONCERN

Imaging Diagnostic Systems, Inc. (“IDSI”) is a development stage enterprise and our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt and/or equity financing.  IDSI has yet to generate a positive internal cash flow, and until significant sales of our product occur, we are dependent upon debt and equity funding.  See Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

In the event that we are unable to obtain debt or equity financing or we are unable to obtain such financing on terms and conditions acceptable to us, we may have to cease or severely curtail our operations, which would materially impact our ability to continue as a going concern.  Management has been able to raise the capital necessary to reach this stage of product development and has been able to obtain funding for capital requirements to date.  Recently we have relied on raising additional capital through our Fifth Private Equity Credit Agreement, which expired on March 21, 2008; through our Sixth Private Equity Credit Agreement dated April 21, 2008; through the sale/lease-back of our headquarters facility, which yielded gross proceeds of $4.4 million between August 2007 and March 2008; and through the sale of a one-year $400,000 senior secured convertible debenture dated August 1, 2008.  We plan to raise additional capital through our Sixth Private Equity Credit Agreement ; or other sources of financing.  In the event we are unable to draw from this new private equity line, alternative financing will be required to continue operations, and there is no assurance that we will be able to obtain alternative financing on commercially reasonable terms.  There is no assurance that, if and when Food and Drug Administration (“FDA”) marketing clearance is obtained, the CTLM® will achieve market acceptance or that we will achieve a profitable level of operations.

We currently manufacture and sell our sole product, the CTLM® - Computed Tomography Laser Mammography.  We are appointing distributors and installing collaboration systems as part of our global commercialization program.  We have sold 13 systems as of September 30, 2008; however, we continue to operate as a development stage enterprise because we have yet to produce significant revenues.  We are attempting to create increased product awareness as a foundation for developing markets through an international distributor network.  We may be able to exit FAS 7 Development Stage Enterprise reporting upon two successive quarters of sufficient revenues such that we would not have to utilize other funding to meet our quarterly operating expenses.

6

10-Q Financial Table of Contents

NOTE 3 - INVENTORY

Inventories included in the accompanying condensed balance sheet are stated at the lower of cost or market as summarized below:

	Sept. 30, 2008	June 30, 2008
	Unaudited
Raw materials consisting of purchased parts, components and supplies	$588,828	$578,144
Work-in-process including units undergoing final inspection and testing	28,939	28,939
Finished goods	442,377	448,086

Sub-Total Inventories	$1,060,144	1,055,169

Less Inventory Reserve	(408,000)	(408,000)

Total Inventory - Net	$652,144	$647,169

We review our Inventory for parts that have become obsolete or in excess of our manufacturing requirements and our Finished Goods for valuation pursuant to our Critical Accounting Policy for Inventory.  For the fiscal year ending June 30, 2008 since such finished goods are being utilized for collecting data for the PMA, we reclassified the net realizable value of $311,252 of CTLM® systems in Inventory to Clinical equipment.  For the fiscal year ending June 30, 2007 we had identified $408,000 of Inventory that we deem impaired due to the lack of inventory turnover, which was recorded as Inventory Reserve.  No further Inventory Reserve was recorded for the quarter ending September 30, 2008.

NOTE 4 - REVENUE RECOGNITION

We recognize revenue in accordance with the guidance provided in SEC Staff Accounting Bulletin No. 104.  We sell our medical imaging products, parts, and services to independent distributors and in certain unrepresented territories directly to end-users.  Revenue is recognized when persuasive evidence of a sales arrangement exists, delivery has occurred such that title and risk of loss have passed to the buyer or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonable assured.  Unless agreed otherwise, our terms with international distributors provide that title and risk of loss passes F.O.B. origin.

To be reasonably assured of collectibility, our policy is to minimize the risk of doing business with distributors in countries which are having difficult financial times by requesting payment via an irrevocable letter of credit (“L/C”) drawn on a United States bank prior to shipment of the CTLM®.  It is not always possible to obtain an L/C from our distributors so in these cases we must seek alternative payment arrangements which include third-party financing, leasing or extending payment terms to our distributors.

NOTE 5 - RECENT ACCOUNTING PRONOUNCEMENTS

All other issued but not yet effective accounting pronouncements have been deemed to be not applicable hence when adopted these new accounting pronouncements are not expected to have any impact on the financial position of the company.

In October 2008, FASB issued FSP SFAS No. 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market.  FSP 157-3 is effective immediately and applies to the Company’s September 30, 2008 financial statements.  The application of the provisions of FSP 157-3 did not materially affect the Company’s results of operations or financial condition as of and for the periods ended September 30, 2008.

7

10-Q Financial Table of Contents

In April 2008, the Financial Accounting Standards Board (FASB) Staff Position (FSP) No. 142-3, Determination of the Useful Life of Intangible Assets, was finalized.  FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  The Position applies to intangible assets that are acquired individually or with a group of other assets and both intangible assets acquired in business combinations and asset acquisitions.  The Company is currently evaluating the provisions of FSP No. 142-3 and the resulting impact of adoption on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141R establishes the principles and requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, the goodwill acquired and any noncontrolling interest in the acquiree.  SFAS No. 141R also establishes the disclosure requirements for a business combination.  The provisions of SFAS No. 141R are effective for the Company’s 2010 fiscal year, beginning on July 1, 2009.  The Company is currently evaluating the provisions of SFAS No.141R and the resulting impact of adoption on its financial statements.

Also in December 2007, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) on Issue No. 07-1, Accounting for Collaborative Arrangements. EITF 07-1 defines collaborative arrangements and establishes reporting and disclosure requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties.  The provisions of EITF 07-1 are effective for the Company’s 2010 fiscal year, beginning on July 1, 2009. The Company is currently evaluating the provisions of EITF 07-1 and the resulting impact of adoption on its financial statements.

In December 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 110 (“SAB 110”) which provides guidance to allow eligible public companies to continue to use a simplified method for estimating the expense of stock options if their own historical experience isn’t sufficient to provide a reasonable basis.  Since we have limited experience in determining expected term of “plain vanilla” share options, we will continue to use the simplified method as discussed in SAB No. 107.

We have reviewed recent FASB pronouncements Statement No. 141R, regarding business combinations; Statement No. 160, regarding non-controlling interests in Consolidated Financial Statements; Statement No. 161, regarding disclosures about derivative instruments and hedging activities; and FSP SFAS No. 157-3, regarding determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market and have determined that they are not applicable.

NOTE 6 – STOCK-BASED COMPENSATION

Prior to the adoption of SFAS 123(R), we accounted for stock-based compensation issued to our employees using the intrinsic value method.  Accordingly, compensation cost for stock options issued was measured as the excess, if any, of the fair value of our common stock at the date of grant over the exercise price of the options.  The pro forma net earnings per share amounts were reported as if the fair value method had been used.  As awards were granted at an exercise price equal to the market value of the underlying common stock on the date of the grant, no stock-base compensation cost was reflected in net income prior to July 1, 2005.  Effective July 1, 2005, the Company adopted SFAS 123(R) “Share-Based Payment” and began recognizing compensation expense for its stock based payments based on the fair value of the rewards under the modified prospective application method.

For purposes of the following disclosures the weighted-average fair value of options has been estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants for the three months ended September 30, 2008: no dividend yield; expected volatility of 121%; risk-free interest rate of 4%; and an expected eight-year term for options granted.  For the quarter ending September 30, 2008,

8

10-Q Financial Table of Contents

the net income and earnings per share reflect the actual deduction for option expense as a non-cash compensation expense.

Stock-based compensation expense recorded during the three months ended September 30, 2008, was $35,907 compared to $51,592 from the corresponding period in fiscal 2007.  In connection with the Sale/Lease-Back of our commercial building, we recorded $3,563 as non-qualified stock option expense for the three months ended September 30, 2008.  See “Item 2, Results of Operations, Liquidity and Capital Resources, Sale/Lease-Back”.

The weighted average fair value per option at the date of grant for the three months ended September 30, 2008 and 2007, using the Black-Scholes Option-Pricing Model was $.0258 and $.0671, respectively.  Assumptions were as follows:

	Three Months Ended
	March 31,
	2008	2007
Expected Volatility(1)	121%	68.70%
Risk Free Interest Rate(2)	4%	5%
Expected Term(3)	8 yrs	8 yrs

(1)  We calculate expected volatility through a mathematical formula using the last day of the week’s closing stock price for the previous 61 weeks prior to the option grant date.  The expected volatility for the three months ending September 30, 2008 and 2007 in the table above are weighted average calculations.

(2)  We lowered our risk-free interest rate from 5% to 4% for stock option expensing effective for the quarter ending September 30, 2008.  If a significant increase or decrease occurs in the zero coupon rate of the U.S Treasury Bond, a new rate will be set.  The decrease in the risk-free interest rate will decrease compensation expense.

(3)  Our expected term assumption of eight years was based upon the guidance provided by SEC Staff Accounting Bulletin 107 enabling us to use the simplified method for “plain vanilla” options for this calculation.  This provision may be used for grants made on or before December 31, 2007.  On December 21, 2007 further guidance was provided by SEC Staff Accounting Bulletin 110 stating that the SEC staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007.

NOTE 7 - COMMON STOCK ISSUANCES – PRIVATE EQUITY CREDIT AGREEMENT

During the first quarter ending September 30, 2008, we drew $710,000 on our Sixth Private Equity Credit Agreement with Charlton Avenue LLC (Charlton).  For the three months ended September 30, 2008, we recorded deemed interest expense of $73,854 for our private equity credit agreement.  See Item 5.  Other Information – “Financing/Equity Line of Credit”  Subsequent to the end of the first quarter, we drew $132,193 and issued 4,848,894 shares of common stock to Charlton through the date of this report.

NOTE 8 –SALE/LEASE-BACK OF BUILDING

During the third quarter ending March 31, 2008, we received $1,650,027 in cash pursuant to a Sale/Lease-back Agreement with Superfun B.V., with respect to our commercial building.  In our Form 10-Q for the first quarter ending September 30, 2007, we disclosed that we had received advanced payments totaling $2.2 million and had placed the deed to our property in escrow.  In our Form 10-Q for the second quarter ending December 31, 2007, we disclosed that we had received advanced payments totaling $550,000.

On March 31, 2008, we closed the sale of our commercial building for $4.4 million to Bright Investments LLC (“Bright”), an unaffiliated third-party and a sister company to Superfun B.V. pursuant to our September 13, 2007 sale/lease-back agreement with Superfun B.V.  We received payments of $2,200,000 in the quarter ending September 30, 2007, $550,000 in the quarter ending December 31, 2007, and $1,650,027 in the quarter ending March 31, 2008.  We recorded the advanced payments received as a current liability on the Balance Sheet which was to

9

10-Q Financial Table of Contents

be carried until we received the full payment of $4.4 million.  At that time we would convey title to our property and execute the five year lease.  Pursuant to FAS-98, we recorded the sale, removed the sold property and its related liabilities from the Balance Sheet and deferred the gain over the five year term of the operating lease in accordance with the provisions of FAS-13 amended by FAS-28.  We computed the amount of gain on the sale portion of the sale/lease-back in accordance with the provisions of FAS-66.  In this regard, we recorded a gain of $1,609,525 and recorded a deferred gain of $1,040,000, which is the present value of the lease payments over the five year term of the lease.  We planned to amortize the deferred gain in proportion to the gross rental charged to expense over the lease term.  The lease provided a six-month rent holiday with rent payments commencing on September 14, 2008.  To account for the rent holiday, we recorded $13,935 for Rent Expense from March 14th to March 31st and accrued that amount as a deferred rent liability.  From April 1st to September 14th, we recorded rent expense of $24,000 per month and accrued that amount as a deferred rent liability. The $144,000 deferred rent liability will be amortized on a straight-line basis over the lease term.  See “Item 2, Results of Operations, Liquidity and Capital Resources, Sale/Lease-Back.

The lease provided that either party may cancel the lease without penalty or fault upon 180 days prior notice given to the other party.  On April 29, 2008, we gave six months prior written notice of termination of our lease of our Plantation, Florida facility as part of our cost cutting initiatives.  On September 24, 2008, we gave notice to Bright that we vacated the Plantation, Florida premises.  Because of our termination of the lease, we accelerated the deferred gain of $1,040,000 on the sale of our commercial building and accelerated amortization of the deferred rent liability of $144,000 and recorded the accrual of 45 days of rent expense in the amount of $35,506.85 for the period September 15th to October 28th.

NOTE 9 – DEBT DISCOUNT

In connection with the sale of a $400,000 convertible debenture on August 1, 2008 to Whalehaven Capital Fund Limited. (“Whalehaven”), we recorded a debt discount of $333,333 for this convertible debenture and related warrant during the period ending September 30, 2008.  We recorded two months of interest expense to amortize the debt discount in the amount of $67,667 during the period ending September 30, 2008.  See “Part II, Item 5, Debenture Private Placement”

10

This prospectus is part of a registration statement we filed with the SEC. You should rely on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling security holders described in this prospectus are not making an offer in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
		150,000,000 SHARES

		IMAGING DIAGNOSTIC SYSTEMS, INC.

TABLE OF CONTENTS		COMMON STOCK

Forward-Looking Statements	3
Prospectus Summary	3
CTLM® Development History, Regulatory and Clinical Status	4
The Offering	8
Risk Factors	9
Where You Can Find More Information	21
Incorporation of Certain Documents by Reference	21
Information With Respect to the Registrant	22
Financing/Equity Line of Credit	22
Selling Security Holder	27	PROSPECTUS
Use of Proceeds	27
Recent Sales of Unregistered Securities	29
Plan of Distribution	29
Description of Securities	31
Disclosure of Commission Position on
Indemnification for Securities and Liabilities	32
Experts	32
Legal Matters	32
Financial Information	33
Annual Meeting	33
		IMAGING DIAGNOSTIC SYSTEMS, INC. 5307 NW 35TH TERRACE FORT LAUDERDALE, FLORIDA 33309 (954) 581-9800

		January __, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table shows the estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fees	$ 130
Legal fees and expenses	$4,000
Accounting fees and expenses	$2,500
Miscellaneous	$ 300

TOTAL	$6,930

Item 15.  Indemnification of Directors and Officers.

The Florida General Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful.  However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article VII of our Articles of Incorporation authorizes us to indemnify directors and officers as follows:

1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.  No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING US PURSUANT TO THE FOREGOING PROVISIONS, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

EXHIBIT	DESCRIPTION

3.1	Articles of Incorporation (Florida) - Incorporated by reference to Exhibit 3(a) of our Form 10-KSB for the fiscal year ending June 30, 1995
3.2
Amendment to Articles of Incorporation (Designation of Series A Convertible Preferred Shares) - Incorporated by reference to Exhibit 3.  (i). 6 of our Form 10-KSB for the fiscal year ending June 30, 1996.  File number 033-04008.

3.3	Amendment to Articles of Incorporation (Designation of Series B Convertible Preferred Shares). Incorporated by reference to our Registration Statement on Form S-1 dated July 1, 1997.
3.4	Amendment to Articles of Incorporation (Designation of Series C Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated October 15, 1997.
3.5	Amendment to Articles of Incorporation (Designation of Series D Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated January 12, 1998.
3.6	Amendment to Articles of Incorporation (Designation of Series E Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated February 19, 1998.
3.7	Amendment to Articles of Incorporation (Designation of Series F Convertible Preferred Shares). Incorporated by reference to our Form 8-K dated March 6, 1998.
3.8	Amendment to Articles of Incorporation (Designation of Series H Convertible Preferred Shares).
Incorporated by reference to our Registration Statement on Form S-2 File Number 333-59539.
3.9	Certificate of Dissolution - is incorporated by reference to Exhibit (3)(a) of our Form 10-KSB for the fiscal year ending June 30, 1995.
3.10	Articles of Incorporation and By- Laws (New Jersey) -are incorporated by reference to Exhibit 3 (i) of our Form 10-SB, as amended, file number 0-26028, filed on May 6, 1995 ("Form 10-SB").
3.11           Certificate and Plan of Merger - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.
3.12           Certificate of Amendment - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.
3.13	Amended Certificate of Amendment-Series G Designation.
3.14	Certificate of Amendment-Series I Designation
3.15	Amended Certificate of Amendment-Series B Designation
3.16	Certificate of Amendment-Series K Designation. Incorporated by reference to our Form 10-KSB for the fiscal year ending June 30, 2000 filed on September 14, 2000.
3.17	Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 100,000,000 to 150,000,000.
3.18	Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 150,000,000 to 200,000,000.
3.19
Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 200,000,000 to 300,000,000.  Incorporated by reference to our Registration Statement on Form S-2, File Number 333-123197 filed on March 8, 2005.

3.20	Restated Articles of Incorporation dated April 20, 2005. Incorporated by reference to our quarterly report form 10-Q, filed on May 10, 2005.

3.21	Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 300,000,000 to 450,000,000 dated November 14, 2006.
3.22	Amendment to Articles of Incorporation to increase the number of authorized shares of our common stock, no par value, from 450,000,000 to 950,000,000 dated December 29, 2008.
5	Opinion of Carlton Fields P.A including its consent.
10.2	Patent Licensing Agreement. Incorporated by reference to our Registration Statement on Form S-2, File Number 333-59539.
10.46	2002 Incentive and Non-Statutory Stock Option Plan. Incorporated by reference to our Schedule 14A proxy statement filed on February 7, 2002.
10.61
Fourth Private Equity Credit Agreement between IDSI and Charlton Avenue LLC dated as of January 9, 2004, with exhibits.  Incorporated by reference to our Form S-2, File Number 333-112377 filed on January 30, 2004.

10.69
Fifth Private Equity Credit Agreement between IDSI and Charlton Avenue LLC dated March 21, 2006 with all exhibits.  Incorporated by reference to our Form S-1, File Number 333-132664 filed on March 23, 2006.

10.70
License Agreement dated as of June 16, 2006, as amended as of August 30, 2006, between Bioscan, Inc. and Imaging Diagnostic Systems, Inc.  Incorporated by reference to our Form 8-K, filed on September 5, 2006.

10.75
One-Year Employment and Stock Option Agreement dated as of August 30, 2007 between Imaging Diagnostic Systems, Inc. and Allan L. Schwartz, Executive Vice President and Chief Financial Officer.  Incorporated by reference to our Form 8-K filed on September 6, 2007.

10.76
One-Year Employment and Stock Option Agreement dated as of August 30, 2007 between Imaging Diagnostic Systems, Inc. and Deborah O’Brien, Senior Vice President.  Incorporated by reference to our Form 8-K filed on September 6, 2007.

10.77	2007 Non-Statutory Stock Option Plan. Incorporated by reference to our Form 10-K filed on September 13, 2007.
10.78
Agreement of Sale by and between Imaging Diagnostic Systems, Inc. and Superfun B.V. dated September 13, 2007 including Form of Lease Agreement (Exhibit D).  Incorporated by reference to our Form 8-K filed on September 13, 2007.

10.79
Lease Agreement by and between Bright Investments, LLC (“Landlord”) and Imaging Diagnostic Systems, Inc. (“Tenant”) dated March 14, 2008.  Incorporated by reference to our Form 8-K filed on April 3, 2008.

10.80	Consulting Agreement between Imaging Diagnostic Systems, Inc. and Tim Hansen dated as of January 1, 2008. Incorporated by reference to our Form 8-K filed on December 28, 2008.
10.81	Sixth Private Equity Credit Agreement between IDSI and Charlton Avenue LLC dated April 21, 2008 without exhibits. Incorporated by reference to our Form 8-K filed on April 22, 2008.
10.82	Two-Year Employment Agreement dated as of April 16, 2008 between Imaging Diagnostic Systems, Inc. and Linda B. Grable, Interim CEO. Incorporated by reference to our Form 8-K filed on May 5, 2008.
10.83	Stock Option Agreement dated as of April 16, 2008 between Imaging Diagnostic Systems, Inc. and Linda B. Grable, Interim CEO. Incorporated by reference to our Form 8-K filed on May 5, 2008.
10.84
Business Lease Agreement by and between Ft. Lauderdale Business Plaza Associates (“Lessor”) and Imaging Diagnostic Systems, Inc. (“Lessee”) dated June 2, 2008.  Incorporated by reference to our Form 8-K filed on June 5, 2008.

10.85
Financial Services Agreement by and between Imaging Diagnostic Systems, Inc. (the “Company” or “IDSI”) and R.H. Barsom Company, Inc. (the “Consultant”) dated July 15, 2008.  Incorporated by reference to our Form 8-K filed on July 18, 2008.

10.86
Securities Purchase Agreement by and between Imaging Diagnostic Systems, Inc. (the “Company” or “IDSI”) and Whalehaven Capital Fund Limited (the “Purchaser” and collectively, the “Purchasers”) dated July 31, 2008.  Incorporated by reference to our Form 8-K filed on August 5, 2008.

10.87	Form of 8% Senior Secured Convertible Debenture, Exhibit A. Incorporated by reference to our Form 8-K filed on August 5, 2008.
10.88	Registration Rights Agreement, Exhibit B. Incorporated by reference to our Form 8-K filed on August 5, 2008.
10.89	Common Stock Purchase Warrant, Exhibit C. Incorporated by reference to our Form 8-K filed on August 5, 2008.
10.90	Form of Legal Opinion, Exhibit D. Incorporated by reference to our Form 8-K filed on August 5, 2008.

10.91	Security Agreement, Exhibit E. Incorporated by reference to our Form 8-K filed on August 5, 2008.
10.92
Amendment Agreement by and between Imaging Diagnostic Systems, Inc. (the “Company”) and Whalehaven Capital Fund Limited (“Whalehaven”, or the “Holder”) dated as of October 23, 2008.  Incorporated by reference to our Form 8-K filed on October 23, 2008.

10.93
Securities Purchase Agreement by and between Imaging Diagnostic Systems, Inc. (the “Company” or “IDSI”) and Whalehaven Capital Fund Limited (the “Purchasers”) dated November 20, 2008.  Incorporated by reference to our Form 8-K filed on November 26, 2008.

10.94	Form of 8% Senior Secured Convertible Debenture, Exhibit A. Incorporated by reference to our Form 8-K filed on November 26, 2008.
10.95	Registration Rights Agreement, Exhibit B. Incorporated by reference to our Form 8-K filed on November 26, 2008.
10.96	Form of Legal Opinion, Exhibit D. Incorporated by reference to our Form 8-K filed on November 26, 2008.
10.97	Security Agreement, Exhibit E. Incorporated by reference to our Form 8-K filed on November 26, 2008.
10.98
Amendment Agreement by and among Imaging Diagnostic Systems, Inc., Whalehaven Capital Fund Limited, and Alpha Capital Anstalt dated as of December 10, 2008. Incorporated by reference to our Form 8-K filed on December 12, 2008.

10.99
Amendment Agreement by and among Imaging Diagnostic Systems, Inc., Whalehaven Capital Fund Limited, and Alpha Capital Anstalt dated as of December 31, 2008.  Incorporated by reference to our Form 8-K filed on January 5, 2009.

10.100
Amendment Agreement (Revised) by and among Imaging Diagnostic Systems, Inc., Whalehaven Capital Fund Limited, and Alpha Capital Anstalt dated as of December 31, 2008.  Incorporated by reference to our Form 8-K/A filed on January 7, 2009.

14.1           Code of Ethics.
23.1           Consent of Carlton Fields P.A., included as part of exhibit 5.
23.2           Consent of Sherb & Co., LLP, Certified Public Accountants.

(b)  Financial Statement Schedules

Please see “Financial Information” - Page 42.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 8th day of January 2009.

IMAGING DIAGNOSTIC SYSTEMS, INC.

By: /s/ Linda B. Grable
Chief Executive Officer
and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: January 8, 2009	By: /s/ Allan L. Schwartz
Executive Vice-President
Chief Financial Officer and Director
(PRINCIPAL ACCOUNTING AND
FINANCIAL OFFICER)